Exhibit 2.1

EXECUTION COPY

ARRANGEMENT AGREEMENT

BETWEEN

CLIFFS NATURAL RESOURCES INC.

- AND -

CONSOLIDATED THOMPSON IRON MINES LIMITED

January 11, 2011

-i-

(continued)

-ii-

(continued)

		Page

9.05	Time of Essence	89

9.06	Binding Effect and Assignment	89

9.07	Severability	89

9.08	Language	89

9.09	Counterparts	89

EXHIBIT B

PLAN OF ARRANGEMENT

ARTICLE 1	DEFINITIONS AND INTERPRETATION	1

1.1	Definitions	1

1.2	Number and Gender	6

1.3	Interpretation Not Affected by Headings, etc.	6

1.4	Time	6

1.5	Currency	6

1.6	Statutory References	6

ARTICLE 2	THE ARRANGEMENT	6

2.1	Effectiveness	6

2.2	The Arrangement	6

2.3	Post-Effective Time Procedures	9

2.4	Adjustments of Consideration	10

ARTICLE 3	DELIVERY OF CASH CONSIDERATION, OPTION CONSIDERATION, WARRANT CONSIDERATION AND QUINTO CONSIDERATION	10

3.1	Delivery of Cash Consideration	10

3.2	Delivery of Warrant Consideration	11

3.3	Delivery of Quinto Consideration	11

3.4	Delivery of Option Consideration	12

3.5	Payment of Vested PSUs	12

3.6	Lost Certificates	12

3.7	Withholding Rights	12

3.8	Limitation and Proscription	13

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(continued)

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ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT dated as of January 11, 2011,

B E T W E E N:

CLIFFS NATURAL RESOURCES INC., a corporation incorporated under the laws of the State of Ohio (“Parent”)

- and -

CONSOLIDATED THOMPSON IRON MINES LIMITED, a corporation existing under the laws of Canada (“Thompson” or the “Company”)

WHEREAS upon the terms and subject to the conditions of this Arrangement Agreement, the Parties hereto intend to propose the Arrangement;

WHEREAS Thompson wishes to support and facilitate the Arrangement (as hereinafter defined) on the terms and subject to the conditions set forth in this Arrangement Agreement and the Board (as hereinafter defined) has concluded that it is in the best interests of Thompson to consummate the Arrangement, on the terms and subject to the conditions set forth in this Arrangement Agreement, in which Thompson would become an indirect wholly-owned subsidiary of Parent, and the Board has unanimously approved this Arrangement Agreement and intends to recommend that the Arrangement Resolution be approved by the Thompson Shareholders (as hereinafter defined), on the terms and subject to the conditions of this Arrangement Agreement;

WHEREAS concurrently with the execution of this Arrangement Agreement, and as a condition and inducement to Parent’s willingness to enter into this Arrangement Agreement, certain Thompson Shareholders are entering into Voting Support Agreements (as hereinafter defined), pursuant to which such parties have agreed, subject to the terms and conditions thereof, to support and vote in favour of the Plan of Arrangement (as hereinafter defined);

WHEREAS Parent and Thompson desire to make certain representations, warranties, covenants and agreements in connection with the Arrangement and also to prescribe various conditions to the Arrangement;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.01	Definitions

In this Arrangement Agreement, unless the context otherwise requires:

“1933 Act” means the Securities Act of 1933, as amended, of the United States of America.

“2011 Budget” means the operating budget of Thompson and its Subsidiaries for the fiscal year ended December 31, 2011, as described in the document entitled “2011 budget Financial Statements”, as made available in Thompson Data Room;

“Acquireco” means 7744846 Canada Inc., a corporation incorporated under the CBCA as a wholly-owned subsidiary of Cliffs Netherlands B.V., an indirect wholly-owned subsidiary of Parent;

“Acquisition Proposal” means any acquisition or purchase, directly or indirectly, of the assets of Thompson and/or one or more of its Subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of Thompson, or which contribute 20% or more of the consolidated revenues of Thompson and its Subsidiaries, taken as a whole; any take-over bid, tender offer or exchange offer that, if consummated, would result in any person, or group of persons or shareholders of such person(s) beneficially owning 20% or more of any class of voting or equity securities of Thompson or rights or interests therein or thereto; or any merger, amalgamation, arrangement, recapitalization, liquidation, dissolution, share exchange or other similar transaction involving Thompson and/or any of its Subsidiaries; or a proposal or offer in respect of any of the foregoing, or any modification or proposed modification of any of the foregoing, excluding the Arrangement or any transaction to which Parent or an affiliate of Parent is a party;

“affiliate” has the meaning ascribed thereto in the Securities Act for all purposes thereof other than for the purpose of Part XX thereof;

“Arrangement” means the arrangement involving, among others, Parent, Acquireco and the Company under the provisions of section 192 of the CBCA on the terms and conditions set forth in this Arrangement Agreement resulting, inter alia, in the direct or indirect acquisition by Parent of all of the outstanding Thompson Shares, all on such terms as are consistent with the provisions hereof, all as more particularly described in the Plan of Arrangement, subject to any amendment or modification thereto in accordance with the Plan of Arrangement or made at the direction of the Court in the Final Order (with the consent of Thompson and Parent, each acting reasonably);

“Arrangement Agreement” means this arrangement agreement dated as of the date hereof between Parent and Thompson, as the same may be amended, supplemented or restated in accordance with its terms providing for, among other things, the Arrangement;

“Arrangement Resolution” means the special resolution of the Thompson Shareholders approving the Arrangement to be considered at the Special Meeting, substantially in the form of Exhibit A, and any amendments or variations thereto made in accordance with the provisions of this Arrangement Agreement or made at the direction of the Court in the Interim Order;

“Articles of Arrangement” means the articles of arrangement of the Company to be filed with the Director in connection with the Arrangement after the Final Order is made in order for the Arrangement to become effective;

“Available Cash” has the meaning given to it in Section 4.01(d);

“Bankruptcy and Equity Exception” has the meaning given to it in Section 3.02(d)(i);

“Baseline Financials” has the meaning given to it in Section 3.02(e)(iv);

“Benefit Agreements” has the meaning given to it in Section 3.02(f)(v);

“Benefit Plans” has the meaning given to it in Section 3.02(j)(ii);

“Board” means the board of directors of Thompson;

“Business Day” means any day, other than a Saturday, a Sunday and a statutory holiday in any of Toronto, Ontario, Canada, Montreal, Quebec, Canada or Cleveland, Ohio, United States of America;

“Canada Transportation Act” means the Canada Transportation Act (Canada), as amended;

“Canada Transportation Act Approval” means (1) Parent shall have received a notice from the Minister of Transport pursuant to subsection 53.1(4) of the Canada Transportation Act that the Minister of Transport is of the opinion that the transactions contemplated by this Arrangement Agreement do not raise issues with respect to the public interest as it relates to national transportation, in accordance with subsection 53.1(4) of the Canada Transportation Act; or (2) the transactions contemplated by this Arrangement Agreement shall have been approved by the Governor in Council in accordance with subsections 53.2(7) of the Canada Transportation Act, and in all cases the completion of the transactions contemplated by this Arrangement Agreement shall not be prohibited under subsection 53.2(1) of the Canada Transportation Act;

“Canadian GAAP” has the meaning given to it in Section 3.02(e)(iii);

“Cash Consideration” means $17.25 in cash per Thompson Share;

“CBCA” means the Canada Business Corporations Act and the regulations made thereunder, as promulgated or amended from time to time;

“Change in Recommendation” by the Board means (a) any withholding, amendment, withdrawal, modification or qualification (or a public proposal to withhold, amend, withdraw, modify or qualify) in any manner adverse to Parent and/or the consummation of the Arrangement, the recommendation of the Board that the Thompson Shareholders vote in favour of the Arrangement Resolution or (b) any approval, acceptance, recommendation or endorsement by the Board of, or public proposal by the Board to approve, accept, recommend or endorse, or publicly taking no position or a neutral position with respect to, any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal until the tenth day after receipt of an Acquisition Proposal shall not be deemed to be a Change in Recommendation);

“Charter Documents” means articles and by-laws and similar constating documents of a corporation, the articles of organization, certificate of a limited liability company and operating agreement, or similar formation and governing documents of a form of entity other than a corporation;

“Claim” has the meaning given to it in Section 3.02(g);

“Closing Date” means the earliest of: (a) the date that is three Business Days after the satisfaction or waiver (subject to applicable Laws) of the conditions set forth in Article 6 (other than the delivery of items to be delivered on the Effective Date and the satisfaction of those conditions that, by their terms, cannot be satisfied until immediately prior to the Effective Date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Effective Date); (b) the date that is the day prior to the Outside Date, provided that the conditions set forth in Article 6 have been satisfied or, where permitted, waived (other than the delivery of items to be delivered on the Effective Date and the satisfaction of those conditions that, by their terms, cannot be satisfied until immediately prior to the Effective Date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Effective Date); and (c) such date as mutually agreed in writing by the Company and Parent;

“Commissioner” means the Commissioner of Competition appointed under subsection 7(1) of the Competition Act, or her designee;

“Competition Act” means the Competition Act (Canada), as amended;

“Competition Act Approval” means in relation to a notification requirement under Part IX of the Competition Act, (i) the Commissioner shall have issued an advance ruling certificate pursuant to subsection 102(1) of the Competition Act with respect to the transactions contemplated by this Arrangement Agreement, and such certificate shall not have been rescinded; or (ii) both of (A) any applicable waiting period under section 123 of the Competition Act shall have expired or have been terminated, or any applicable obligation to provide a pre-merger notification under Part IX of the Competition Act shall have been waived in accordance with subsection 113(c) of the Competition Act, and (B) the Commissioner shall have advised Parent in writing that she does not, at that time, intend to make an application under section 92 of the Competition Act in respect of the transactions contemplated by this Arrangement Agreement and such advice is satisfactory to Parent, acting reasonably, and has not been rescinded;

“Confidentiality Agreement” means the confidentiality agreement dated as of December 15, 2010 between Parent and Thompson;

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, Guarantee, lease or other contract, commitment, agreement, instrument, arrangement, obligation, undertaking or license, whether oral or written (each, including all amendments thereto);

“Court” means the Superior Court of Québec;

“CSA” means the Canadian Securities Administrators;

“CSA Documents” has the meaning given to it in Section 3.02(e)(ii);

“D&O Insurance” has the meaning given to it in Section 7.06(2);

“Debt Commitment Letter” has the meaning given to it in Section 4.01(d);

“Debt Financing” has the meaning given to it in Section 4.01(d);

“Depositary” means Computershare Trust Company of Canada at its principal office in Toronto, Ontario or such other person retained by the Parties to act as depositary in connection with the Arrangement;

“Director” means the Director appointed pursuant to section 260 of the CBCA;

“Disclosure Letter” means that certain disclosure letter delivered by Thompson to Parent in connection with the execution of this Arrangement Agreement dated the date hereof;

“Dissent Rights” has the meaning ascribed thereto in the Plan of Arrangement;

“Effective Date” means the date upon which the Arrangement becomes effective as established by the date of issue shown on the certificate giving effect to the Arrangement to be issued by the Director pursuant to section 192(7) of the CBCA after the Articles of Arrangement have been filed;

“Effective Time” means 12:01 a.m. (Eastern Time) on the Effective Date;

“Environmental Claims” has the meaning given to it in Section 3.02(k)(iv);

“Environmental Law” has the meaning given to it in Section 3.02(k)(iv);

“Fairness Opinion” means the opinion of GMP Securities L.P., the financial advisor to the Board and the Transaction Committee that, as of January 11, 2011, the Cash Consideration offered pursuant to the Arrangement is fair, from a financial point of view, to the Thompson Shareholders and the Warrant Consideration offered pursuant to the Arrangement is fair, from a financial point of view, to the Thompson Warrantholders;

“Final Order” means the order of the Court approving the Arrangement as such order may be amended by the Court (with the consent of the Company and Parent, each acting reasonably) at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or amended (provided that any such amendment shall be acceptable to Parent and the Company, each acting reasonably) on appeal;

“Financial Indebtedness” means in relation to a person (the “debtor”), an obligation or liability (contingent or otherwise) of the debtor (a) for borrowed money (including overdrafts and including amounts in respect of principal, premium, interest or any other sum payable in respect of borrowed money) or for the deferred purchase price of property or services, (b) under any loan, stock, bond, note, debenture or other similar instrument or debt security, (c) under any acceptance credit, bankers’ acceptance, guarantee, letter of credit or other similar facilities, (d) under any conditional sale, hire purchase or title retention agreement with respect to property, under any capitalized lease arrangement, under any sale and lease back arrangement or under any lease or any other agreement having the commercial effect of a borrowing of money or treated as a finance lease or capital lease in accordance with applicable accounting principles, (e) under any foreign exchange transaction, any interest or currency swap transaction, any fuel or commodity hedging transaction or any other kind of swap or derivative transaction, (f) in respect of any counter-indemnity or reimbursement obligations in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution, or (g) for any amount raised under any transaction similar in nature to those described in paragraphs (a) to (f) of this definition, or otherwise having the commercial effect of borrowing money, or (h) under a guarantee, indemnity or similar obligation entered into by the debtor in respect of an obligation or liability of another person which would fall within paragraphs (a) to (g) of this definition if the references to the debtor referred to the other person; for greater certainty, Financial Indebtedness includes obligations and liabilities of another person which would fall within paragraphs (a) to (g) of this definition where such obligations or liabilities are secured by (or where such other person has a right to require that such obligations or liabilities be secured by) a security interest over any property of the debtor even though the debtor has not assumed or become liable for the payment of such obligations or liabilities or receivables sold, assigned, or discounted;

“Governmental Entity” means any (a) multinational, federal, provincial, territorial, state, municipal, local or other governmental or public department, central bank, court, commission, commissioner (including the Commissioner of Competition appointed pursuant to the Competition Act (Canada)), tribunal (including the Competition Tribunal established under the Competition Tribunal Act (Canada)), board, bureau, agency or instrumentality, domestic or foreign, (b) any subdivision or authority of any of the foregoing, (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above, or

(d) stock exchange, automated quotation system, self regulatory authority or securities regulatory authority;

“Guarantee” of or by any person means any obligation, contingent or otherwise, of such person guaranteeing any Financial Indebtedness of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Financial Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Financial Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Financial Indebtedness of the payment of such Financial Indebtedness or (c) to maintain working capital or equity capital or liquidity of the primary obligor so as to enable the primary obligor to pay such Financial Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in each case in the ordinary course of business;

“Hazardous Materials” has the meaning given to it in Section 3.02(k)(iv);

“ICA” means the Investment Canada Act (Canada), as amended;

“IFRS” means International Financial Reporting Standards;

“Improvements” means all buildings, fixtures, sidings, parking lots, roadways, structures, erections, fixed machinery, fixed equipment and appurtenances situate on, in, under, over or forming part of, any real property;

“including” means including without limitation, and “include” and “includes” have a corresponding meaning;

“Indemnified Parties” has the meaning given to it in Section 7.06(1);

“Intellectual Property Rights” has the meaning given to it in Section 3.02(o);

“Interim Order” means the interim order of the Court in a form acceptable to Thompson and Parent, each acting reasonably, providing for, among other things, the calling and holding of the Special Meeting and establishing a record date and meeting date in respect of the Special Meeting, as the same may be amended by the Court with the consent of Thompson and Parent, each acting reasonably;

“Investment Canada Act Approval” means Parent shall have received notice from the responsible Minister under the ICA that he is satisfied, or the Minister shall by expiry of the applicable review period under the ICA be deemed to be satisfied, that the transactions contemplated by this Arrangement Agreement are of net benefit to Canada on terms and conditions satisfactory to Parent, acting reasonably;

“Judgment” has the meaning given to it in Section 3.02(d)(iv);

“Law” or “Laws” means all federal, state and provincial codes, conventions, laws, ordinances, policies, by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, Judgements, injunctions, determinations, awards, decrees or other requirements and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity or self-regulatory authority , and the term “applicable” with respect to such Laws and in a context that refers to one or more Parties, means such Laws as are applicable to such Party or its business, undertaking, property or securities and emanate from a person having jurisdiction over the Party or Parties or its or their business, undertaking, property or securities;

“Leased Real Property” has the meaning given to it in Section 3.02(n)(ii);

“Legal Restraint” means any temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction or other legal restraint or prohibition;

“Lenders” has the meaning given to it in Section 4.01(d);

“Liens” means any pledges, claims, liens, charges, options, hypothecs, mortgages, security interests, restrictions, adverse rights, prior assignments, leases, subleases, rights to possession or any other encumbrances, rights or restrictions of any kind or nature whatsoever;

“Litigation” means any suit, claim, action, arbitration, investigation or judicial, administrative or regulatory proceeding;

“Mailing Deadline” has the meaning given to it in Section 2.07(3);

“Material Adverse Effect” with respect to a Party means any fact, change, development, event, occurrence, action, omission or effect that, individually or in the aggregate (a) results in or is reasonably likely to result in a material adverse effect on the business, assets, properties, liabilities, obligations, financial condition or results of operations of the Party and its Subsidiaries, as applicable, taken as a whole, in each case other than any fact, change, development, event, occurrence, action, omission or effect relating to or arising in connection with (i) changes, developments, or events affecting the iron ore mining industry, to the extent that they do not materially disproportionately affect the Party and its Subsidiaries, taken as a whole, in relation to other companies in the iron ore mining industry, (ii) the economy in general, or financial or capital markets in general, in the United States of America or Canada or elsewhere in the world, to the extent that they do not materially disproportionately affect the Party and its Subsidiaries, taken as a whole, in relation to other companies in the iron ore mining industry, (iii) relating to the rate at which Canadian dollars can be exchanged for United States dollars or vice versa; (iv) changes (after the date of this Arrangement Agreement) in Law or in generally accepted accounting principles or in accounting standards affecting the iron ore mining industry, (v) the announcement or pendency of this Arrangement Agreement or the anticipated consummation of the Arrangement, or the completion of the transactions contemplated by this Arrangement Agreement, (vi) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Arrangement Agreement to the extent that they do not materially disproportionately affect the Party and its Subsidiaries, taken as a whole, in relation to other companies in the iron ore mining industry, (vii) earthquakes, hurricanes, tornados or other natural disasters to the extent that they do not materially disproportionately affect the Party and its Subsidiaries, taken as a whole, in relation to other companies in the iron ore mining industry; (viii) operations restrictions due to port activity interruptions and rail suspensions (A) resulting from force majeure events pursuant to the Contracts set forth in Schedule 1.01 of the Disclosure Letter and (B) to the extent such restrictions do not materially disproportionately affect Thompson and its Subsidiaries, taken as a whole, in relation to other persons subject to such restrictions, or (ix) any decline in the market price, or change in trading volume, of Thompson Shares in the case of Thompson or any failure to meet publicly announced revenue or earnings projections or internal projections (it being understood that, without limiting the applicability of the provisions contained in clauses (i) through (ix) above, the cause or causes of any such decline, change or failure may be deemed to constitute, in and of itself and themselves, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred and references in certain sections of this Arrangement Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for purposes of determining whether a “Material Adverse Effect” has occurred) or (b) would prevent or materially impede or delay the completion of the Arrangement;

“Material Consents” has the meaning given to it in Section 5.02(e);

“Material Contract” means any Contract: (a) that if terminated would reasonably be expected to have a Material Adverse Effect with respect to Thompson on a consolidated basis; (b) that provides for obligations or entitlements or termination payments of Thompson, or which has an economic value to Thompson, whether or not on a contingent basis, in excess of either $5 million per annum or $25 million in total; (c) that relates to indebtedness in excess of $25 million in aggregate, or relates to the direct or indirect guarantee or assumption by Thompson (contingent or otherwise) of any payment or performance obligations of any other person or persons in excess of $25 million in aggregate; (d) that is a financial risk management Contract, such as currency, commodity, interest or equity related hedge or derivative Contract entered into on the ordinary course of business pursuant to which Thompson has any obligation to any other person or persons; (e) that relates to the disposition or acquisition by Thompson after the date of this Arrangement Agreement of an amount of assets in excess of $25 million in aggregate or pursuant to which Thompson has any ownership interest in any other person or persons or other business enterprises in excess of $25 million in aggregate; (f) that relates to the acquisition or sale by Thompson of the securities or ownership interest of any other person; (g) that would result in any payment (including severance, unemployment compensation, golden parachute, change of control, retention, bonus or otherwise) becoming due to any director or officer of Thompson or its Subsidiaries, or result in any increase or acceleration of contributions, liabilities or benefits, or acceleration of vesting, under any Benefit Plan or Benefit Agreement or restriction imposed on any asset held in connection with a Benefit Plan or Benefit Agreement; or (h) that is a shareholders, joint venture, alliance or partnership agreement to which Thompson is a party;

“material fact” has the meaning ascribed thereto in the Securities Act;

“Material Litigation” has the meaning given to it in Section 5.01(g);

“Material Properties” means the Bloom Lake and the Peppler Lake and Lamêlée properties of Thompson, as described in Schedule 1.01 of the Disclosure Letter;

“Material Subsidiaries” means Quinto Mining Corporation, Bloom Lake General Partner Limited, Bloom Lake Railway Company Limited and Bloom Lake Iron Ore Limited Partnership;

“Meeting Deadline” has the meaning given to it in Section 2.02(4);

“Mineral Rights” has the meaning given to it in Section 3.02(r)(ii);

“MI 61-101” has the meaning given to it in Section 3.02(x);

“Misrepresentation” has the meaning ascribed to “misrepresentation” in the Securities Act;

“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects;

“Non-Revolving Credit Facility” means the non-revolving, unsecured credit facility in an amount of up to US$50 million with SK Networks Co. Ltd. dated December 24, 2009;

“Option Consideration” has the meaning provided in the form of Plan of Arrangement attached hereto as Exhibit B;

“ordinary course of business”, “ordinary course of business consistent with past practice”, or any similar reference, means, with respect to an action taken by a person, that such action is consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day business and operations of such person;

“Outside Date” means April 29, 2011 or such later date as may be agreed to in writing by the Parties; provided, that if the Effective Date has not occurred by the Outside Date as a result of the failure to obtain all of the Regulatory Approvals, then either Party may from time to time elect in writing to extend the Outside Date for successive periods of up to 30 days, provided that in no event shall the Outside Date be later than July 29, 2011, provided that such Party so electing is then in compliance in all material respects with its obligations under this Agreement and the Party so extending the Outside Date reasonably believes that all of the Regulatory Approvals are capable of being obtained prior to the Outside Date, as it may be extended;

“Parent” has the meaning ascribed thereto in the Preamble;

“Parent Financing” has the meaning ascribed thereto in Section 5.02(j);

“Parent Thompson Bonds” has the meaning ascribed thereto in Section 7.07;

“Parties” means Thompson and Parent, and “Party” means either of them;

“Permanent Financing” has the meaning ascribed thereto in Section 5.02(j);

“Permit” means any certificate, permit, license, franchise, approval, concession, qualification, registration, decree, certification or other authorization of and from any Governmental Entity;

“Permitted Liens” means: (a) the reservations, limitations, provisos and conditions expressed in any original grant from the Crown and any statutory exceptions to title if such reservations, limitations, provisos are complied with and that, in each case, individually or in the aggregate, do not materially adversely impact the use of such property as it is being used at the date hereof; (b) inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, warehousemen, carriers and others arising in the ordinary course of business in respect of the construction, maintenance, repair, or operation or storage of real or immovable, or personal or movable property if individually or in the aggregate they (i) are not material; (ii) have not been filed, recorded or registered in accordance with applicable Laws; (iii) notice of them has not been given to Thompson or any of its Subsidiaries; and (iv) the indebtedness secured by them is not in arrears; (c) legal notations, easements, servitudes, restrictions, covenants, restrictive covenants, party wall agreements, rights of way, statutory rights of way, mortgages of statutory rights of way, licenses, permits, undersurface rights, mortgages of undersurface rights and other similar rights in real or immovable property (including easements, servitudes, rights of way and agreements for sewers, drains, gas and water mains or electric light and power or telephone, telecommunications or cable conduits, poles, wires and cables) that, in each case, individually or in the aggregate, do not materially adversely impact the use of such property as it is being used at the date hereof; (d) Liens for taxes, assessments or governmental charges or levies which relate to obligations not yet due and delinquent; (e) zoning and building by-laws and ordinances, regulations made by public authorities and other restrictions affecting or controlling the use, or development of real or immovable property that, in each case, individually or in the aggregate, do not materially adversely impact the use of such property as it is being used at the date hereof; (f) agreements with any municipal, provincial or federal governments or authorities and any public utilities or private suppliers of services, including subdivision agreements, development agreements, site control agreements, engineering, grading or landscaping agreements and similar agreements that, in each case, individually or in the aggregate, do not materially adversely impact the use of such property as it is being used at the date hereof; (g) such other minor imperfections or minor irregularities of title or Liens which do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially adversely impair business operations at such properties; (h) Liens in favour of lessors arising in the ordinary course of business in respect of assets used in the business; (i) prior to the Effective Time, Liens securing obligations under the Revolving Credit Facility and the Thompson Bonds, and under the Subsidiary Guarantees thereof, such Liens registered as set forth in Schedule 1.01 of the Disclosure Letter, or (j) on and after the Effective Time, Liens securing obligations under the Thompson Bonds, and under the Subsidiary Guarantees thereof, on (1) assets of the Subsidiaries of Thompson and (2) the property deposited with the trustee under the Thompson Bond Indenture in accordance with Section 7.11 of the Thompson Bond Indenture in order to effect the Thompson Bond Defeasance, such Liens registered as set forth in Schedule 1.01 of the Disclosure Letter;

“person” includes an individual, limited or general partnership, limited liability company, limited liability partnership, joint venture, association, body corporate, unincorporated organization, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Plan of Arrangement” means, in relation to the Arrangement, the plan of arrangement in the form and having the content of Exhibit B and any amendments, revisions, updates or supplements thereto made in accordance with the provisions hereof or thereof or made at the direction of the Court in the Final Order (with the consent of Parent and Thompson, each acting reasonably);

“Pre-Acquisition Reorganization” has the meaning given to it in Section 5.02(f);

“Proxy Circular” means the notice of meeting and management information circular of the Company to be prepared and sent to, among others, Thompson Shareholders, Thompson Optionholders and Thompson Warrantholders in connection with the Special Meeting in accordance with the CBCA and National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer, including the exhibits thereto;

“PSU Consideration” has the meaning provided in the form of Plan of Arrangement attached hereto as Exhibit B;

“PSUs” means those performance share units issued and outstanding pursuant to Thompson’s Performance Share Unit Plan dated June 6, 2010, as ratified on August 5, 2010;

“Quinto Consideration” has the meaning provided in the form of Plan of Arrangement attached hereto as Exhibit B;

“Quinto Right” has the meaning provided in the form of Plan of Arrangement attached hereto as Exhibit B;

“Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made), waivers, early termination authorizations, clearances or written confirmation of no intention to initiate legal proceedings from Governmental Entities as set out in Exhibit C hereto;

“Response Period” has the meaning ascribed thereto in Section 7.02(1)(d);

“Restricted Period” has the meaning given to it in Section 7.01(4);

“Revolving Credit Facility” means the senior secured revolving credit facility of a principal amount of up to US$250 million dated December 15, 2010;

“SEC” means the U.S. Securities and Exchange Commission;

“Securities Act” means the Securities Act (Ontario) and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Securities Laws” means the Securities Act and all other applicable Canadian provincial securities laws and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Shareholder Approval” means approval of the Arrangement Resolution, in accordance with applicable Laws and the Interim Order, by not less than two-thirds of the votes cast by Thompson Shareholders entitled to vote thereon who are present in person or represented by proxy at the Special Meeting;

“Special Meeting” means the special meeting of the Thompson Shareholders (including any adjournments or postponements thereof) to be called and held pursuant to the Interim Order to consider and, if thought fit, approve the Arrangement Resolution;

“Subsidiary” of any person shall mean any other person (a) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other person are, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (b) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other person is, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists;

“Subsidiary Guarantee” means the guarantee by a Subsidiary of Thompson of the obligations of Thompson under the Thompson Bonds;

“Superior Proposal” has the meaning ascribed thereto in Section 7.01(1);

“tax return” has the meaning given to it in Section 3.02(m)(xvi);

“taxes” has the meaning given to it in Section 3.02(m)(xvi);

“taxing authority” has the meaning given to it in Section 3.02(m)(xvi);

“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended from time to time;

“Termination Payment” has the meaning ascribed thereto in Section 7.03(1);

“Thompson” or the “Company” has the meaning ascribed thereto in the Preamble;

“Thompson Bond Defeasance” means the defeasance and related actions contemplated in respect of the Thompson Bonds set forth in Schedule 5.02(i) of the Disclosure Letter;

“Thompson Bond Indenture” means the trust indenture dated as of January 29, 2010 between Thompson and Computershare Trust Company of Canada;

“Thompson Bond Option” has the meaning ascribed thereto in Section 7.07;

“Thompson Bond Option Exercise Notice” has the meaning ascribed thereto in Section 7.07;

“Thompson Bond Option Exercise Price” has the meaning ascribed thereto in Section 7.07;

“Thompson Bond Option Period” has the meaning ascribed thereto in Section 7.07;

“Thompson Bond Option Response Notice” has the meaning ascribed thereto in Section 7.07;

“Thompson Bond Reorganization” has the meaning given to it in Section 2.13;

“Thompson Bonds” means the aggregate US$100,000,000 8.5% senior secured bonds of Thompson due January 27, 2017 issued pursuant to the Thompson Bond Indenture;

“Thompson Convertible Debentures” means the aggregate US$230,000,000 5.0% convertible unsecured subordinated debentures of Thompson due November 30, 2017, convertible into Thompson Shares at an initial conversion price of US$15.2439 issued pursuant to the Thompson Convertible Debenture Indenture;

“Thompson Convertible Debenture Indenture” means the trust indenture dated as of the 29th day of November, 2010 between Thompson and Equity Financial Trust Company;

“Thompson Convertible Debentureholders” means, at any time, and unless the context otherwise requires, the registered holders of Thompson Convertible Debentures;

“Thompson Data Room” means the Thompson data room posted on the www.sharevault.net web site under the project name “CLM Due Diligence”;

“Thompson Option” means any existing right or option to purchase Thompson Shares outstanding under the Thompson Stock Option Plan;

“Thompson Optionholders” means, at any time and unless the context otherwise requires, the registered holders of Thompson Options;

“Thompson Owned Real Property” has the meaning given to it in Section 3.02(n)(i);

“Thompson Personnel” has the meaning given to it in Section 3.02(j)(ii);

“Thompson Securityholders” means, collectively, at any time and unless the context otherwise requires, the Thompson Shareholders and the Thompson Convertible Debentureholders;

“Thompson Shareholders” means, at any time and unless the context otherwise requires, the registered and beneficial holders of Thompson Shares;

“Thompson Shares” means the common shares in the capital of Thompson;

“Thompson Stock Option Plan” means the Employee Stock Option Plan dated May 31, 2010;

“Thompson Warrant Certificates” means the warrant certificates evidencing the issuance of Thompson Warrants, having the exercise price, the right to acquire a number of Thompson Shares, latest exercise date and registered holders as set forth in Schedule 3.02(c)(i) of the Disclosure Letter;

“Thompson Warrantholders” means, at any time and unless the context otherwise requires, the registered holders of Thompson Warrants;

“Thompson Warrants” means any existing warrant to purchase Thompson Shares outstanding as at the date hereof issued pursuant to the Thompson Warrant Certificates;

“Transaction Committee” has the meaning given to it in Section 3.02(a);

“TSX” means the Toronto Stock Exchange;

“U.S. GAAP” means generally accepted accounting principles in the United States of America;

“Voting Support Agreements” means the voting support agreements dated as of the date hereof and made between Parent and (i) each of the directors and senior officers of Thompson and (ii) Wuhan Iron and Steel (Group) Corporation; and

“Warrant Consideration” has the meaning provided in the form of Plan of Arrangement attached hereto as Exhibit B.

1.02	Interpretation Not Affected by Headings

The division of this Arrangement Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Arrangement Agreement. Unless the contrary intention appears, references in this Arrangement Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Arrangement Agreement.

1.03	Number and Gender

In this Arrangement Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.04	Date for Any Action

If the date on which any action is required to be taken hereunder by a Party is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.05	Currency

Unless otherwise stated, all references in this Arrangement Agreement to sums of money are expressed in lawful money of Canada and “$” refers to Canadian dollars.

1.06	Accounting Matters

Unless otherwise stated, (i) all accounting terms used in this Arrangement Agreement in respect of Thompson shall have the meanings attributable thereto under Canadian GAAP in respect of any date or period prior to January 1, 2011 and under IFRS in respect of any date or period thereafter, and all determinations of an accounting nature in respect of Thompson required to be made in respect of any date or period prior to January 1, 2011, in accordance with Canadian GAAP consistently applied, and, in respect of any date or period thereafter, in accordance with IFRS consistently applied and (ii) all accounting terms used in this Arrangement Agreement in respect of Parent shall have the meanings attributable thereto under U.S. GAAP and all determinations of an accounting nature in respect of Parent required to be made shall be made in a manner consistent with U.S. GAAP consistently applied.

1.07	Knowledge

In this Arrangement Agreement, (i) references to “the knowledge of Thompson” means the actual knowledge, in their capacity as officers of Thompson and not in their personal capacity, of Brian V. Tobin, Michel Boucher, Francois Laurin, Hubert Vallee, Valery Zamuner and Gregory Mercer and (ii) references to “the knowledge of Parent” means the actual knowledge, in their capacity as officers of Parent and not in their personal capacity, of Joseph A. Carrabba, Laurie Brlas and Kelly Tompkins.

1.08	Exhibits

The following exhibits are annexed to this Arrangement Agreement and are incorporated by reference into this Arrangement Agreement and form a part hereof:

Exhibit A	-	Arrangement Resolution
Exhibit B	-	Plan of Arrangement
Exhibit C	-	Regulatory Approvals

ARTICLE 2

THE ARRANGEMENT AND RELATED MATTERS

2.01	The Arrangement

The Parties agree, on the terms and subject to the conditions of this Arrangement Agreement, to carry out the Arrangement in accordance with this Arrangement Agreement and the terms set out in the Plan of Arrangement, subject to such changes as may be mutually agreed to by the Parties in accordance with this Arrangement Agreement.

2.02	Implementation Steps by the Company

The Company covenants in favour of Parent that the Company shall:

(1)

subject to compliance with Securities Laws, immediately upon the execution of this Arrangement Agreement or such later time prior to the opening of markets as is agreed to by the Parties, issue a press release announcing the entering into of this Arrangement Agreement, which press release will be satisfactory in form and substance to each of Parent and the Company, acting reasonably. The Company will file such press release, together with a material change report in prescribed form, with applicable securities regulatory authorities in each province of Canada in which Thompson is a reporting issuer (or equivalent) under applicable Securities Laws;

(2)

as soon as reasonably practicable after the execution and delivery of this Arrangement Agreement with a targeted date on or before January 27, 2011, and in any event not later than 15 Business Days from the date hereof (subject to Court availability), bring an application before the Court pursuant to section 192 of the CBCA for the Interim Order in a manner and form acceptable to Parent, acting reasonably, providing for, inter alia, the calling and holding of the Special Meeting and establishing a record date and meeting date in respect of the Special Meeting, and thereafter proceed with such application and diligently pursue obtaining the Interim Order;

(3)	fix a record date for the purposes of determining the Thompson Shareholders entitled to receive notice of and vote at the Special Meeting in accordance with the Interim Order;

(4)

convene and hold the Special Meeting as soon as reasonably practicable with a targeted date on or before February 25, 2011 and in any event on or before March 11, 2011 (such latter date, the “Meeting Deadline”) in accordance with the Interim Order and applicable Laws for the purpose of having Thompson Shareholders consider the Arrangement Resolution and for any other proper purpose as may be set out in the Proxy Circular (as agreed to with the prior written consent of Parent, such consent not to be unreasonably withheld or delayed); provided that this Arrangement Agreement has not been terminated in accordance with its terms: (i) the Special Meeting shall be held regardless of whether the Board determines at any time that this Arrangement Agreement is no longer advisable or recommends that Thompson Shareholders reject the Arrangement Resolution; and (ii) the Arrangement Resolution shall be voted on before any other matter at the Special Meeting, unless otherwise previously agreed to in writing by Parent, required by a Governmental Entity or determined by the Thompson Shareholders at the Special Meeting;

(5)

provided this Arrangement Agreement has not been terminated in accordance with its terms, except to the extent required by a Governmental Entity or for quorum purposes (in the case of an adjournment), not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Special Meeting without Parent’s prior written consent, and without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to Section 2.02(4) and this Section 2.02(5) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Acquisition Proposal but the obligations of the Company pursuant to Section 2.02(4) and this Section 2.02(5) shall cease if the Company terminates this Arrangement Agreement pursuant to Section 8.02(1)(e); provided that upon the request of Parent, Thompson shall adjourn or postpone the Special Meeting to a date specified by Parent, provided that the Special Meeting, so adjourned or postponed, shall not be later than ten Business Days after the date on which the Special Meeting was originally scheduled and in any event shall not be later than the date that is five Business Days prior to the Outside Date;

(6)

solicit from Thompson Shareholders proxies in favour of the approval of the Arrangement Resolution, including, if so requested by Parent, using the services of dealers and proxy solicitation services, and take all other actions that are reasonably necessary or desirable to seek the approval of the Arrangement by Thompson Shareholders. The Company will consult with Parent and keep Parent apprised with respect to the solicitation of proxies;

(7)	advise Parent as reasonably requested, and on a daily basis commencing ten Business Days prior to the Special Meeting, as to the aggregate tally of the proxies and votes received in respect of the Special Meeting and all matters to be considered at such Special Meeting;

(8)	provide notice to Parent of the Special Meeting and allow representatives of Parent to attend the Special Meeting;

(9)

subject to obtaining all approvals as required by the Interim Order, bring an application, as soon as reasonably practicable after the Special Meeting but in any event not later than three Business Days thereafter, before the Court pursuant to section 192 of the CBCA for the Final Order in a manner and form acceptable to Parent, acting reasonably, and thereafter proceed with and diligently pursue obtaining the Final Order;

(10)

subject to Article 7, oppose any proposal from any party that the Final Order contain any provision inconsistent with this Arrangement Agreement and, if at any time after the issuance of the Final Order and prior to the Effective Date Thompson is required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, it shall do so after notice to, and in consultation and cooperation with, Parent;

(11)

subject to obtaining the Final Order and the satisfaction or waiver of the conditions set forth in Article 6, (i) undertake the steps necessary to complete the implementation of the Thompson Bond Defeasance contemplated by Section 5.02(i), prior to making any of the ordinary course payments with respect to the Revolving Credit Facility and Non-Revolving Credit Facility, and (ii) repay and terminate all commitments under the Revolving Credit Facility and, following completion of steps (i) and (ii) hereof, then send to the Director for endorsement and filing by the Director the Articles of Arrangement and such other documents as may be required in connection therewith under the CBCA to give effect to the Arrangement pursuant to section 192 of the CBCA in a manner and form acceptable to Parent, acting reasonably;

(12)

(i) permit Parent (and its external legal counsel) to review and comment upon drafts of all material to be filed by the Company with the Court in connection with the Arrangement (including the Proxy Circular and any supplement or amendment contemplated by Section 2.08) prior to the service (if applicable) and/or filing of such materials, (ii) give Parent and its counsel reasonable time to review and comment upon such materials and (iii) give reasonable consideration to any comments made by Parent and its counsel, provided that all information relating solely to Parent included in the Proxy Circular shall be in form and content satisfactory to Parent, acting reasonably. The Company shall also provide to Parent’s external legal counsel on a timely basis copies of any notice of appearance or other Court documents served on the Company in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether written or oral, received by the Company indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order. The Company will ensure that all materials filed with the Court in connection with the Arrangement are consistent in all material respects with the terms of this Arrangement Agreement and the Plan of Arrangement. In addition, the Company will not object to legal counsel to Parent making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that the Company is advised of the nature of any submissions prior to the hearing and such submissions are consistent with this Arrangement Agreement and the Plan of Arrangement;

(13)	instruct external legal counsel acting for the Company to bring the applications referred to in Section 2.02(2) and Section 2.02(9) in cooperation with external legal counsel to Parent; and

(14)

effect all other necessary registrations, filings, applications and submissions of information required by a Governmental Entity from Thompson, or pursuant to applicable Laws, in connection with the Arrangement and, if necessary, participate and appear in any proceedings of either Party before or by any Governmental Entity.

2.03	Implementation Steps by Parent

Parent covenants in favour of the Company that it shall:

(1)	cooperate with the Company in connection with seeking the Interim Order and the Final Order;

(2)	cooperate with the Company in connection with the Special Meeting;

(3)

(i) permit Thompson (and its external legal counsel) to review and comment upon drafts of all material to be filed by Parent with any Governmental Entity in connection with the Arrangement prior to the service (if applicable) and/or filing of such materials, (ii) give Thompson and its legal counsel reasonable time to review and comment upon such materials and (iii) give reasonable consideration to all comments of Thompson and its legal counsel, subject to Parent’s paramount right to determine and fulfill its obligations under applicable Laws

(4)

effect all necessary registrations, filings, applications and submissions of information required by a Governmental Entity from Parent, or pursuant to applicable Laws, in connection with the Arrangement and, if necessary, participate and appear in any proceedings of either Party before or by any Governmental Entity; and

(5)

undertake the steps necessary to complete the implementation of the Thompson Bond Defeasance contemplated by Section 5.03(c)(i) and Section 5.03(d) and the repayment and termination of all commitments under the Revolving Credit Facility contemplated by Section 5.03(c)(ii).

Parent acknowledges and agrees that Thompson will forego any deduction under the Tax Act with respect to the cash payment to be made by Thompson to holders of Thompson Options pursuant to the Plan of Arrangement and, in that regard, Thompson will comply with the requirements described in subsection 110(1.1) of the Tax Act.

2.04	Interim Order

The notice of motion for the application for the Interim Order referred to in Section 2.02(2) shall request that the Interim Order provide, among other things:

(1)	for confirmation of the record date for the Special Meeting referred to in Section 2.02(3);

(2)	for the classes of persons to whom notice is to be provided in respect of the Arrangement and the Special Meeting and for the manner in which such notice is to be provided;

(3)	that the requisite and sole approvals for the Arrangement Resolution shall be the Shareholder Approval;

(4)

that, in all other respects, the terms, restrictions and conditions of the Charter Documents of the Company, including quorum requirements and all other matters, shall apply in respect of the Special Meeting;

(5)	for the grant of the Dissent Rights;

(6)	for the notice requirements with respect to the making of the application to the Court for the Final Order; and

(7)	that the Special Meeting may be adjourned or postponed from time to time by the Company in accordance with this Arrangement Agreement without the need for additional approval by the Court.

2.05	Articles of Arrangement

The Articles of Arrangement shall, upon the endorsement of a certificate thereon by the Director in accordance with the CBCA, with such other matters as are necessary to effect the Arrangement and subject to the provisions of the Plan of Arrangement, consummate the Plan of Arrangement. The Articles of Arrangement shall be in form satisfactory to Thompson and Parent, each acting reasonably.

2.06	Treatment of PSUs, Thompson Options, Thompson Warrants and Quinto Rights

All outstanding PSUs, Thompson Options, Thompson Warrants and Quinto Rights shall be acquired by the Company and cancelled in accordance with the Plan of Arrangement, and subject to the terms and conditions of this Arrangement Agreement and the Plan of Arrangement.

2.07	Proxy Circular

(1)

As promptly as practicable after the execution and delivery of this Arrangement Agreement, the Company, in consultation with Parent, will prepare and complete the Proxy Circular together with any other documents required by the CBCA and other applicable Laws in connection with the Arrangement and the Special Meeting.

(2)

The Proxy Circular and such other documents, together with any amendments thereto, shall be in form and substance satisfactory to Parent (and Parent’s external legal counsel) acting reasonably. The Company shall ensure that the Proxy Circular complies in all material respects with all applicable Laws and, without limiting the generality of the foregoing, that the Proxy Circular does not contain a Misrepresentation (other than with respect to any information provided in writing by Parent or its external legal counsel for the purpose of inclusion in the Proxy Circular). Without limiting the generality of the foregoing, the Company shall ensure that the Proxy Circular provides Thompson Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Special Meeting, and include in the Proxy Circular a statement that the Board has determined that the Arrangement is in the best interests of the Company and that the Board unanimously recommends that Thompson Shareholders vote in favour of the Arrangement Resolution, and shall include a copy of the Fairness Opinion. In addition, Thompson shall ensure that the Proxy Circular provides notice of, and advises Thompson Shareholders of their right to attend, the Court hearing of Thompson’s application for the Final Order. Thompson shall use reasonable efforts to obtain any necessary consents from any of its auditors or other advisors to the use of any financial or other expert information required to be included in the Proxy Circular.

(3)

The Company will file the Proxy Circular and any other documentation required to be filed under the Interim Order and applicable Laws in all jurisdictions where the Proxy Circular is required to be filed by the Company and mail or cause to be mailed the Proxy Circular and any other documentation required to be mailed under the Interim Order and applicable Laws to Thompson Shareholders, Thompson Optionholders, Thompson Warrantholders, the directors of the Company, the auditors of the Company and any other required persons with a targeted date of January 31, 2011, and in any event on or before February 13, 2011 (the “Mailing Deadline”), all in accordance with the terms of the Interim Order and applicable Laws.

(4)

Parent will provide such assistance as the Company may reasonably request in order to comply with the Interim Order and applicable Laws. Parent shall use reasonable efforts to obtain any necessary consents from any of its auditors or other advisors to the use of any financial or other expert information required to be included in the Proxy Circular.

2.08	Preparation of Filings, etc.

(1)

The Company shall diligently do all such acts and things as may be necessary to comply, in all material respects, with National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer of the CSA in relation to the Special Meeting and, without limiting the generality of the foregoing, shall, in consultation with Parent, use all reasonable efforts to benefit from the accelerated timing contemplated by such instrument.

(2)

Each of Parent and the Company shall furnish to the other of them, on a timely basis, all information as may be reasonably required to effect the actions contemplated by Section 2.07(1) and Section 2.08(1), and each covenants that no information so furnished by it in writing in connection with those actions or otherwise in connection with the consummation of the Arrangement will contain any Misrepresentation.

(3)

Each of Parent and the Company shall promptly notify the other if, at any time before the Effective Time, it becomes aware that the Proxy Circular or an application for the Interim Order, the Final Order or any other filing under corporate Laws or Securities Laws contains a Misrepresentation or otherwise requires an amendment or supplement to the Proxy Circular or such application. In any such event, each of the Parties will co-operate in the preparation of a supplement or amendment to the Proxy Circular, press release, newspaper advertisement or such other document, as the case may be, which supplement, amendment, press release, newspaper advertisement or other document shall be in a form satisfactory to each of the Company and Parent and their respective external legal counsel, acting reasonably, that corrects that Misrepresentation or effects such amendment or supplement, as the case may be, and the Company will cause the same to be distributed or disseminated to the Thompson Shareholders, Thompson Optionholders, Thompson Warrantholders, the directors of the Company, the auditors of the Company and any other required persons and filed as required under applicable Laws and in accordance with the terms of the Interim Order.

2.09	Dissenting Shareholders

The Plan of Arrangement shall provide that registered Thompson Shareholders may exercise Dissent Rights with respect to their Thompson Shares in connection with the Arrangement pursuant to and in the manner set forth in the Interim Order and the Plan of Arrangement. The Company shall give Parent: (a) prompt notice of any written notice of a dissent or purported exercise by any registered Thompson Shareholder of Dissent Rights, withdrawal of such notice, and any other instruments served pursuant to such Dissent Rights and received by the Company; and (b) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer, or agree to any such settlement, prior to the Effective Time with respect to any such demand, notice or instrument unless Parent, acting reasonably, shall have given its written consent to such payment or settlement offer, as applicable.

2.10	List of Securityholders

The Company shall provide Parent with a list (in both written and electronic form) of the registered Thompson Securityholders, together with their addresses and respective holdings of Thompson Shares or Thompson Convertible Debentures, as applicable, with a list of the names and addresses and holdings of all persons having rights issued by the Company to acquire Thompson Shares (including Thompson Optionholders and Thompson Warrantholders) and a list of non-objecting beneficial owners of Thompson Shares and Thompson Convertible Debentureholders, together with their addresses and respective holdings of Thompson Shares and Thompson Convertible Debentureholders. The Company shall from time to time require that its registrar and transfer agent furnish Parent with such additional information, including updated or additional lists of Thompson Securityholders, information regarding beneficial ownership of Thompson Shares and Thompson Convertible Debentures and lists of holdings and other assistance as Parent may reasonably request.

2.11	Securityholder Communications

Thompson and Parent agree to co-operate in the preparation of presentations, if any, to securityholders of Thompson regarding the Arrangement, and Parent agrees to consult with Thompson in connection with any communications or meetings with securityholders of Thompson that it may have, and allow for the participation of Thompson in any material such communications or meetings, provided that nothing shall restrict a Party from responding to investor relations inquiries. No Party shall issue any press release or otherwise make public statements with respect to this Arrangement Agreement or the Arrangement without the consent of the other Party and Thompson shall not make any filing with any Governmental Entity (including the TSX) with respect thereto without the consent of Parent (such consent not to be unreasonably withheld or delayed), and Parent shall not make any filing with any Governmental Entity (including the SEC) with respect thereto without the consent of Thompson (such consent not to be unreasonably withheld or delayed) prior thereto; provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws, and the Party making such disclosure shall use all commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity to review or comment on the disclosure or filing, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing.

2.12	Closing

On the Closing Date, the Articles of Arrangement shall be filed with the Director. From and after the Effective Time, the Plan of Arrangement will have all of the effects provided by applicable Laws, including the CBCA. The closing will take place at the offices of Fraser Milner Casgrain LLP in Toronto, Ontario at 9:00 a.m. (Eastern Time) on the Closing Date.

2.13	Thompson Bond Reorganization

Thompson shall agree to such amendments of this Arrangement Agreement and/or the Plan of Arrangement as Parent may request in writing on or before the third Business Day prior to the Effective Date so as to permit modification or restructuring of the transactions contemplated by this Arrangement Agreement and the Plan of Arrangement, including such steps as referenced in Schedule 2.13 of the Disclosure Letter, such that the transactions, as modified or restructured will, upon completion, comply with the terms of the Thompson Bond Indenture, and/or undertake such other steps as referenced in Schedule 2.13 of the Disclosure Letter (collectively, a “Thompson Bond Reorganization”), provided that Thompson shall not be obligated to effect any Thompson Bond Reorganization that (i) would materially delay, impair or impede the completion of the Arrangement; (ii) would result in taxes being imposed on any Thompson Shareholder incrementally greater than the taxes which would be imposed on such Thompson Shareholder resulting from the consummation of the Plan of Arrangement in the absence of the Thompson Bond Reorganization; or (iii) would reduce the Cash Consideration provided for under the Arrangement or the consideration payable to Thompson Warrantholders or Thompson Optionholders under the Arrangement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.01	Disclosure Letter

Contemporaneously with the execution and delivery of this Arrangement Agreement, Thompson is delivering to Parent the Disclosure Letter required to be delivered pursuant to this Arrangement Agreement, which sets out, with specific reference to the Section of this Arrangement Agreement to which the information stated in such disclosure relates, the disclosures, exceptions and exclusions contemplated or permitted by this Arrangement Agreement, including certain exceptions and exclusions to the representations and warranties and covenants of Thompson contained in this Arrangement Agreement.

3.02	Representations and Warranties of Thompson

Except as contemplated by this Arrangement Agreement, Thompson represents and warrants to Parent as follows:

(a)

Organization, Standing and Corporate Power. Thompson and each of its Subsidiaries (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or company power and authority to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction (except, in the case of good standing, any jurisdiction that does not recognize such concept) in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary or desirable, other than where the failure to be so qualified or licensed, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect with respect to Thompson. Thompson has made available to Parent complete and correct copies of Thompson’s Charter Documents and the Charter Documents of each of Thompson’s Subsidiaries, in each case as amended to the date of this Arrangement Agreement. Thompson has made available to Parent complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the holders of Thompson Shares, the Board and each committee of the Board, held since January 1, 1992 and of the shareholder, board of directors and each committee of the board of directors of each of the Material Subsidiaries held since January 1, 2008, excluding, subject to Article 7 hereof, any minutes (or portion thereof) of the Board in relation to the Arrangement Agreement and any prior or competing Acquisition Proposals, and a committee of the Board formed on December 13, 2010 (the “Transaction Committee”).

(b)

Subsidiaries. Schedule 3.02(b) of the Disclosure Letter sets forth a complete and correct list of each Subsidiary of Thompson, its status and its place and form of organization. Except as disclosed in Schedule 3.02(b) of the Disclosure Letter, all the outstanding shares in the capital of, or other equity or voting interests in, each such Subsidiary are owned, directly or indirectly, by Thompson free and clear of any Liens, except for Liens for taxes not yet due and payable that are payable without penalty or that are being contested in good faith and for which adequate reserves have been recorded and transfer restrictions imposed by applicable Securities Laws, and are duly authorized, validly issued, fully paid and non-assessable. Except as set forth in Schedule 3.02(b) of the Disclosure Letter, Thompson does not own, directly or indirectly, any shares in the capital of, or other equity or voting interests in, any person. The Company does not hold any equity interest in any material subsidiary, other than its interests in the Material Subsidiaries. The Subsidiaries that are not Material Subsidiaries are inactive Subsidiaries and have no assets or liabilities that are material to the Company on a consolidated basis.

(c)	Capital Structure.

(i)

The authorized share capital of Thompson consists of an unlimited number of Thompson Shares and an unlimited number of Class A preferred shares, issuable in series, of which at the date hereof 239,591,588 Thompson Shares and nil Class A preferred shares are issued and outstanding. In addition, as of the date hereof, there were 14,902,841 Thompson Options issued and outstanding under the Thompson Stock Option Plan to acquire 14,902,841 Thompson Shares, 179,760 Thompson Shares are reserved for issuance pursuant to the Quinto Rights, 4,789,119 Thompson Warrants issued and outstanding to acquire 4,789,119 Thompson Shares and 15,088,000 Thompson Shares reserved for issuance pursuant to the Thompson Convertible Debentures, US$230 million aggregate principal amount of which at the date hereof are issued and outstanding with a current conversion price of US$15.2439. In addition, as of the date hereof, Thompson has issued 521,100 PSUs representing an aggregate maximum number of 521,100 Performance Vested Units (as defined in Thompson’s Performance Share Unit Plan dated June 8, 2010, as ratified on August 5, 2010), as set forth in Schedule 3.02(c)(i) of the Disclosure Letter. As of the date hereof, other than the Thompson Shares, there are outstanding no other shares of any class or series in the capital of Thompson. Other than the Thompson Stock Option Plan, the Thompson Warrants, the Quinto Rights and the Thompson Convertible Debentures, there are no plans or other Contracts providing for the grant of options or other rights exercisable for or into Thompson Shares by Thompson or any of its Subsidiaries. No Thompson Shares are owned by any Subsidiary of Thompson. Schedule 3.02(c)(i) of the Disclosure Letter sets out a complete and correct list of all outstanding Thompson Options and Thompson Warrants, the number of Thompson Shares subject to such Thompson Options and Thompson Warrants, the grant date, exercise price, vesting schedule and expiration date of each such Thompson Option and Thompson Warrant and the name of the holder thereof and an indication of whether or not each such holder is a current employee of Thompson or any of its Subsidiaries.

(ii)

Except as set forth in Section 3.02(c)(i) of this Arrangement Agreement, and in Schedule 3.02(c)(i) of the Disclosure Letter, as of the date of this Arrangement Agreement, no shares in the capital of, or other equity or voting interests in, Thompson, or options, warrants, share units, restricted stock awards, stock appreciation rights, PSUs, phantom stock awards or other rights to acquire any such stock or securities, or other rights that are linked to the value of the Thompson Shares or the value of Thompson or any part thereof, were issued, reserved for issuance or outstanding.

(iii)

All outstanding Thompson Shares are, and all Thompson Shares that may be issued pursuant to the due exercise of Thompson Options, the Thompson Warrants, the Quinto Rights or the due conversion of the Thompson Convertible Debentures will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to any pre-emptive rights other than in favour of Parent. Except for the Thompson Shares, Thompson Options, Thompson Warrants, Thompson Convertible Debentures, Thompson Bonds, Quinto Rights and PSUs set forth in Section 3.02(c)(i) of this Arrangement Agreement, (A) there are no other securities of Thompson and (B) there are no securities or other instruments or obligations of Thompson or any of its Subsidiaries the value of which is based upon or derived from any shares in the capital of, or other equity or voting interests in, Thompson or which has or which by its terms may have at any time (whether actual or contingent) the right to vote (or which is convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Thompson or any of its Subsidiaries may vote. Except as set forth in Section 3.02(c)(i), there are no securities, options, warrants, calls, rights or Contracts of any kind to which Thompson or any of its Subsidiaries is a party, or by which Thompson or any of its Subsidiaries is bound, obligating Thompson or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares in the capital of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares in the capital of, or other equity or voting interests in, Thompson or any of its Subsidiaries or obligating Thompson or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or Contract.

(iv)

Other than pursuant to the Thompson Convertible Debenture Indenture and the Thompson Bond Indenture, there are no outstanding contractual or other obligations of Thompson or any of its Subsidiaries to (I) repurchase, redeem or otherwise acquire any shares in the capital of, or other equity or voting interests in or securities of, Thompson or any of its Subsidiaries or (II) vote or dispose of any shares in the capital of, or other equity or voting interests in or securities of, Thompson or any of its Subsidiaries. Thompson is not a party to any voting agreements with respect to any shares in the capital of or other equity or voting interests in or securities of, Thompson or any of its Subsidiaries and, to the knowledge of Thompson, as of the date of this Arrangement Agreement, except for the Voting Support Agreements, there are no irrevocable proxies and no voting agreements with respect to any shares in the capital of, or other equity or voting interests in or securities of, Thompson and any of its Subsidiaries.

(v)

All outstanding Thompson Options and Thompson Warrants are evidenced by individual written certificates and or agreements, in substantially the forms set forth in Schedule 3.02(c)(v) of the Disclosure Letter. No agreement relating to Thompson Options contains terms that are materially inconsistent with the terms contained in the Thompson Stock Option Plan, and no agreement relating to Thompson Warrants contains terms that are materially inconsistent with the terms contained in the Thompson Warrant Certificates.

(vi)	Schedule 3.02(c)(vi) of the Disclosure Letter sets forth (I) the name of each Thompson Optionholder and each Thompson

Warrantholder, the number of Thompson Shares vested and unvested pursuant to the Thompson Options or Thompson Warrants, as applicable, and (II) with respect to each such Thompson Optionholder or Thompson Warrantholder, as applicable, the Contracts pursuant to which such Thompson Optionholder or Thompson Warrantholder, as applicable, is entitled to exercise or acceleration, if any.

(vii)

Schedule 3.02(c)(vii) of the Disclosure Letter sets forth, as of November 30, 2010, all (I) indebtedness (other than accounts payable in the ordinary course of business) of a nature required to be set forth on an audited balance sheet (and the notes thereto) under Canadian GAAP and (II) outstanding Financial Indebtedness, other than that described in the foregoing clause (I), greater than $250,000, considered individually, in each case, of Thompson and its Material Subsidiaries. Other than as set forth in Schedule 3.02(c)(vii) of the Disclosure Letter, the indebtedness owing under the Thompson Bonds and the indebtedness owing under the Thompson Convertible Debentures, all of the outstanding Financial Indebtedness of Thompson is prepayable without prepayment penalty or premium. Other than as set forth in Schedule 3.02(c)(vii) of the Disclosure Letter, the Thompson Bonds and the Revolving Credit Facility, no Financial Indebtedness of Thompson contains any restrictions upon the incurrence of Financial Indebtedness by Thompson or restricts the ability of Thompson to grant any Liens on its properties or assets.

(viii)	Other than as set forth at Schedule 3.02(c)(viii) of the Disclosure Letter, there are no outstanding Guarantees (or any similar instruments or Contracts) by Thompson or its Subsidiaries.

(ix)

Following the consummation of the Arrangement in accordance with its terms, Parent will not have any obligation to make any payment to any person with respect to the purchase of any Thompson Shares, Thompson Options, Thompson Warrants or Thompson Convertible Debentures, except as contemplated in the Plan of Arrangement.

(x)

The Board has determined, acting in good faith and on the advice of its external legal counsel, and having considered the interests of Thompson and the holders of its outstanding securities including the Thompson Convertible Debentures, that it is in the best interests of Thompson and the shareholders of Thompson, in order to effect the Arrangement, that it agree to the obligations provided in Section 5.02(k).

(d)	Authority; Noncontravention.

(i)

Thompson has the requisite corporate power and authority to execute and deliver this Arrangement Agreement, to complete the Arrangement and the other transactions contemplated by this Arrangement Agreement, subject, in the case of completion of the Arrangement, to obtaining Shareholder Approval, the Interim Order and the Final Order, and to comply with the provisions of this Arrangement Agreement. The execution and delivery of this Arrangement Agreement by Thompson, the completion of the Arrangement and the other transactions contemplated by this Arrangement Agreement and the compliance by Thompson with the provisions of this Arrangement Agreement have been duly authorized by all necessary corporate action on the part of Thompson, and no other corporate proceedings (other than approval of the Proxy Circular and related documents) on the part of Thompson are necessary to authorize this Arrangement Agreement, to comply with the terms of this Arrangement Agreement or to complete the Arrangement and the other transactions contemplated by this Arrangement Agreement, subject, in the case of completion of the Arrangement, to obtaining Shareholder Approval, the Interim Order and the Final Order. This Arrangement Agreement has been duly executed and delivered by Thompson and, assuming the due execution and delivery of this Arrangement Agreement by Parent, constitutes a valid and binding obligation of Thompson, enforceable against Thompson in accordance with its terms, except that such enforceability may be (A) limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (B) subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(ii)

The Transaction Committee has duly and unanimously recommended to the Board (A) that it is in the best interests of Thompson to enter into this Arrangement Agreement and complete the Arrangement and the other transactions contemplated by this Arrangement Agreement on the terms and subject to the conditions set forth in this Arrangement Agreement, (B) that, in reliance on the Fairness Opinion and other factors, the Arrangement is fair to the Thompson Shareholders and Thompson Warrantholders, and (C) that the Board approve and declare advisable this Arrangement Agreement, the Arrangement and the other transactions contemplated by this Arrangement Agreement and recommend that Thompson Shareholders vote in favour of the Arrangement Resolution.

(iii)

The Board at a meeting duly called and held at which all of the directors of Thompson were present, duly and unanimously adopted (A) resolutions approving this Arrangement Agreement, the Arrangement and the other transactions contemplated by this Arrangement Agreement, (B) resolutions declaring that it is in the best interests of Thompson for Thompson to enter into this Arrangement Agreement and complete the Arrangement and the other transactions contemplated by this Arrangement Agreement on the terms and subject to the conditions set forth in this Arrangement Agreement; that, in reliance on the Fairness Opinion and other factors, the Arrangement is fair to the Thompson Shareholders and Thompson Warrantholders; and that Thompson prepare and deliver to Thompson Shareholders, Thompson Optionholders and Thompson Warrantholders the Proxy Circular recommending the Arrangement, and (C) a recommendation that the Thompson Shareholders vote in favour of the Arrangement Resolution, which resolutions, in each case, have not been rescinded, modified or withdrawn in any way.

(iv)

Other than as set forth in Schedule 3.02(d)(iv) of the Disclosure Letter, the execution and delivery of this Arrangement Agreement, the completion of the Arrangement and the other transactions contemplated by this Arrangement Agreement and compliance by Thompson with the provisions of this Arrangement Agreement do not and will not, subject to obtaining the Shareholder Approval and the Regulatory Approvals, contravene, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or permit, or result in, termination, cancellation, acceleration or change of any right or obligation or to a loss of a benefit under, or give rise to any rights of first refusal or trigger any change in control provisions or any restriction under, or require any notice, consent or other action by any person under, or result in the creation of any Lien in or upon any of the properties or assets of Thompson or its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under (including any right of a holder of a security of Thompson or its Subsidiaries to require Thompson or its Subsidiaries to acquire such security), any provision of (A) the Charter Documents of Thompson or its Subsidiaries, (B) any Material Contract or Permit to which Thompson or its Subsidiaries is a party or bound by or any of their respective properties or assets are bound by or subject to or otherwise under which Thompson or its Subsidiaries has rights or benefits or (C) subject to the governmental filings and other matters referred to in Section 3.02(d)(v) below, any (1) Laws or (2) federal, provincial or local, domestic or foreign, judgment, injunction, order, writ or decree (each, a “Judgment”) of any Governmental Entity, in each case, applicable to Thompson or its Subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, breaches, defaults, rights, terminations, cancellations, accelerations, consents, losses, Liens, rights or entitlements that, individually or in the aggregate, have not had and would not reasonably be likely to (x) result in a Material Adverse Effect with respect to Thompson, (y) prevent, materially impede or materially delay the consummation by Thompson or its Subsidiaries of the Arrangement or the other transactions contemplated hereby or (z) result in an impairment in any material respect of the ability of Thompson or its Subsidiaries to perform its obligations under this Arrangement Agreement.

(v)

No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity, is required by Thompson or its Subsidiaries in connection with the execution and delivery of this Arrangement Agreement by Thompson, the completion of the Arrangement or any of the other transactions contemplated by this Arrangement Agreement or the compliance by Thompson with the provisions of this Arrangement Agreement, except for (I) the Shareholder Approval, Interim Order and Final Order, (II) the Regulatory Approvals, (III) the filing with the CSA of this Arrangement Agreement, a material change report, the Proxy Circular and such other documents and reports under the Securities Laws and the rules and regulations promulgated thereunder, as may be required in connection with this Arrangement Agreement and the transactions contemplated by this Arrangement Agreement, (IV) any filings with the Director under the CBCA, (V) any filings required under the rules of the TSX and (VI) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not be reasonably likely to (x) result in a Material Adverse Effect with respect to Thompson, (y) prevent, materially impede or materially delay the completion by Thompson of the Arrangement or the other transactions contemplated hereby or (z) result in an impairment in any material respect of the ability of Thompson to perform its obligations under this Arrangement Agreement.

(e)	CSA Documents and Financial Statements.

(i)

Thompson is a “reporting issuer” or equivalent under Securities Laws and is not in default of any material requirements under Securities Laws. No delisting, suspension of trading or cease trading order with respect to the Thompson Shares has been issued and is outstanding, is pending or, to the knowledge of Thompson, threatened. To the knowledge of Thompson, no inquiry, review or investigation (formal or informal) of Thompson by any securities regulatory authority under applicable Securities Laws or the TSX is in effect or ongoing or expected to be implemented or undertaken.

(ii)

Thompson has made available to Parent, or the System for Electronic Data, Analysis and Retrieval (SEDAR) database contains in a publicly available format, complete and correct copies of all reports, schedules, forms, statements and other documents filed with or furnished to the CSA by Thompson since December 31, 2008 (together with all exhibits and schedules thereto and documents and other information incorporated therein by reference, the “CSA Documents”). Thompson has filed with or furnished to the CSA each report, schedule, form, statement or other document or filing required by Law to be filed or furnished since December 31, 2008. Each Subsidiary of Thompson is not required to file or furnish any material report, schedule, form, statement or other document with, or make any other filing with, or furnish any other material to, the CSA. At the time filed (or if amended or superseded by a filing prior to the date of this Arrangement Agreement, then on the date of such filing), each of the CSA Documents complied as to form in all material respects with the requirements of Securities Laws applicable to such CSA Document, and none of the CSA Documents at the time it was filed or furnished (or if amended or superseded by a filing prior to the date of this Arrangement Agreement, then on the date of such filing), contained any Misrepresentation. Except to the extent that information contained in any CSA Document filed or furnished and publicly available prior to the date of this Arrangement Agreement has been revised or superseded by a later filed or furnished CSA Document, none of the CSA Documents contains any Misrepresentation. Thompson has not received any comment letter from the CSA relating to the CSA Documents. As of the date of this Arrangement Agreement, to the knowledge of Thompson, none of the CSA Documents is the subject of any ongoing review by the CSA.

(iii)

The comparative financial statements (including the related notes) of Thompson included in the CSA Documents complied, at the time the respective statements were filed, as to form in all material respects with the applicable accounting requirements and the rules of the CSA with respect thereto, have been prepared in accordance with generally accepted accounting principles in effect from time to time in Canada (“Canadian GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of Thompson as of the dates thereof and its results of operations and cash flows for the periods then ended.

(iv)

Thompson and its Subsidiaries have no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except (A) as set forth in the most recent unaudited quarterly financial statements (including the notes thereto) included in the CSA Documents (the “Baseline Financials”), and (B) for liabilities incurred after the date of the Baseline Financials in the ordinary course of business and similar in character and amount to the liabilities and obligations set forth in the Baseline Financials, that are not and would not, individually or in the aggregate with all other liabilities and obligations of the Company and its Subsidiaries (other than those disclosed on the Baseline Financials and/or in the notes thereto), reasonably be expected to have a Material Adverse Effect, or, as a consequence of the consummation of the Arrangement, have a Material Adverse Effect. Without limiting the foregoing, the Baseline Financials reflect reasonable reserves in accordance with Canadian GAAP for contingent liabilities relating to pending litigation and other contingent obligations of the Company and its Subsidiaries.

(v)

Thompson has not filed any confidential material change report or similar disclosure document with any securities regulatory authority or stock exchange that remains confidential as of the date of this Arrangement Agreement.

(vi)

The chief executive officer of Thompson and the chief financial officer of Thompson each has made all certifications required by National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings, as applicable, with respect to the CSA Documents, and the statements contained in such certifications were accurate as of the date they were made.

(vii)

Neither Thompson nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Thompson and its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand), where the result, purpose or effect of such Contract is to avoid disclosure of any transaction involving, or liabilities of, Thompson or any of its Subsidiaries in Thompson’s or its Subsidiaries’ published financial statements or other CSA Documents.

(f)

Absence of Certain Changes or Events. Since September 30, 2010 to the date of this Arrangement Agreement, Thompson and each of its Subsidiaries has conducted its business only in the ordinary course of business and there has not been:

(i)	any Material Adverse Effect with respect to Thompson,

(ii)	any amendment or changes to the Charter Documents of the Company or its Material Subsidiaries,

(iii)

any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any shares in the capital of, or equity or other voting interests in, Thompson and its Subsidiaries,

(iv)

any split, combination or reclassification of any shares in the capital of, or equity or other voting interests in, Thompson and its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares in the capital of, or other equity or voting interests in, Thompson and its Subsidiaries,

(v)	except as disclosed in Schedule 3.02(f)(v) of the Disclosure Letter:

(A)

any adoption of or entry by Thompson and its Subsidiaries into, any amendment of or modification to or agreement to amend or modify, or any termination of, (1) any consulting agreement between Thompson and its Subsidiaries, on the one hand, and any current or former officer or director of Thompson and its Subsidiaries, on the other hand, or (2) any consulting agreement between Thompson and its Subsidiaries, on the one hand, and any other Thompson Personnel, on the other hand,

(B)

any adoption of or entry by Thompson and its Subsidiaries into, any amendment of or modification to or agreement to amend or modify, or any termination of, (1) any Contract between Thompson and its Subsidiaries, on the one hand, and any Thompson Personnel, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Thompson of the nature contemplated by this Arrangement Agreement or (2) any trust or insurance Contract or other agreement to fund or otherwise secure payment of any compensation or benefit to be provided to any Thompson Personnel (all such Contracts under this clause (v), including any such Contract which is entered into any time prior to or on or after the date of this Arrangement Agreement, collectively, “Benefit Agreements”),

(vi)

any change in financial or tax accounting methods, principles or practices by Thompson and its Subsidiaries, except insofar as may have been required by Canadian GAAP, IFRS, the conversion from Canadian GAAP to IFRS or applicable Laws,

(vii)	any material write-down by Thompson and its Subsidiaries of any of the assets of Thompson and its Subsidiaries,

(viii)	other than as disclosed in Schedule 3.02(f)(viii) and the 2011 Budget, any capital expenditure or commitment by the Company or its Subsidiaries exceeding $5 million in the aggregate,

(ix)

except as disclosed in Schedule 3.02(f)(ix) of the Disclosure Letter, there has not been any satisfaction or settlement of any material claims or material liabilities that were not reflected in the Company’s Baseline Financials, other than the settlement of claims or liabilities incurred in the ordinary course of business,

(x)

except as disclosed in Schedule 3.02(f)(x) of the Disclosure Letter any Material Contract to which either the Company or its Subsidiaries is a party or by which either it or its Subsidiaries or their respective assets (whether tangible or intangible) are bound or any termination, extension, amendment or modification of the terms of any Material Contract, or

(xi)

any sale, lease, license or other disposition of any of the material assets (whether tangible or intangible) or properties of Thompson or its Subsidiaries outside of the ordinary course of business consistent with past practice.

(g)

Litigation. Schedule 3.02(g) of the Disclosure Letter sets forth, as of the date of this Arrangement Agreement, a complete and correct list of each claim, action, suit, arbitration, judicial, administrative and regulatory proceeding or investigations pending or, to the knowledge of Thompson, threatened by or against Thompson or its Subsidiaries (each, a “Claim”)

(i) with respect to Claims pending or threatened against Thompson or its Subsidiaries, for money damages in excess of $1 million, and with respect to Claims pending or threatened by Thompson or its Subsidiaries, for money damages in excess of $2 million, (ii) that seeks injunctive relief or other non-monetary remedies, (iii) that may give rise to any legal restraint on or prohibition against or limit the material benefits to Parent of the transactions contemplated by this Arrangement Agreement or (iv) that, if resolved in accordance with plaintiff’s demands, is reasonably likely to have a Material Adverse Effect with respect to Thompson. There is no Judgment of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of Thompson, investigation, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Entity involving, Thompson and its Subsidiaries. Except as set forth at Schedule 3.02(g) of the Disclosure Letter, neither Thompson nor any of its Subsidiaries has, since December 31, 2009 (i) commenced any Litigation other than any Litigation, on an individual basis, that is comprised solely of monetary Claims of less than $2 million or (ii) settled or satisfied any Litigation other than any Litigation, on an individual basis, that is comprised solely of monetary Claims of less than $2 million.

(h)

Material Contracts. Except as set forth at Schedule 3.02(h) of the Disclosure Letter, the Company and the Material Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under the Material Contracts. Except as set forth at Schedule 3.02(h) of the Disclosure Letter, neither the Company nor any of the Material Subsidiaries is in breach or default under any Material Contract to which it is a party or bound, nor does the Company have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default. Neither the Company nor any Material Subsidiary knows of, or has received written notice of, any breach or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any such Material Contract by any other party thereto. Prior to the date hereof, the Company made available to Parent true and complete copies of all of the Material Contracts of the Company. All contracts that are material to the Company and its Subsidiaries, taken as a whole, are with the Company or a Material Subsidiary. All Material Contracts are legal, valid, binding and in full force and effect and are enforceable by the Company (or a Material Subsidiary, as the case may be) in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity) and are the product of arm’s length negotiations between the parties thereto.

(i)	Compliance with Laws.

(i)

Except as set forth at Schedule 3.02(i)(i) of the Disclosure Letter, Thompson and its Material Subsidiaries and their respective properties, assets, operations and businesses have been and are being operated and have been and are in compliance in all material respects with all applicable Laws and Judgments, and neither Thompson nor any of its Material Subsidiaries has received a notice or other communication alleging a possible material violation of any Law or Judgments applicable to its properties, assets, businesses or operations.

(ii)

Neither Thompson, nor to the knowledge of Thompson, any of its directors, executives, representatives, agents or employees has, (i) used or is using any corporate funds for any illegal contributions, gifts, entertainment or other expenses relating to political activity that would be illegal, (ii) used or is using any corporate funds for any direct or indirect illegal payments to any foreign or domestic governmental officials or employees, (iii) violated or is violating any provision of the United States Foreign Corrupt Practices Act of 1977 or the Corruption of Foreign Public Officials Act (Canada) or any applicable Law of similar effect, (iv) has established or maintained, or is maintaining, any illegal fund of corporate monies or other properties, or (v) made any bribe, illegal rebate, illegal payoff, influence payment, kickback or other illegal payment of any nature.

(j)	Absence of Changes in Benefit Plans; Employees, Employment Agreements; Labour Relations.

(i)

Except as disclosed in the filed CSA Documents or in Schedule 3.02(j)(i) of the Disclosure Letter, neither Thompson nor any of its Subsidiaries has entered into any written or verbal agreement or understanding providing for employment, severance or other termination related payment or indemnity in lieu of notice, including without limiting the generality of the foregoing, in respect of a change in control of the relevant entity.

(ii)

Except as disclosed in the CSA Documents or in Schedule 3.02(j)(ii) of the Disclosure Letter, since September 30, 2010 to the date of this Arrangement Agreement, neither Thompson nor any of its Subsidiaries has adopted, implemented, entered into, terminated, amended, modified or agreed to adopt, enter into, terminate, amend or modify in any material respect any collective bargaining agreement or any bonus, loan, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock repurchase right, stock option (including the Thompson Stock Option Plan), phantom stock, stock-based compensation, performance, retirement, savings, paid time off, perquisite, vacation, severance, change in control, indemnification, termination, retention, disability, death benefit, hospitalization, medical or other welfare benefit or other similar plan, program, arrangement or agreement (whether oral or written, funded or unfunded and whether or not subject to the laws of Canada), which is sponsored, maintained, contributed to or required to be maintained or contributed to by Thompson and its Subsidiaries or with respect to which Thompson or any of its Subsidiaries is otherwise jointly or severally liable under applicable Laws, in each case, providing compensation or benefits to any current or former director, officer, employee, individual contractor or individual consultant of Thompson or its Subsidiaries (collectively, “Thompson Personnel”) and other persons, but not including the Benefit Agreements or CPP, QPP, workplace safety and insurance or other benefit plan established and to which Thompson and its Subsidiaries are required to participate in or contribute to under Law (all such plans, programs, arrangements and agreements, including any such plan, program, arrangement or agreement entered into or adopted on or after the date of this Arrangement Agreement, collectively, “Benefit Plans”).

(iii)

As of the date of this Arrangement Agreement, there are no collective bargaining or other labour union or similar agreements to which Thompson or any of its Subsidiaries is a party or by which any of them is bound. Since December 31, 2008, neither Thompson nor its Subsidiaries has encountered any labour union organizing activity, or had any actual or, to the knowledge of Thompson, threatened employee strikes, work stoppages, slowdowns or lockouts. None of the employees of Thompson and its Subsidiaries is represented by any union, employee organization or other group that may qualify as a union with respect to his or her employment by Thompson or its Subsidiaries. Each of Thompson and its Subsidiaries is, and since December 31, 2008, has been, in compliance in all material respects with all applicable Laws and Judgments relating to employment and employment practices including, among others, occupational safety and health standards, language of work, terms and conditions of employment and wages and hours, and is not, and since December 31, 2008, has not, engaged in any unfair labour practice. As of the date hereof, Thompson has not received notice of any unfair labour practice charge or complaint against Thompson or any of its Subsidiaries that is pending, and, to the knowledge of Thompson or any of its Subsidiaries, there is no unfair labour practice charge or complaint against Thompson or any of its Subsidiaries threatened, in each case before any court, board or other tribunal with respect to any employment or labour matters.

(iv)

Except as set out in Schedule 3.02(j)(iv) of the Disclosure Letter, to the knowledge of Thompson or any of its Subsidiaries, no Thompson Personnel is a party to or bound by any Contract, is subject to any Judgment or is a party to any Litigation, in each case, that may interfere with the use of such Thompson Personnel’s best efforts to promote the interests of Thompson and its Subsidiaries, conflict with the operations or business of Thompson or any of its Subsidiaries (as currently conducted or as currently proposed to be conducted) or the transactions contemplated by this Arrangement Agreement or could reasonably be expected to adversely affect Thompson or any of its Subsidiaries in any material respect. To the knowledge of Thompson or any of its Subsidiaries, no activity of any Thompson Personnel in their capacity as Thompson Personnel has caused a violation of any employment Contract, confidentiality agreement, patent disclosure agreement or other Contract.

(v)

Neither Thompson nor any of its Subsidiaries has paid or will either be required to pay any bonus, fee, distribution, remuneration, termination, severance, indemnities in lieu of notice or other compensation to any person (other than salaries, wages or bonuses paid or payable to Thompson Personnel in the ordinary course of business in accordance with current compensation levels and practices as set out in the current employment contracts) as a result of the transactions contemplated by this Arrangement Agreement or otherwise.

(vi)

Schedule 3.02(j)(vi) of the Disclosure Letter discloses all of the Thompson Personnel and persons who are receiving remuneration for work or services provided to Thompson and its Subsidiaries who are not Thompson Personnel as of the date of this Arrangement Agreement. Except as set out in Schedule 3.02(j)(vi) of the Disclosure Letter, no Thompson Personnel is on long-term disability leave, extended absence or receiving benefits pursuant to applicable workers’ compensation legislation. The execution and delivery of this Arrangement Agreement and the completion of the transactions contemplated hereby (including the Arrangement) and compliance by Thompson and its Subsidiaries with the provisions of this Arrangement Agreement do not and will not conflict with, or result in any violation or breach by Thompson or any of its Subsidiaries of, or default by Thompson or any of its Subsidiaries (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any material obligation of Thompson or any of its Subsidiaries or to a loss of a material benefit by Thompson or any of its Subsidiaries under, or result in the creation of any Lien in or upon any of the properties or assets of Thompson or any of its Subsidiaries under, or give rise to any materially increased, additional, accelerated or guaranteed rights or entitlements against Thompson or any of its Subsidiaries under, any Contract under which any Thompson Personnel is now obligated.

(k)	Environmental Matters.

(i)

(A) Except as set forth in Schedule 3.02(i) of the Disclosure Letter, each of Thompson and its Subsidiaries is, and since December 31, 2006, has been, in compliance in all material respects with all applicable Environmental Laws, and as of the date hereof neither Thompson nor its Subsidiaries has received any written communication alleging that Thompson or its Subsidiaries is in violation of, or may have liability under, any Environmental Law; (B) Thompson and each of its Subsidiaries possesses and is in compliance in all material respects with all Permits required under applicable Environmental Laws for the conduct of their respective operations as now being conducted, and all such Permits are in good standing; and (iii) there are no material Environmental Claims pending or, to the knowledge of Thompson, threatened against Thompson and its Subsidiaries.

(ii)

Neither Thompson nor its Subsidiaries has used any of its property or assets, or permitted them to be used, to generate, manufacture, refine, treat, transport, store, handle, dispose of, transfer, produce or process any Hazardous Material except in compliance with all Environmental Laws. All Hazardous Materials disposed of, treated or stored on lands owned or occupied by Thompson or its Subsidiaries, or off-site of such lands, have been disposed of, treated and stored in compliance in with all Environmental Laws.

(iii)

There is no Litigation in progress, pending or, to the knowledge of Thompson, threatened in which it is alleged that Thompson or its Subsidiaries, or any Thompson Personnel or agent or any other person for whom Thompson is responsible is liable for a domestic or foreign federal, provincial, state, municipal or local clean-up or remediation of lands contaminated with Hazardous Materials.

(iv)

For all purposes of this Arrangement Agreement, (A) “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, Judgments, demands, directives, claims, Liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any person alleging liability of any kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from the failure to comply with any Environmental Law; (B) “Environmental Law” means any Law, Judgment, legally binding agreement or Permit issued, promulgated or entered into by or with any Governmental Entity relating to pollution, the protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), natural resources or human health and safety, and (C) “Hazardous Materials” means petroleum, petroleum hydrocarbons, petroleum products or petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, and polychlorinated biphenyls, and any other chemical, material, substance or waste in any amount or concentration (a) that is now or hereafter becomes defined as or included in the definition of “hazardous substances”, “hazardous materials”, “hazardous wastes”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “pollutants”, “deleterious substances”, “dangerous goods”, “corrosive substances”, “regulated substances”, “solid wastes” or “contaminants” or words of similar import under any Environmental Law, or (b) that is otherwise defined, regulated under, or for which liability can be imposed under Environmental Law.

(l)	Pension and Benefits.

(i)

Schedule 3.02(l)(i) of the Disclosure Letter sets forth a complete and correct list of all Benefit Plans and all material Benefit Agreements (which, for greater certainty, includes all Benefit Agreements between Thompson or any of its Subsidiaries, on one hand, and any director or officer of Thompson and its Subsidiaries or shareholder of Thompson, on the other). Thompson has delivered or made available to Parent current and complete copies of all Benefit Plans and Benefit Agreements, as amended to date, together with all other material documents including, among other things, reports and correspondence relating to the Benefit Plans and Benefit Agreements.

(ii)	Other than as set forth in Schedule 3.02(l)(i) of the Disclosure Letter, there are no Benefit Plans or Benefit Agreements providing pensions, superannuation benefits or retirement savings including pension plans, top up pensions or supplemental pensions, “registered retirement savings plans” (as defined in the Tax Act), “registered pension plans” (as defined in the Tax Act) and “retirement compensation arrangements” (as defined in the Tax Act) to Thompson Personnel or other persons employed or resident in Canada or their spouses or beneficiaries.

(iii)

Each Benefit Plan is, and has been, established, registered, amended, funded, administered and invested in compliance with the terms of such Benefit Plan (including the terms of any Benefit Agreement or other documents in respect of such Benefit Plan) and all Laws. Neither Thompson nor any of its Subsidiaries has received, in the last three years, any notice, correspondence or other written or verbal enquiry from any person questioning or challenging such compliance, and neither Thompson nor any of its Subsidiaries has knowledge of any such notice beyond the last three years. There is no investigation by a Governmental Entity, pending termination proceedings or other claims (other than routine claims for payment of benefits), suits or proceedings pending or, to the knowledge of Thompson or any of its Subsidiaries threatened involving any Benefit Plan or their assets, and no facts exist which could reasonably be expected to give rise to any claims (other than routine claims for payment of benefits), suits or proceedings. All reports, returns and similar documents with respect to all Benefit Plans required to be filed with any Governmental Entity or distributed to any Benefit Plan participant have been duly and timely filed or distributed.

(iv)

Neither Thompson nor any of its Subsidiaries has any formal plan or has made any promise or commitment, whether legally binding or not, to create any additional Benefit Plan or to improve or change the benefits provided under any Benefit Plan.

(v)

Except as disclosed in the CSA Documents or as set forth in Schedule 3.02(l)(v) of the Disclosure Letter, none of the Benefit Plans provide for benefit increases or acceleration of, or an increase on, securing or funding obligations that are contingent upon, or will be triggered by, the entering of this Arrangement Agreement or the completion of the transactions contemplated herein.

(vi)	There are no Benefit Plans to which Thompson or any of its Subsidiaries are required to contribute, maintain or participate in which are not maintained or administered by Thompson or its Subsidiaries.

(vii)

All data necessary to administer each Benefit Plan is in the possession of Thompson, its Subsidiaries or their agents and is in a form which is sufficient for the proper administration of the Benefit Plan in accordance with its terms and all Laws and such data is complete and correct.

(viii)

None of the Benefit Plans, or any Benefit Agreements, require or permit a retroactive increase in premiums or payments, or require additional premiums or payments on termination of the Benefit Plan or any Benefit Agreement relating thereto.

(ix)

All employer and employee payments, contributions and premiums required to be remitted, paid to or in respect of each Benefit Plan have been paid or remitted in a timely fashion in accordance with the terms of any document in respect of the Benefit Plan, any Benefit Agreement and applicable Laws. Neither Thompson nor its Subsidiaries has incurred, or is reasonably likely to incur, any unfunded liabilities in relation to any Benefit Plan that have not been properly accounted for under Canadian GAAP or IFRS, as applicable.

(x)

There are no agreements, or undertakings, written or oral, other than those set forth in the written Benefit Plans that would result in any material liability to Thompson or any of its Subsidiaries on or at any time after the Effective Date on amendment or termination of any Benefit Plan (including any Benefit Plan covering retirees or other former employees and/or their spouses or beneficiaries).

(xi)

None of the Benefit Plans provide benefits beyond retirement or other termination of service to Thompson Personnel except where the cost thereof is borne entirely by the former employee (or his or her eligible dependents or beneficiaries) or as required by applicable Laws.

(m)	Taxes.

(i)

Each of Thompson and its Subsidiaries has filed in the prescribed form and within the prescribed time all tax returns required to be filed by it, and all such tax returns are complete and correct in all material respects. Thompson and each of its Subsidiaries has timely paid all material taxes due and payable by it, including all instalments on account of taxes for the current year that are due and payable by it, whether or not assessed and whether or not shown on any tax return, other than taxes being contested in good faith and for which adequate reserves, in accordance with Canadian GAAP, have been established. The most recent financial statements contained in the CSA Documents reflect an adequate reserve, in accordance with Canadian GAAP other than as required to comply with IFRS, for amounts at least equal to the amount of all material taxes payable by Thompson and its Subsidiaries that are not yet due and payable whether or not assessed and whether or not shown as being due on any tax returns and that relate to periods ending on or prior to the date of such financial statements, and Thompson and each of its Subsidiaries has made adequate provisions in accordance with Canadian GAAP or IFRS, as applicable, in their books and records for any taxes accruing in respect of any period which has ended subsequent to the period covered by such financial statements.

(ii)

Other than as set forth in Schedule 3.02(m)(ii) of the Disclosure Letter, as of the date hereof, no tax return of Thompson and its Subsidiaries is, to the knowledge of Thompson, currently under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by Thompson or its Subsidiaries. There is no deficiency, assessment or reassessment, refund litigation, proposed adjustment or matter in controversy with respect to any material amounts of taxes due and owing by Thompson or its Subsidiaries. Any deficiency, assessment or reassessment resulting from any completed audit or examination or concluded litigation relating to material amounts of taxes by any taxing authority has been timely paid. As of the date hereof, no proposed material adjustments relating to taxes were raised in writing by the relevant taxing authority during any presently pending audit or examination, and no proposed material adjustments relating to taxes were raised in writing by the relevant taxing authority in any completed audit or examination that could reasonably be expected to recur in a later taxable period.

(iii)

Neither Thompson nor any of its Subsidiaries has requested any extension of time within which to file any tax return which tax return has not yet been filed and there is no currently effective agreement or other document extending the period of assessment or collection of any taxes.

(iv)

No Liens for taxes exist with respect to any assets or properties of Thompson or any of its Subsidiaries, except for Liens imposed by applicable Laws for taxes not yet due and Liens for taxes that Thompson or its Subsidiaries are contesting in good faith through appropriate proceedings.

(v)

Thompson and each of its Subsidiaries has complied in all material respects (individually or in the aggregate) with all applicable Laws relating to the withholding and remittance of taxes and have, within the time and the manner prescribed by Law, withheld all material taxes and other amounts (individually or in the aggregate) required to be so withheld and has duly and timely remitted to the appropriate taxing authority such taxes and other amounts required by Law to be remitted by it.

(vi)

Thompson and each of its Subsidiaries has conducted all aspects of its business in accordance with the terms and conditions of all tax rulings and tax concessions that were provided by any relevant taxing authority.

(vii)

Since the publication date of the Baseline Financials, no material tax liability not reflected in such statements or otherwise provided for in the books and records of Thompson in accordance with Canadian GAAP or IFRS, as applicable, has been assessed, incurred or accrued or to the knowledge of Thompson, proposed to be assessed, incurred or accrued.

(viii)

Thompson and each of its Subsidiaries has duly and timely collected all material amounts on account of any sales or transfer taxes, including goods and services taxes, harmonized sales and provincial or territorial sales taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Entity any such amounts required by applicable Laws to be remitted by it.

(ix)

Other than as contemplated by Section 2.03, neither Thompson nor any of its Subsidiaries has made, prepared and/or filed any elections, designations, or similar filings relating to taxes or entered into any agreement or other arrangement in respect of taxes or tax returns that has any material effect for any period ended after the Effective Date.

(x)

Thompson has delivered or made available to Parent (A) complete and correct copies of all tax returns of Thompson and each of its Subsidiaries relating to taxes for the past three taxable periods and (B) complete and correct copies of all tax rulings (including private letter rulings), taxation authority reports, information document requests, notices of proposed deficiencies, proposal letters, deficiency notices, notices of assessment or reassessment, protests, petitions, closing agreements, settlement agreements, pending ruling requests, transfer pricing studies, valuation studies and any similar documents received from or submitted to a taxation authority by, or agreed to by or on behalf of Thompson and/or any of its Subsidiaries, and relating to taxes for the past three taxable periods.

(xi)

Neither Thompson nor any of its Subsidiaries is a party to, bound by any or currently has any liability under any tax sharing agreement, tax indemnity obligation or similar agreement or arrangement with respect to taxes (including any advance pricing agreement, closing agreement or other similar written agreement relating to taxes with any taxing authority).

(xii)

To the knowledge of Thompson, the Company has not participated, directly or through a partnership, in a transaction or series of transactions contemplated in subsection 247(2) of the Tax Act or any comparable law in any province or territory in Canada. Thompson has not commissioned any transfer pricing studies since 2005.

(xiii)

Except pursuant to this Arrangement Agreement, for purposes of the Tax Act or any other applicable tax statute, no person or group of persons has ever acquired or had the right to acquire control of Thompson or any of its Subsidiaries.

(xiv)

None of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provision of the tax legislation of any province or any other jurisdiction, have applied or, to the knowledge of Thompson, will apply to Thompson or any of its Subsidiaries at any time up to and including the Closing Date.

(xv)

To the knowledge of Thompson, neither Thompson nor any of its Subsidiaries has acquired property from a non-arm’s length person, within the meaning of the Tax Act, for consideration, the value of which is less than the fair market value of the property acquired in circumstances which could subject it to a liability under section 160 of the Tax Act.

(xvi)

For purposes of this Arrangement Agreement, (A) “taxes” shall include all taxes of any kind including all federal, provincial, state and local, domestic and foreign income, franchise, property, mining, transfer duties, sales, goods and services, harmonized sales, excise, employment, employer health, payroll, health, social security, value-added, ad valorem, transfer, withholding and other taxes, including taxes based on or measured by gross receipts, profits, capital, sales, use or occupation, tariffs, levies, customs duties and import and export taxes, countervail and anti-dumping, license or registration fees, Canada, Quebec and other government pension plan premiums or contributions, impositions, assessments or governmental charges of any nature whatsoever, including any interest, penalties, fines or additions with respect thereto and including any transfer pricing penalties imposed by a taxation authority; (B) “taxing authority” means any Governmental Entity exercising regulatory authority in respect of any taxes; and (C) “tax return” means any returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto made, prepared, filed or required to be made, prepared or filed in respect of taxes.

(n)	Real Property.

(i)

With respect to the real or immovable property owned by Thompson or its affiliates as of the date hereof, all of which is listed in Schedule 3.02(n)(i) of the Disclosure Letter (the “Thompson Owned Real Property”), (i) Thompson or its affiliates, as applicable, has valid, good and marketable fee simple title to the Thompson Owned Real Property, free and clear of any Liens except Permitted Liens and (ii) there are no outstanding options or rights of first refusal to purchase the Thompson Owned Real Property, or any portion thereof or interest therein.

(ii)

With respect to the real or immovable property leased, subleased or otherwise occupied by Thompson or any of its affiliates as of the date hereof, all of which is listed in Schedule 3.02(n)(ii) of the Disclosure Letter (the “Leased Real Property”), (A) each lease, sublease or occupancy agreement for such property is valid, subsisting, legally binding, enforceable (subject to the Bankruptcy and Equity Exception) and in full force and effect unamended by oral or written agreement, true and complete copies of which (including all related amendments, supplements, notices and ancillary agreements) have been made available to Parent, and each is in good standing and there has not been any material breach or material default under such lease, sublease or occupancy agreement by Thompson or any of its affiliates, or, to the knowledge of Thompson, on the part of the landlord nor any arrears of rent, and no event has occurred which, with notice, lapse of time or both, would constitute a material breach or material default by Thompson or any of its affiliates or, to the knowledge of Thompson, by the landlord or permit termination, modification or acceleration by any party thereunder, nor is there any dispute between Thompson or any of its affiliates and any landlord under any lease, (B) no third party has repudiated or has the right to terminate or repudiate any such lease, sublease or occupancy agreement (except for the normal exercise of remedies in connection with a default thereunder or any termination rights set forth in the lease, sublease or occupancy agreement) or any provision thereof, (C) none of the leases, subleases or occupancy agreements has been assigned by Thompson or its affiliates in favour of any person and (D) the current uses of each property subject to a lease, sublease or occupancy agreement comply with applicable Laws in all material respects. To the knowledge of Thompson, no counterparty to any foregoing lease, sublease or occupancy agreement is in default thereunder.

(iii)	There are no Liens other than Permitted Liens on the leasehold, subleasehold, occupancy rights or other rights of Thompson or any affiliate thereof with respect to any Leased Real Property.

(iv)

True and complete copies of: (i) deeds, title insurance policies, certificates of title, title opinions, summaries or memoranda relating to title to the Thompson Owned Real Property, (ii) appraisals, valuations or other information evidencing the cost, assessed value and/or market value of the Thompson Owned Real Property, (iii) any surveys, real property reports, reference plans, aerial photographs and site plans, (iv) any reports, including but not limited to zoning reports prepared by a zoning consultant, or findings relating to building inspections, roof conditions, structural elements, services or other physical condition of the Improvements and Thompson Owned Real Property, and (v) materials relating to work orders, notices of violation or deficiency notices affecting the Thompson Owned Real Property, in each case within the possession or control of Thompson, have been made available to Parent.

(v)

Other than as set forth in Schedule 3.02(n)(v) of the Disclosure Letter, all plants, buildings, structures, fixtures, erections and improvements located on, over, under or upon the Thompson Owned Real Property and mechanical, electrical, plumbing, heating and air-conditioning systems relating to the Thompson Owned Real Property, including any of the foregoing under construction have been constructed in good and workmanlike manner and in compliance in all material respects with all Laws, are in good condition, repair and proper working order, having regard to their use and age, are suitable and adequate for the purposes for which they have been designed, and such assets have been properly and regularly maintained.

(o)

Intellectual Property. Schedule 3.02(o) of the Disclosure Letter sets out all patents, trade-marks, trade names, service marks, copyrights, know-how and all other intellectual property and proprietary rights that are material to the conduct of the business, as presently conducted, of Thompson and its Subsidiaries taken as a whole (collectively, the “Intellectual Property Rights”). Thompson and its Subsidiaries own or have the right to use all such Intellectual Property Rights and to the knowledge of Thompson all such Intellectual Property Rights do not infringe in any material way upon any third parties’ intellectual property and proprietary rights and no event has occurred, and no event will occur as a result of the transactions contemplated hereby that would render invalid or unenforceable any such Intellectual Property Rights.

(p)	Insurance.

(i)

Since December 31, 2008, Thompson and its Subsidiaries have maintained insurance policies covering the operations and assets of Thompson and its Subsidiaries with policies issued, such policies having terms and providing insurance coverages comparable to those that are customarily carried and insured against by owners of comparable businesses, properties and assets. The third party insurance policies of Thompson and/or its Subsidiaries are in full force and effect in accordance with their terms and Thompson and/or its Subsidiaries is not in material default under the terms of any such policy. As of the date hereof, Thompson has no knowledge of threatened termination of, or material premium increase with respect to, any of such policies.

(ii)	Thompson and its Subsidiaries maintain a sufficient level of insurance to comply with (A) each of the Permits applicable to it and (B) the terms and conditions of each of the Material Contracts.

(iii)

There is no Claim pending by Thompson or any of its Subsidiaries under any insurance policy that has been denied, rejected, questioned or disputed by any insurer or as to which any insurer has made any reservation of rights or refused to cover all or any portion of such claims. Any Claim by Thompson or any of its Subsidiaries covered by any of the insurance policies has been properly reported to and accepted by the applicable insurer.

(q)

Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than BMO Capital Markets and GMP Securities L.P., the fees and expenses of which will be paid by Thompson, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Arrangement and the other transactions contemplated by this Arrangement Agreement based upon arrangements made by or on behalf of Thompson. Thompson has delivered to Parent complete and correct copies of all agreements under which any such fees or commissions are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable. The fees and expenses of any accountant, broker, financial advisor, consultant, legal counsel or other person retained by Thompson in connection with this Arrangement Agreement or the transactions contemplated hereby incurred or to be incurred by Thompson in connection with this Arrangement Agreement and the transactions contemplated by this Arrangement Agreement and not yet paid will not exceed the fees and expenses set forth in Schedule 3.02(q) of the Disclosure Letter. Neither Thompson nor any of its Subsidiaries has paid or agreed to pay any fee, commission or expense incurred by any Thompson Shareholder (including the fees, commissions or expenses of any accountant, auditor, broker, financial advisor, consultant or legal counsel retained by or on behalf of any Thompson Shareholder) arising from or in connection with this Arrangement Agreement or the transactions contemplated hereby.

(r)	Mining.

(i)

With respect to information set forth in the CSA Documents: (i) the estimated, proven and probable mineral reserves, and measured, indicated and inferred mineral resources, if any, have been prepared and disclosed in all material respects in accordance with NI 43-101; (ii) there has been no material reduction in the aggregate amount of estimated, measured, indicated and inferred mineral resources or mineralized material, if any, of Thompson or its Material Subsidiaries from the amounts disclosed in Thompson’s most recent annual information form, most recent prospectus and publicly filed technical reports pursuant to NI 43-101, as at the respective dates indicated in such filed documents; (iii) the methods used in estimating the mineral reserves and mineral resources, if any, of Thompson or its Material Subsidiaries, are in accordance with accepted mineral reserve and mineral resource estimation practices; and (iv) Thompson has duly filed with the CSA in compliance with applicable Securities Laws all reports required by NI 43-101 to be filed with the CSA and all such reports comply with the requirements of NI 43-101.

(ii)

Thompson and its Material Subsidiaries hold in relation to the Material Properties freehold title, exploration licenses, mining licenses, surface leases, claims, concessions, subsurface and underground rights or other conventional property, proprietary or contractual interests or rights as disclosed in Schedule 3.02(r)(ii) of the Disclosure Letter (collectively, the “Mineral Rights”), recognized in the jurisdiction in which a particular property is located in respect of the minerals located in the Material Properties under valid, subsisting and enforceable (subject to the Bankruptcy and Equity Exception) title documents or other recognized and enforceable (subject to the Bankruptcy and Equity Exception) agreements or instruments, sufficient to permit Thompson or its applicable affiliate and their respective joint venture partners to operate their respective businesses as presently conducted, all such property, leases, licenses or claims and all property, leases, licenses or claims in which Thompson and its Material Subsidiaries have any interest or right have been validly located and recorded in accordance with all applicable Laws and are valid and subsisting, Thompson and its Material Subsidiaries have all surface rights, subsurface and underground rights, access rights and other necessary rights and interest relating to the properties in which Thompson or any of its Material Subsidiaries has an interest necessary to permit, in relation to the Material Properties, the operation of their respective businesses as presently conducted, with only such exceptions as do not materially interfere with the use made by Thompson or applicable Material Subsidiary of the rights or interests so held and each of the proprietary interests or rights and each of the documents, agreements and instruments and obligations relating thereto referred to above are currently in good standing on the part of Thompson or any of its Material Subsidiaries;

(iii)	Except as set out in Schedule 3.02(r)(iii) of the Disclosure Letter:

(A)

Thompson or one of its Material Subsidiaries has good and marketable title to the Mineral Rights and is the sole legal and beneficial owner of all right, title and interest in and to the Mineral Rights, free and clear of any Liens, other than the Permitted Liens;

(B)

no person, other than Thompson and its Material Subsidiaries, has any interest in any of the Mineral Rights or the production or profits therefrom or any royalty in respect thereof any right to acquire any such interest;

(C)

there are no back-in rights, earn-in rights, rights of first refusal or similar provisions or rights which would materially affect Thompson’s or any of its Material Subsidiaries’ interest in any of the Mineral Rights;

(D)

there are no material restrictions on the power, capacity and authority of Thompson and its Material Subsidiaries to use, transfer or exploit the Mineral Rights, except pursuant to the applicable Law or the terms of the Mineral Rights;

(E)

neither Thompson nor any of its Material Subsidiaries has received any notice, whether written or oral, from any Governmental Entity of any revocation or intention to revoke any interest of Thompson or any of its Material Subsidiaries, in any of the Mineral Rights;

(F)

neither Thompson nor any of its Material Subsidiaries has abandoned any mines located in or on the lands of Thompson or any of its Material Subsidiaries, as applicable, or lands pooled or unitized therewith; and

(G)

all future abandonment, remediation and reclamation obligations known to Thompson and its Material Subsidiaries as of the date hereof have been adequately set forth in “Rapport S-09-2220 Plan de Restauration – Mine de fer Lac Bloom”, AMEC Journeaux Bédard dated July 2009 and in the Lumby Quinto Mine Site Closing and Reclaimation Plan, Rescan Environmental Services Ltd. dated May 2010.

(iv)

All assessments or other work required to be performed in relation to the material mining claims and/or concessions and the exploration and mining rights of Thompson and its Material Subsidiaries in relation to the Material Properties in order to maintain their respective interests therein, if any, have been performed to date and Thompson and its Material Subsidiaries have complied in all respects with all applicable Laws in this connection as well as with regard to legal, contractual obligations to third parties in this connection except for any non-compliance which would not either individually or in the aggregate cause a Material Adverse Effect with respect to Thompson or any of its Material Subsidiaries. All such exploration licenses and exploration rights are in good standing in all material respects as of the date of this Arrangement Agreement.

(v)

All mining operations and exploration activities on the Thompson Owned Real Property or the Leased Real Property since the acquisition or lease of such properties by Thompson or its Material Subsidiaries have been conducted in all material respects in accordance with good environmental, exploration, mining and engineering practices and all applicable material workers’ compensation and health and safety and workplace laws, regulations and policies have been complied with in all material respects.

(vi)

The only freehold title, exploration licenses, mining licenses, surface leases, claims, concessions, subsurface and underground rights or other conventional property, proprietary or contractual interests or rights in which Thompson has an interest, whether directly or indirectly, registered or unregistered, are as disclosed in Schedule 3.02(r)(vi) of the Disclosure Letter.

(s)	Operational Matters. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect:

(i)

all material rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens, contract commitments, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any direct or indirect assets of Thompson, its Material Subsidiaries and their respective joint ventures, have been: (A) duly paid; (B) duly performed; or (C) provided for prior for the date hereof, in each case other than as are currently being paid in the ordinary course of business; and

(ii)

all material costs, expenses, and liabilities payable on or prior to the date hereof under the terms of any contracts and agreements to which Thompson or any of Material Subsidiaries or their respective material joint ventures is directly or indirectly bound have been properly and timely paid, except for such expenses that are being currently paid prior to delinquency in the ordinary course of business.

(t)

Opinion of Financial Advisor. Thompson has received the verbal Fairness Opinion to the effect that, as of January 11, 2011, and based upon and subject to the qualifications and assumptions set forth therein, the Cash Consideration is fair, from a financial point of view, to Thompson Shareholders and the Warrant Consideration is fair, from a financial point of view, to Thompson Warrantholders, a copy of which written Fairness Opinion will be delivered to Parent not later than two Business Days after the date hereof.

(u)

First Nations. The only aboriginal groups or persons with a potential interest, treaty right or claim related to any Thompson Owned Real Property, Leased Real Property and any related lands and resources, including with respect to claims of the existence or potential existence of any aboriginal archaeological, burial, cultural or heritage sites are as disclosed in Schedule 3.02(u) of the Disclosure Letter.

(v)

Transactions with Affiliates. Other than as set forth in Schedule 3.02(v) of the Disclosure Letter, there are no material Contracts (other than employment agreements entered into in the ordinary course of business) existing between, among or involving Thompson or any of its Subsidiaries, on the one hand, and any of their respective Thompson Personnel or shareholders or any of their respective affiliates, on the other hand (including in respect of purchasing, leasing or obtaining any product or service or in respect of any Financial Indebtedness or Guarantee thereof). No director or officer of Thompson or affiliate of Thompson or its Subsidiaries has any direct or indirect ownership interest in any person in which Thompson or any of its Subsidiaries has any direct or indirect ownership interest.

(w)

U.S. Securities Laws. Thompson is not subject to the reporting requirements of the federal or state securities laws of the United States of America, or any rules or regulations thereunder, and is a “foreign issuer” as defined under Regulation S promulgated under the 1933 Act. To the knowledge of Thompson, the number of Thompson Shares held by persons resident in the United States of America as at that date and the date of this Arrangement Agreement is less than 5% of the total number of Thompson Shares outstanding as at each such date.

(x)

No “Collateral Benefit”. To the knowledge of Thompson, no “related party” of Thompson (within the meaning of CSA Multilateral Instrument 61-101 – Protection of Minority Holders in Special Transactions (“MI 61-101”)) will receive a “collateral benefit” (within the meaning of MI 61-101) as a consequence of the transactions contemplated by this Arrangement Agreement.

(y)

Books and Records. The financial books, records and accounts of Thompson and each of its Subsidiaries (i) have been maintained in all material respects in accordance with good business practices on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect in all material respects the material transactions and dispositions of the assets of Thompson and each of its Subsidiaries, and (iii) accurately and fairly reflect the basis for the Thompson financial statements. Thompson’s and each of its Subsidiaries corporate records and minute books have been maintained in compliance in all material respects with applicable Laws and are complete and accurate in all material respects.

(z)

Assets. Thompson and each of its Subsidiaries have good and valid title to their respective material assets free and clear of all Liens other than Permitted Liens, and no other material property rights are necessary for the conduct of the business of Thompson or any of its Subsidiaries, and there are no material restrictions on the ability of Thompson or any of its Subsidiaries to use, transfer or otherwise exploit such property rights, except for normal course approvals from Governmental Entities, and Thompson and each of its Subsidiaries have not been notified of a claim that might or could materially adversely affect their respective rights to use, transfer or otherwise exploit such property rights. All such assets are in generally reasonable repair and operational and usable consistent with past practice, subject to normal wear and tear, except for such assets whose failure to be in such condition would not individually or in the aggregate, have a Material Adverse Effect with respect to Thompson.

(aa)

Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Thompson or any of its Subsidiaries that has or could have the effect of prohibiting, restricting or impairing any business practices of Thompson or any of its Subsidiaries in any material respect.

(bb)

Non-Competition. Thompson does not have any Contract that contains any non-competition obligations or otherwise restricts in any material way the business of Thompson or any of its Subsidiaries or that includes any material exclusive dealing arrangement or any other material arrangement that grants any material right of first refusal or material right of first offer or similar material right or that limits or purports to limit in any material respect the ability of Thompson or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business.

3.03	Investigation

Any investigation by or knowledge of Parent and their advisors shall not mitigate, diminish or affect the representations and warranties of Thompson pursuant to this Arrangement Agreement.

3.04	Survival of Representations and Warranties

Except as provided in Section 8.02, the representations and warranties of Thompson contained in this Arrangement Agreement shall expire and be terminated on the earlier of the Effective Date and the date on which this Arrangement Agreement is terminated in accordance with its terms.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT

4.01	Representations and Warranties

Parent represents and warrants to Thompson as follows:

(a)

Organization. Parent is a corporation duly organized and validly existing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to carry on its business as now being conducted.

(b)

Authority; Noncontravention. Parent has the requisite corporate power and authority to execute and deliver this Arrangement Agreement, to complete the Arrangement and the other transactions contemplated by this Arrangement Agreement and to comply with the provisions of this Arrangement Agreement. The execution and delivery of this Arrangement Agreement by Parent, the completion by Parent of the Arrangement and the other transactions contemplated by this Arrangement Agreement and the compliance by Parent with the provisions of this Arrangement Agreement have been duly authorized by all necessary corporate action on the part of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize this Arrangement Agreement, to comply with the terms of this Arrangement Agreement or to complete the Arrangement and the other transactions contemplated by this Arrangement Agreement. This Arrangement Agreement has been duly executed and delivered by Parent and, assuming the due execution and delivery of this Arrangement Agreement by Thompson, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception. The execution and delivery of this Arrangement Agreement, the completion of the Arrangement and the other transactions contemplated by this Arrangement Agreement and the compliance by Parent with the provisions of this Arrangement Agreement do not and will not contravene, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or permit or result in, termination, cancellation, acceleration or change of any right or material obligation or to a loss of a material benefit under, or result in the creation of any material Lien in or upon any of the material properties or assets of Parent under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the Charter Documents of Parent, or (ii) subject to the governmental filings and other matters referred to in the following sentence, any Law or Judgment, in each case, applicable to Parent, its Subsidiaries or its material properties or assets, other than, in the case of clause (ii), any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, Liens, rights or entitlements that, individually or in the aggregate, are not reasonably likely to impair in any material respect the ability of Parent to perform its obligations under this Arrangement Agreement or prevent or materially impede or materially delay the completion of the Arrangement or the other transactions contemplated by this Arrangement Agreement. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity, is required by Parent and its Subsidiaries in connection with the execution and delivery of this Arrangement Agreement by Parent, the completion of the Arrangement or any of the other transactions contemplated by this Arrangement Agreement or the compliance by Parent with the provisions of this Arrangement Agreement, except for (I) the Interim Order and Final Order, (II) any filings with the Director under the CBCA, (III) any filings under applicable U.S. state securities Laws, (IV) the Regulatory Approvals, and (V) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not be reasonably likely to (x) result in a Material Adverse Effect with respect to

Parent, (y) prevent, materially impede or materially delay the completion by Parent of the Arrangement or the other transactions contemplated hereby or (z) result in an impairment in any material respect of the ability of Parent to perform its obligations under this Arrangement Agreement.

(c)

Thompson Securities. None of Parent, Acquireco, or any of their respective affiliates or any “joint actor” (as defined in MI 61-101) thereof owns or exercises control or direction over any securities of Thompson.

(d)

Sufficient Funds. Parent has delivered to Thompson a copy of an executed commitment letter (the “Debt Commitment Letter”), dated as of the date hereof, from J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. (the “Lenders”) addressed to Parent. Pursuant to the Debt Commitment Letter and subject to the terms and conditions contained therein, the Lenders have committed to provide U.S.$4.0 billion in aggregate principal amount of debt financing to Parent on or before the Effective Date (the “Debt Financing”). The obligations to fund the commitments under the Debt Commitment Letter are not subject to any condition other than those set forth therein. Parent has no knowledge of any fact or occurrence that has or would reasonably be expected to (i) make any of the assumptions or statements set forth in the Debt Commitment Letter inaccurate, (ii) cause the Debt Commitment Letter to be ineffective or (iii) preclude in any material respect the satisfaction of the conditions set forth in the Debt Commitment Letter. As of the date of this Arrangement Agreement, the Debt Commitment Letter is in full force and effect, is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, in each case subject to the Bankruptcy and Equity Exception, and has not been amended in any material respect, and the financing and other fees that are due and payable on or before the date hereof under the Debt Commitment Letter have been paid in full. Subject to the terms and conditions of the Debt Commitment Letter, the funds contemplated to be received pursuant to the Debt Commitment Letter or, at Parent’s option, funds received from the Permanent Financing, together with available funds including treasury securities issued by the United States Department of the Treasury, debt securities with a debt rating of “Baa3” or the equivalent thereof or higher from Moody’s Investors Service, Inc. or its successors or a debt rating of “BBB-” or the equivalent thereof or higher from Standard & Poor’s Ratings Group Inc. or its successors, cash equivalents and credit available for such purpose under existing financing facilities in the aggregate amount not less than $800 million that Parent currently has on hand, holds or has available to it (collectively, the “Available Cash”), are sufficient to provide that the Parent will, at the Effective Time, have sufficient funds to pay the Cash Consideration, the Warrant Consideration, the Option Consideration and the PSU Consideration under the Arrangement and to make all other payments required to be made or caused to be made by

Parent pursuant to the Arrangement and in accordance with Section 5.03(c) of this Arrangement Agreement.

4.02	Investigation

Any investigation by or knowledge of Thompson and its advisors shall not mitigate, diminish or affect the representations and warranties of Parent pursuant to this Arrangement Agreement.

4.03	Survival of Representations and Warranties

Except as provided in Section 8.02, the representations and warranties of Parent contained in this Arrangement Agreement shall expire and be terminated on the earlier of the Effective Date and the date on which this Arrangement Agreement is terminated in accordance with its terms.

ARTICLE 5

COVENANTS

5.01	Covenants of Thompson Regarding the Conduct of Business

(1)

Thompson covenants and agrees that, during the period from the date of this Arrangement Agreement until the earlier of the Effective Date and the time that this Arrangement Agreement is terminated in accordance with its terms, unless Parent shall otherwise consent in writing, such consent not to be unreasonably withheld or delayed, or as is otherwise expressly permitted or specifically contemplated by this Arrangement Agreement or the Arrangement or set forth in the Disclosure Letter:

(a)

Thompson shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course of business, comply in all material respects with the terms of all Material Contracts and use commercially reasonable efforts to comply with all applicable Laws and, to the extent consistent therewith, use commercially reasonable efforts to maintain and preserve their respective business organizations and goodwill and assets, to keep available the services of their employees, to maintain satisfactory relationships with others having business relationships with Thompson and its Subsidiaries, to maintain their Permits, and shall not make any material change in the business, assets, liabilities, operations, insurance, capital or affairs of Thompson and its Subsidiaries;

(b)

Thompson shall not, and shall not permit its Subsidiaries to, directly or indirectly: (i) amend its Charter Documents or other comparable organizational documents; (ii) at any time prior to the Effective Time, declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of the Thompson Shares owned by any persons other than in the ordinary course of business consistent with past practice; (iii) other than as set forth in Schedule 5.01(1)(b) of the Disclosure Letter, issue, grant, deliver, sell, encumber or pledge or authorize or agree to issue, grant, deliver, sell, encumber or pledge any shares of Thompson, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares of Thompson or any stock appreciation rights, PSUs, phantom stock awards or other rights that are linked to the value of Thompson Shares or the value of Thompson or any part thereof, other than the issuance of Thompson Shares on the due exercise of Thompson Options outstanding on the date hereof or the due exercise of Thompson Warrants outstanding on the date hereof or the due exercise of Thompson Convertible Debentures outstanding on the date hereof or this Arrangement Agreement; (iv) redeem, purchase or otherwise acquire or offer to redeem, purchase or other acquire any of its outstanding securities or any options, warrants, calls or rights to acquire any such securities (including any Thompson Options, Thompson Warrants or Thompson Convertible Debentures), unless otherwise required by the terms of such securities or expressly provided herein; (v) amend the terms of any of its securities; (vi) adopt a plan of liquidation or resolution providing for the liquidation, dissolution or winding-up of Thompson, or undertake any merger, consolidation or a reorganization of Thompson; (vii) write-down any of its assets or amend its accounting policies or adopt new accounting policies, in each case except as required in accordance with Canadian GAAP, IFRS, the conversion from Canadian GAAP to IFRS or applicable Laws; (viii) make any material tax election or settle or compromise any material tax liability; (ix) split, combine, subdivide or reclassify any shares in its capital or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares in its capital or other equity or voting interests; (x) take any action that would result in any material amendment, modification or change of any term of any material Financial Indebtedness of Thompson; (xi) take any action described in Section 3.02(f)(v); or (xii) enter into, modify or terminate any Contract with respect to any of the foregoing;

(c)

Thompson shall promptly notify Parent in writing of any circumstance or development that is or could reasonably be expected to constitute a Material Adverse Effect with respect to Thompson or any change in any material fact set forth in the Disclosure Letter, provided that nothing in this Section 5.01(1)(c) shall require Thompson to contravene, or fail to comply with, applicable Securities Laws;

(d)

Other than as set forth in Schedule 5.01(d) of the Disclosure Letter, Thompson shall not, and shall not permit its Subsidiaries to, directly or indirectly: (i) except in respect of obsolete, damaged or destroyed assets or sales of inventory, in each case in the ordinary course of business, sell, pledge, lease, license, dispose of, encumber or otherwise transfer, in one transaction or in a series of related transactions, any assets of Thompson or its Subsidiaries; (ii) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division thereof, or make any investment either by the purchase of securities or contributions of capital, (iii) acquire any material property or assets of any person except for purchases of inventory in the ordinary course of business; (iv) create, incur, assume or otherwise become liable, in one transaction or in a series of related transactions, with respect to any indebtedness for borrowed money or any other liability or obligation of a financial nature, or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, on a per transaction or series of related transactions basis, or make any loans or advances other than advances to employees for expenses incurred on behalf of Thompson in the ordinary course of business and not exceeding $50,000 in aggregate; (v) pay, discharge or satisfy any material claims, liabilities or obligations (including prepay any long-term indebtedness before its scheduled maturity) other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Baseline Financials, liabilities incurred after the date of such unaudited interim financial statement in the ordinary course of business, obligations or liabilities relating to the Arrangement or the transactions contemplated herein, or obligations arising pursuant to the terms of the Material Contracts disclosed in Schedule 3.02(h) of the Disclosure Letter; (vi) waive, relinquish, release, grant, transfer, fail to renew, terminate or cancel any rights of material value or any material, individually or in the aggregate, Mineral Rights; (vii) make or commit to make capital expenditures that are, in the aggregate, in excess of $5 million and are not provided for in the 2011 Budget; or (viii) authorize or propose any of the foregoing, or enter into or modify any Contract to do any of the foregoing;

(e)	Thompson shall not, and shall not permit its Subsidiaries to, directly or indirectly:

(i)	modify, amend, accelerate, fail to renew, terminate or cancel any Material Contract or waive, release, assign, grant or transfer any material rights or claims thereunder;

(ii)	enter into, extend or renew any Contract or amendment thereof which, if executed prior to the date of this Arrangement Agreement, would have been a Material Contract;

(iii)

enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), or modify, amend or exercise any right to renew any lease or sublease of real property or acquire any interest in real property, other than as provided for in the 2011 Budget;

(iv)

enter into any Material Contract containing any restriction on the ability of Thompson and its Subsidiaries to assign all or any portion of its rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to Parent and any of its Subsidiaries in connection with or following the consummation of the Arrangement or the other transactions contemplated by this Arrangement Agreement; or

(v)

enter into or modify any Material Contract or series of Material Contracts resulting in a new Material Contract or series of related new Material Contracts or modifications to an existing Contract or series of related existing Material Contracts outside the ordinary course of business, including, without limitation, any of the foregoing that would (A) result in any Contract having a term in excess of 24 months and which is not terminable by Thompson or its Subsidiaries upon notice of 6 months or less from the date of the relevant Material Contract or modification of the Material Contract (without any material obligation or other liability of Thompson) or impose payment or other obligations on Thompson and its Subsidiaries in excess of $5 million, individually or in aggregate which was not provided for in the 2011 Budget; or (B) otherwise have a Material Adverse Effect with respect to Thompson;

(f)

other than as is necessary to comply with applicable Laws or as is contemplated by this Arrangement Agreement or as provided for in the 2011 Budget, neither Thompson nor any of its Subsidiaries shall (i) grant to any officer, director or employee of Thompson or any of its Subsidiaries an increase in compensation in any form, grant any general salary increase, make any loan to any Thompson Personnel, (ii) take any action with respect to the grant of, or increase in, any severance, change of control, bonus, retirement, retention, or termination pay to or enter into any employment agreement with any Thompson Personnel other than the replacement of any current Thompson Personnel where employment with Thompson is terminated for any reason, with such replacement person receiving substantially similar or lesser compensation and benefits as such terminated or resigned Thompson Personnel, (iii) increase any benefits payable under its current severance or termination pay policies, (iv) establish, adopt, enter into, amend, terminate or make any contribution to any Benefit Plan, Benefit Agreement, collective bargaining agreement or other bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of any Thompson Personnel, or (v) take any action to accelerate the time of payment or vesting of any compensation or benefits under any Benefit Plan or Benefit Agreement;

(g)

Thompson shall not, and shall not permit any of its Subsidiaries to, settle or compromise any action, claim or proceeding (i) brought against it and/or any of its Subsidiaries for damages in excess of $1 million or providing for the grant of injunctive relief or other non-monetary remedy (“Material Litigation”) or (ii) brought by any present, former or purported holder of its securities in connection with the transactions contemplated by this Arrangement Agreement or the Arrangement;

(h)	Thompson shall not, and shall not permit any of its Subsidiaries to, make an application to amend, terminate, allow to expire or lapse or otherwise modify any of its material Permits;

(i)

Thompson shall not, and shall not permit any of its Subsidiaries to, (i) change in any respect any of its methods of reporting income or deductions or accounting for income tax purposes from those employed in the preparation of its tax returns for the taxation year ended December 31, 2009 and its CSA Documents except as may be required by applicable Laws, Canadian GAAP or IFRS, (ii) make or revoke any material election relating to taxes or amend any material tax returns, (iii) settle, compromise or agree to the entry of judgment with respect to any Claim relating to taxes, (iv) enter into any tax sharing, tax allocation or tax indemnification agreement, (v) make a request for a tax ruling to any taxing authorities, or (vi) agree to any extension or waiver of the limitation period relating to any material tax claim or assessment or reassessment;

(j)

Thompson shall use its commercially reasonable efforts to cause the current insurance (or re-insurance) policies maintained by Thompson and its Subsidiaries, including directors’ and officers’ insurance, not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; provided that none of Thompson and its Subsidiaries shall obtain or renew any insurance (or re-insurance) policy for a term exceeding 12 months from the date hereof;

(k)

Thompson shall not, and shall not permit any of its Subsidiaries to, commence any Material Litigation (other than Litigation in connection with the collection of accounts receivable, to enforce the terms of this Arrangement Agreement or the Confidentiality Agreement, to enforce other obligations of Parent, or as a result of Litigation commenced against Thompson or any of its Subsidiaries); and

(l)	as is applicable, Thompson shall not, and shall not permit any of its Subsidiaries to, either agree, announce, resolve or commit to do any of the foregoing.

(2)

Between the date of this Arrangement Agreement and the Effective Time, to the extent not in violation of applicable Laws, including Laws regarding the exchange of information and other Laws regarding competition, Thompson shall designate certain Thompson Personnel acceptable to Parent, acting reasonably, who it will cause to discuss and consult with personnel of Parent designated by Parent in good faith on a reasonably regular and not less than weekly basis with respect to developments or proposed determinations, actions or omissions to act or other matters that would, in each case, individually or in the aggregate, be material to Thompson and its Subsidiaries taken as a whole, including matters relating to operational developments, Material Contracts, Material Properties, and regulatory matters, and excluding matters relating to pricing, extent of output or allocation of markets or customers of Thompson and its Subsidiaries (there being no contemplation by the Parties of undertaking any act contrary to the conspiracy provisions of the Competition Act prior to or after the Effective Time), and to adopt such recommendations as Parent may make in connection therewith, acting reasonably having regard to the objective of assisting Parent in achieving the benefits expected to be realized by Parent as a result of the transactions contemplated by this Arrangement Agreement provided such recommendations are not inconsistent with the best interests of Thompson; and further provided that no such consultation or adoption of recommendations shall affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Arrangement Agreement; and further provided that nothing contained in this Arrangement Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Arrangement Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Arrangement Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

5.02	Covenants of Thompson Regarding the Performance of Obligations

Thompson shall and shall cause each of its Subsidiaries to perform all obligations required or desirable to be performed by Thompson and its Subsidiaries under this Arrangement Agreement, co-operate with Parent in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Arrangement Agreement and, without limiting the generality of the foregoing, Thompson shall and, where appropriate, shall cause each of its Subsidiaries to:

(a)

use commercially reasonable efforts to obtain the Shareholder Approval including participating in presentations to Thompson Shareholders and submitting the Arrangement Resolution for approval by the Thompson Shareholders at the Special Meeting in accordance with Section 2.02(4), except to the extent that the Board has effected a Change in Recommendation or this Arrangement Agreement has been terminated, in each case in accordance with the terms of this Arrangement Agreement;

(b)

subject to Section 5.05, apply for and use all commercially reasonable efforts to obtain all Regulatory Approvals relating to Thompson which are required in order to consummate the Arrangement and, in doing so, keep Parent reasonably informed as to the status of the proceedings related to obtaining such Regulatory Approvals, including providing Parent with copies of all related applications and notifications excluding any part thereof constituting confidential information (except such information as shall be provided to Parent on an external counsel basis), in draft form, in order for Parent to provide its reasonable comments thereon; provided that Thompson shall not make any commitments, provide any undertakings of Thompson or assume any obligations, in each case that are or would reasonably be expected to be material to Thompson or Parent without the prior written consent of Parent, which shall not be unreasonably withheld or delayed;

(c)	defend all lawsuits or other legal, regulatory or other proceedings against Thompson challenging or affecting this Arrangement Agreement or the consummation of the transactions contemplated hereby;

(d)	use commercially reasonable efforts to assist in effecting the resignations of the Thompson directors and cause them to be replaced as of the Effective Date by persons nominated by Parent;

(e)

use commercially reasonable efforts to: (i) assist Parent in obtaining all Regulatory Approvals referred to in Section 5.03(a); (ii) obtain all consents set forth in Schedule 5.02(e) of the Disclosure Letter (the “Material Consents”) and all other necessary or desirable consents, waivers or approvals under Material Contracts identified by Parent, acting reasonably, in each case on terms that are satisfactory to Parent, acting reasonably; provided that Thompson and its Subsidiaries shall not, without the prior written consent of Parent (not to be unreasonably withheld or delayed), pay or commit either itself or Parent to pay any money or issue or commit to issue any guarantee of any obligations in connection with Thompson obtaining such consents, waivers or approvals; and (iii) give all necessary or desirable notices under the Material Contracts identified by Parent, acting reasonably;

(f)	subject to obtaining any required consents under the Thompson Bond Indenture and the Revolving Credit Facility, at the request of Parent,

cooperate with Parent in structuring, planning and implementing any reorganization (including for tax purposes) of their respective capital, assets and corporate structure or such other planning as Parent may request, acting reasonably (each a “Pre-Acquisition Reorganization”), provided that Thompson shall not be obligated to effect any Pre-Acquisition Reorganization that (i) would materially delay, impair or impede the completion of the Arrangement; (ii) would result in taxes being imposed on any Thompson Shareholder incrementally greater than the taxes which would be imposed on such Thompson Shareholder resulting from the consummation of the Plan of Arrangement in the absence of the Pre-Acquisition Reorganization; or (iii) would reduce the Cash Consideration provided for under the Arrangement or the consideration payable to Thompson Warrantholders or Thompson Optionholders under the Arrangement. Parent shall fully indemnify Thompson for the implementation costs that may be incurred as a result of, or to unwind, a Pre-Acquisition Reorganization if this Arrangement Agreement is terminated other than pursuant to Section 8.02(1)(b), Section 8.02(1)(d) or Section 8.02(1)(e), which indemnity shall survive termination of this Arrangement Agreement;

(g)

except as prohibited by applicable Laws, promptly notify Parent orally, and if then requested, in writing, of: (i) the occurrence of any matter or event that (A) is, or that might be expected to be, material, in an adverse manner, to the business, assets, properties, financial condition or results of operations of Thompson and its Subsidiaries, taken as a whole or result in any material adverse change in any fact set forth in the Disclosure Letter provided, however, that the foregoing shall be subject to Thompson’s overriding obligation to make any disclosure or filing required under applicable Securities Laws, and in such circumstances Thompson shall use reasonable best efforts to give prior oral or written notice to the Parent and reasonable opportunity for the Parent and its legal counsel to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing), and if such prior notice is not possible, to give such notice immediately following the making of any such disclosure or filing, or (B) has resulted, or might be expected to result, in (I) any representation and warranty of Thompson set forth in this Arrangement Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.02(1) would not be satisfied or (II) any other condition to the transactions contemplated hereby and set forth in Section 6.02 not being satisfied; (ii) the failure of Thompson to perform any obligation to be performed by it under this Arrangement Agreement such that the condition set forth in Section 6.02(2) would not be satisfied; (iii) any notice or other communication from any person (other than a Governmental Entity) alleging that the consent of such person is required in connection with the Arrangement or any of the other transactions contemplated by this

Arrangement Agreement; (iv) any notice or other communication from any party to a Material Contract to the effect that such party is terminating or otherwise materially adversely modifying its relationship with Thompson or its Subsidiaries as a result of the Arrangement or any of the other transactions contemplated by this Arrangement Agreement; (v) any notice or other communication from any Governmental Entity in connection with the Arrangement or any of the other transactions contemplated in this Arrangement Agreement, and a copy of any such notice or communication (if in written form) shall be promptly furnished to Parent; and (vi) any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of Thompson, threatened against, relating to or involving or otherwise affecting Thompson and/or its Subsidiaries that, if pending on the date of this Arrangement Agreement, would have been required to have been disclosed pursuant to Section 3.02(g) or that relate to the consummation of the Arrangement or any of the other transactions contemplated by this Arrangement Agreement; provided, however, that, in each case, no such notification shall affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Arrangement Agreement;

(h)

provide to Parent for review and approval prior to filing (which approval shall not be unreasonably withheld or delayed) a copy of all income tax returns and prescribed tax forms to be filed with the tax authorities for Thompson and its Subsidiaries. For avoidance of doubt, such review and approval by Parent shall not in any way affect Thompson’s representations, warranties or covenants made in this Arrangement Agreement or in any certificate or document delivered pursuant hereto or in connection with the transactions contemplated hereby or any other provisions provided in this Arrangement Agreement

(i)

(i) use commercially reasonable efforts to obtain, at the expense of Parent, all waivers, consents and approvals from the lenders to Thompson under the Revolving Credit Facility required to facilitate the repayment and termination of all commitments thereunder and to discharge all security and Liens established thereunder or to otherwise modify the terms thereof as requested by Parent, acting reasonably; (ii) comply with its obligations under the Thompson Convertible Debenture Indenture to make offers to Thompson Convertible Debentureholders required in connection with a Change of Control (as defined thereunder); (iii) use commercially reasonable efforts to obtain, at the expense of Parent, all waivers, consents and approvals from the Thompson Convertible Debentureholders under the Thompson Convertible Debenture Indenture to amend the obligations of Thompson thereunder, pursuant to a consent solicitation or otherwise, in each case as requested by Parent, acting reasonably; and (iv) comply with its obligations under the Thompson Bond Indenture including the obligation to make an offer to Thompson Bondholders required in connection with a Change of Control (as defined thereunder) and take such steps and cause its counsel, Fraser Milner Casgrain LLP, and cause BMO Nesbitt Burns Inc., each to deliver the necessary opinions to implement the Thompson Bond Defeasance, in each case as set forth in Schedule 5.02(i) of the Disclosure Letter, immediately prior to the filing of the Articles of Arrangement and otherwise provide, and cause its directors, officers and employees to provide, and cause, to the extent possible, its independent auditors, counsel and other representatives to provide, all such reasonable and timely cooperation in connection therewith;

(j)

use commercially reasonable efforts to provide, and cause its directors, officers, employees, independent auditors, counsel and other representatives to provide, all such reasonable and timely cooperation in connection with the arrangement of the debt financing contemplated by the Debt Commitment Letter or any other debt (including bank debt, or publicly or privately issued bonds) or equity offering to be completed by the Parent or any of its Subsidiaries in lieu of, in addition to or in partial replacement of the Debt Financing (any such debt or equity offering, the “Permanent Financing”) and together with the Debt Financing, the “Parent Financing”) as may be reasonably requested by Parent, the Lenders or their affiliates, including but not limited to using its commercially reasonable efforts to:

(i)	participate in meetings, drafting sessions and due diligence sessions with prospective lenders, investors and rating agencies, as applicable, in connection with the Parent Financing,

(ii)

furnish Parent and its financing sources with such financial and other pertinent information regarding Thompson and its Subsidiaries as may be reasonably requested by Parent, including, but not limited to, the relevant financial information described in the Debt Commitment Letter,

(iii)

assist Parent and its financing sources in the preparation of one or more offering documents to be used in connection with the Parent Financing contemplated by the Debt Commitment Letter or the refinancing thereof, as well as presentation materials and materials for rating agency presentations,

(iv)	reasonably cooperate with the marketing and syndication efforts of Parent and its financing sources;

(v)	facilitate the pledging of collateral in connection with the Debt Financing, if applicable,

(vi)	obtain reasonable auditors’ reports, reasonable comfort letters and reasonable legal opinions (in each case as are customary), and

(vii)

provide reasonable cooperation to Parent to assist it in satisfying the conditions and obligations of Parent required pursuant to the Parent Financing in respect of matters within the control of Thompson.

Notwithstanding this Section 5.02(i), neither Thompson nor any of its Subsidiaries will be required to:

(A)

pay any commitment, consent or other fee or incur any other liability in connection with any Parent Financing prior to the Effective Time for which it is not fully reimbursed or indemnified for by Parent; or

(B)

take any action or do anything that would contravene any applicable Law, contravene any contract of Thompson or any of its Subsidiaries that relates to borrowed money or would be capable of impairing or preventing the satisfaction of any condition set forth in Article 6; and

(k)

use commercially reasonable efforts to undertake all steps necessary or desirable, in each case as requested by Parent, acting reasonably, prior to and subsequent to the Effective Date, to obtain the delisting of the Thompson Convertible Debentures from the TSX after the Effective Date and to obtain a ruling of applicable Canadian securities regulators that Thompson cease to be a reporting issuer (or equivalent) under applicable Securities Laws after the Effective Date.

5.03	Covenants of Parent Regarding the Performance of Obligations

Parent shall, and Parent shall cause its Subsidiaries to, perform all obligations required or desirable to be performed by Parent or any of Parent’s Subsidiaries under this Arrangement Agreement, co-operate with Thompson in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Arrangement Agreement and, without limiting the generality of the foregoing, Parent shall and where appropriate shall cause its Subsidiaries to:

(a)

subject to Section 5.05, apply for and use all commercially reasonable efforts to obtain all Regulatory Approvals relating to Parent or any of Parent’s Subsidiaries which are required in order to consummate the Arrangement and, in doing so, keep Thompson reasonably informed as to the status of the proceedings related to obtaining such Regulatory Approvals, including providing Thompson with copies of all related applications and notifications excluding any part thereof constituting confidential information (except such information as shall be provided to Thompson on an external counsel only basis), in draft form, in order for Thompson to provide its reasonable comments thereon; provided that for greater certainty, nothing contained in this Arrangement Agreement shall restrict or limit Parent from making such commitments or providing such undertakings or assuming such obligations as it considers, in its sole discretion, necessary or desirable in order to obtain the Regulatory Approvals or any other sanctions, rulings, consents, orders, exemptions, permits and other approvals required by applicable antitrust or competition Law;

(b)

use all commercially reasonable efforts to assist Thompson in obtaining all Material Consents and all other necessary or desirable consents, waivers or approvals pursuant to Material Contracts, provided Parent shall not be obligated to pay any fees or guarantee any obligations in connection with Thompson obtaining such Material Consents and any other consents, waivers and approvals, as applicable;

(c)

at all times from the date hereof to the Effective Date, have available the Available Cash, and shall provide a certificate of the Chief Financial Officer of Parent or other evidence of the availability of the Available Cash acceptable to Thompson, acting reasonably, from time to time within one Business Day upon the reasonable request of Thompson to provide such evidence and notify Thompson on a timely basis if it has any reason to believe that the Available Cash will not be available as contemplated by this Arrangement Agreement; and not more than one Business Day prior to the Effective Date, provide sufficient funding (i) on behalf of Thompson to the trustee under the Thompson Bond Indenture to effect the Thompson Bond Defeasance as set forth in Schedule 5.03(c) of the Disclosure Letter, and (ii) to Thompson to repay and terminate the Revolving Credit Facility and to cash collateralize or discharge the letters of credit issued under such facility and outstanding on the Effective Date;

(d)

deliver such documents as necessary to implement the Thompson Bond Defeasance as set forth in Schedule 5.03(d) of the Disclosure Letter, immediately prior to the filing of the Articles of Arrangement; and

(e)	defend all lawsuits or other legal, regulatory or other proceedings against Parent challenging or affecting this Arrangement Agreement or the Arrangement.

Notwithstanding any other provision of this Arrangement Agreement, Parent will not be required to, or cause any of Parent’s Subsidiaries to, (i) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, assets, categories of assets or businesses of Thompson (or any of its Subsidiaries) or Parent (or any of its Subsidiaries); (ii) terminate such existing relationships and contractual rights and obligations of Thompson (or its Affiliates) or Parent (or any of its Subsidiaries); (iii) terminate any relevant venture or other arrangement of

Thompson (or any of its Subsidiaries) or Parent (or any of its Subsidiaries); or (iv) effectuate any other restructuring of Thompson (or any of its Subsidiaries) or Parent (or any of its Subsidiaries) (or, in each case, to enter into agreements or stipulate to the entry of an order or decree with the Commissioner or other Governmental Entity), except that Parent shall be required, if necessary to obtain Investment Canada Act Approval, to enter into undertakings to the Minister of Industry, other than with respect to the matters enumerated in (i) to (iv) above, satisfactory to Parent, acting in a commercially reasonable manner.

5.04	Mutual Covenants

Each of the Parties covenants and agrees that, except as contemplated in this Arrangement Agreement, during the period from the date of this Arrangement Agreement until the earlier of the Effective Time and the time that this Arrangement Agreement is terminated in accordance with its terms:

(a)

subject to Section 5.05, it shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 6 to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the transactions contemplated by this Arrangement Agreement, including using its commercially reasonable efforts to: (i) effect all necessary registrations, filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the Arrangement; (ii) oppose, lift or rescind any injunction or restraining order against it or other order or action against it seeking to stop, or otherwise adversely affecting its ability to complete, the Arrangement; and (iii) co-operate with the other Party in connection with the performance by it and its Subsidiaries of their obligations hereunder; and

(b)

it shall not take any action, or fail to take any commercially reasonable action, or permit any of its Subsidiaries to take any action or fail to take any commercially reasonable action, which action or failure to take action (i) is inconsistent with this Arrangement Agreement or (ii) would reasonably be expected to significantly impede the completion of the Arrangement except as permitted by this Arrangement Agreement.

5.05	Regulatory Filings

Each of the Parties covenants and agrees that, except as contemplated in this Arrangement Agreement, during the period from the date of this Arrangement Agreement until the earlier of the Effective Time and the time that this Arrangement Agreement is terminated in accordance with its terms:

(1)	The Parties shall as promptly as practicable, but in any event by no later than January 28, 2011 (i) file a request for an advance ruling certificate under the

Competition Act and/or file premerger notification filings under the Competition Act, and (ii) make the required filing under the Canada Transportation Act.

(2)	The Parent shall as promptly as practicable, but in any event by no later than January 28, 2011, file an application for review under the ICA.

(3)

Each Party shall, as promptly as is practicable, supply to a Governmental Entity any information requested from that Party by a Governmental Entity in connection with obtaining the Regulatory Approvals.

(4)	The filings referred to in subsections (1) and (2) hereof shall be in substantial compliance with the requirements of the Competition Act, the Canada Transportation Act and the ICA, as applicable.

(5)

Each of the Parties shall keep the other reasonably informed as to the status of the proceedings related to obtaining such Regulatory Approvals, including providing each other with copies of all related applications and notifications (except those in relation to the ICA), excluding any part thereof constituting confidential information which information shall be furnished on an external counsel only basis.

(6)

Each of the Parties shall, promptly upon request, furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission which is necessary to receive any Regulatory Approval, and, where such information constitutes confidential information, the Parties shall furnish such information on an external counsel basis only.

(7)

Each of the Parties shall keep the other apprised in a prompt manner of the status and substance of any communications with, and inquiries or requests for additional information from, any Governmental Entity and shall comply promptly with any such inquiry or request.

(8)

Each of the Parties shall not make any submissions or filings, participate in any meetings or any material conversations with the Commissioner or her representatives in respect of the Competition Act Approval or the Minister of Transport and his representatives in respect of the Canada Transportation Act Approval, unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to review drafts of any submissions or filings, and attend and participate in any communications or meetings.

(9)

Notwithstanding any other provision of this Arrangement Agreement, Parent shall be responsible for any filing fee, along with any applicable taxes, to a Governmental Entity required in association with obtaining a Regulatory Approval.

ARTICLE 6

CONDITIONS

6.01	Conditions to Each Party’s Obligation to Effect the Arrangement

The respective obligation of each Party to effect the Arrangement is subject to the satisfaction or waiver on or prior to the Effective Date of the following conditions:

(1)	The Shareholder Approval shall have been obtained.

(2)

The Interim Order shall have been obtained in form and substance satisfactory to each of the Parties hereto, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such Parties, acting reasonably, on appeal or otherwise.

(3)

The Final Order shall have been obtained in form and substance satisfactory to the Parties hereto, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such Parties, acting reasonably, on appeal or otherwise.

(4)	No applicable Law shall be in effect that makes the consummation of the Arrangement illegal or otherwise prohibited or enjoins any Party from consummating the Arrangement.

(5)	The Regulatory Approvals shall have been obtained or concluded.

(6)	This Arrangement Agreement shall not have been terminated pursuant to Article 8.

6.02	Additional Conditions Precedent to Obligations of Parent

The obligations of Parent are further subject to the satisfaction of the following conditions or waiver on or before the Effective Date or such other time prior thereto as is specified below:

(1)

The representations and warranties of Thompson contained herein shall be true and correct in all respects without regard to any materiality or Material Adverse Effect qualification contained in them, in each case as of the date of this Arrangement Agreement and as of the Effective Date with the same effect as though made as of the Effective Date (except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date), except where the failure or failures of such representations and warranties to be so true and correct in all respects would not have a Material Adverse Effect, and the representations and warranties of Thompson in Section 3.0(2)(c) regarding the capitalization of Thompson shall be true and correct in all material respects; and Parent shall have received a certificate signed by the chief executive officer and chief financial officer of Thompson (on behalf of Thompson and not in their personal capacity) to such effect.

(2)

Thompson shall have performed or complied (i) in all material respects with all obligations required to be performed by it under this Arrangement Agreement (other than Section 5.01(1)(b)(ii), Section 5.01(1)(b)(iii), Section 5.02(i)(i), Section 5.02(i)(ii), Section 5.02(i)(iv), Section 7.01 and Section 7.02) at or prior to the Effective Time and (ii) in all respects with all obligations required to be performed by it under Section 5.01(1)(b)(ii), Section 5.01(1)(b)(iii), Section 5.02(i)(i), Section 5.02(i)(ii), Section 5.02(i)(iv), Section 7.01 and Section 7.02 at or prior to the Effective Time, and Parent shall have received a certificate signed by the chief executive officer and the chief financial officer of Thompson (on behalf of Thompson and not in their personal capacity) to such effect.

(3)

There shall not be (A) pending any claim, suit, action or proceeding brought by any third party or any Governmental Entity or threatened in writing by any Governmental Entity that, in each case, has a reasonable likelihood of success of, or (B) any Legal Restraint that is reasonably likely to result, directly or indirectly, in (i) challenging or seeking to restrain or prohibit the consummation of the Arrangement or the other transactions contemplated by this Arrangement Agreement or seeking to obtain from Parent or any of its Subsidiaries any damages that are material, individually or in the aggregate, in relation to the value of Thompson and its Subsidiaries, taken as a whole as a consequence of the consummation of the Arrangement or the other transactions contemplated by this Arrangement Agreement, (ii) seeking to prohibit or limit in any material respect, or place any material conditions on, the ownership or operation by Thompson, Parent or all or any of their respective Subsidiaries, of all or any portion of the business or assets of Thompson or its Subsidiaries that is material to Thompson and its Subsidiaries, taken as a whole, or to Parent or its Subsidiaries that is material to Parent and its Subsidiaries, taken as a whole, or to require any such person to dispose of or hold separate all or any portion of the business or assets of Thompson or Parent or their respective Subsidiaries that is material to Thompson and its Subsidiaries, taken as a whole, or to Parent or its Subsidiaries that is material to Parent and its Subsidiaries, taken as a whole, in each case as a result of or in connection with the consummation of the Arrangement or the other transactions contemplated by this Arrangement Agreement, and in the case of the business or assets of Thompson or its Subsidiaries, on a basis that is material, individually or in the aggregate, in relation to the value of Thompson and its Subsidiaries, taken as a whole, (iii) seeking to impose limitations on the ability of Parent or any of its affiliates to conduct its or Thompson’s businesses, including those of their respective Subsidiaries, that is material to Thompson or Parent, as the case may be, and its respective Subsidiaries, taken as a whole, following consummation of the Arrangement or the other transactions by this Arrangement Agreement or to acquire or hold, directly or indirectly, or exercise full rights of ownership of, any Thompson Shares, including the right to vote the Thompson Shares on all matters properly presented to the Thompson Shareholders, or (iv) seeking to (A) prohibit Parent or any of its affiliates from effectively controlling in any material respect any of the businesses or operations of Thompson that is material, individually or in the aggregate, in relation to the value of Thompson or

(B) prevent Thompson or its Subsidiaries from operating any of their respective businesses that is material to Thompson and its Subsidiaries, taken as a whole, in substantially the same manner as operated by Thompson prior to the date of this Arrangement Agreement.

(4)

Dissent Rights shall not have been duly exercised (and not withdrawn or forfeited) in connection with the Arrangement with respect to more than 10% of the Thompson Shares held by Thompson Shareholders entitled to receive notice of and vote at the Special Meeting.

(5)

There shall not have occurred a Material Adverse Effect with respect to Thompson that has not been publicly disclosed by Thompson prior to the date hereof and since the date of this Arrangement Agreement, there shall not have occurred a Material Adverse Effect with respect to Thompson, and Parent shall have received a certificate signed on behalf of Thompson by the chief executive officer and the chief financial officer of Thompson (on behalf of Thompson and not in their personal capacity) to such effect.

The foregoing conditions are for the exclusive benefit of Parent and may be waived, in whole or in part, by Parent in writing at any time and, unless otherwise provided in the written waiver, will be limited to the specific condition waived. If any of such conditions shall not have been complied with or waived by Parent on or before the date required for their performance, Parent may terminate this Arrangement Agreement by written notice to Thompson.

6.03	Additional Conditions Precedent to the Obligations of Thompson

The obligations of Thompson hereunder are further subject to the satisfaction or waiver of the following conditions on or before the Effective Date or such other time prior thereto as is specified below:

(1)

The representations and warranties of Parent contained herein shall be true and correct in all respects without regard to any materiality or Material Adverse Effect qualification contained in them, in each case as of the date of this Arrangement Agreement and as of the Effective Date with the same effect as though made as of the Effective Date (except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date), except where the failure or failures of such representations and warranties to be so true and correct in all respects would not have a Material Adverse Effect; and Thompson shall have received a certificate signed by the chief executive officer and chief financial officer of Parent (on behalf of Parent and not in their personal capacity) to such effect.

(2)

Parent shall have performed or complied in all material respects with all obligations required to be performed by it under this Arrangement Agreement at or prior to the Effective Date, and Thompson shall have received a certificate signed on behalf of Parent by the chief executive officer and chief financial officer of Parent (on behalf of Parent and not in their personal capacity) to such effect.

(3)

Not more than one Business Day prior to the Effective Date, Parent shall have (A) deposited or shall have caused Acquireco to deposit with (i) the Depositary, in accordance with the terms of Plan of Arrangement, cash in the amount equal to the aggregate amount of Cash Consideration, Option Consideration, Quinto Consideration and Warrant Consideration, payable to holders of Thompson Shareholders, Thompson Optionholders, holders of Quinto Rights and Thompson Warrantholders, as applicable, and (ii) Thompson, in accordance with the terms of Plan of Arrangement, cash in the amount equal to the aggregate amount of PSU Consideration payable to holders of PSUs, in each case pursuant to the Plan of Arrangement. Such cash shall be held by the Depositary for the exclusive purpose of making the cash payments to the holders of Thompson Shareholders, Thompson Optionholders, holders of Quinto Rights and Thompson Warrantholders, as applicable, and shall be held by Thompson for the exclusive purpose of making the cash payments to holders of PSUs, in each case in accordance with the terms of the Plan of Arrangement, and (B) provided sufficient funds in order to permit all other payments in accordance with Section 5.03(c) of this Arrangement Agreement.

The foregoing conditions are for the exclusive benefit of Thompson and may be waived, in whole or in part, by Thompson in writing at any time and, unless otherwise provided in the written waiver, will be limited to the specific condition waived. If any of such conditions shall not have been complied with or waived by Thompson on or before the date required for their performance, Thompson may terminate this Arrangement Agreement by written notice to Parent.

6.04	Notice and Cure Provisions

Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Arrangement Agreement and the Effective Time of any event or state of facts which occurrence or failure would, or would be likely to:

(a)

cause any of the representations or warranties of either Party contained herein qualified as to materiality to be untrue or inaccurate or any of those not so qualified to be untrue or inaccurate in any material respect on the date hereof or at the Effective Date; or

(b)	result in the failure to comply with or satisfy any (i) covenant in all material respects, or (ii) condition to be complied with or satisfied by either Party hereunder prior to the Effective Date.

No Party may elect not to complete the transactions contemplated hereby pursuant to the conditions set forth herein or any termination right arising therefrom under Section 8.02(1)(b) or Section 8.02(1)(c) and no payments are payable as a result of such election pursuant to Section 7.04 unless, prior to the Effective Date, the Party intending to rely thereon has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfilment of the applicable condition or termination right, as the case may be. If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is capable of being cured, no Party may terminate this Arrangement Agreement until the earlier of (i) the Outside Date, and (ii) the date that is 30 days following receipt of such notice by the Party to whom the notice was delivered, if such matter has not been cured by such date.

6.05	Merger of Conditions

The conditions set out in Sections 6.01, 6.02 and 6.03 shall be conclusively deemed to have been satisfied, waived or released upon the filing of the Articles of Arrangement in accordance with the terms and conditions in this Arrangement Agreement.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.01	Non-Solicitation

(1)

Thompson shall not, directly or indirectly, through any officer, director, employee, representative (including any financial or other advisor) or agent of Thompson or any of its Subsidiaries, (i) make, solicit, initiate, assist, encourage or otherwise facilitate (including by way of furnishing information or entering into any form of agreement) the initiation of any inquiries or proposals regarding, constituting or that may reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or provide any information with respect to, or otherwise co-operate in any way with, any effort or attempt by any other person (other than Parent or its affiliates) to make or complete an Acquisition Proposal provided that Thompson may: (A) advise any person requesting access to non-public information relating to Thompson or its Subsidiaries that such access cannot be provided unless such person makes an Acquisition Proposal in accordance with the terms of this Agreement; and (B) advise any person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute or could not reasonably be expected to lead to a Superior Proposal when the Board has so determined, (iii) effect a Change in Recommendation, or (iv) accept or enter into, or propose publicly to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking in respect of an Acquisition Proposal; provided that nothing contained in this Arrangement Agreement shall prevent the Board from (A) making a Change in Recommendation, and/or (B) considering, providing information to a person, negotiating, accepting, approving, recommending to Thompson Shareholders or entering into an agreement, in each case in respect of a bona fide, written Acquisition Proposal received at any time prior to obtaining Shareholder Approval, in each case solely in the manner and under the circumstances set forth in this Section 7.01 or Section 7.02, as the case may be, and in each case where the Acquisition Proposal in question:

(a)	did not result from a breach of any agreement between the person making such Acquisition Proposal and Thompson or any of its Subsidiaries, or this Section 7.01;

(b)	is not subject to a due diligence condition;

(c)

involves the acquisition of (or, in the case of a take-over bid, an offer for) not less than all of the outstanding Thompson Shares on a fully diluted basis or all or substantially all of the assets of Thompson;

(d)

in respect of which the Board determines in its good faith judgment, after consultation with its financial advisors and its external legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law; and

(e)

in respect of which the Board determines in its good faith judgment, after consultation with its financial advisors and its external legal counsel would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction that: (A) is reasonably capable of completion in accordance with its terms without undue delay, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal; (B) is more favourable from a financial point of view to Thompson Shareholders than the Arrangement (after giving effect to any changes to the terms and conditions of this Arrangement Agreement proposed by Parent in response to such Acquisition Proposal pursuant to Section 7.02), taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal; and (C) is not subject to any financing condition and in respect of which any required financing to complete such Superior Proposal has been demonstrated to the satisfaction of the Board, acting in good faith, is reasonably likely to be obtained

(any such Acquisition Proposal that satisfies all of the foregoing clauses being referred to herein as a “Superior Proposal”).

(2)

Thompson shall, and shall cause the officers, directors, employees, representatives and agents of Thompson and its Subsidiaries to, immediately terminate any existing discussions or negotiations with any parties (other than Parent) with respect to any proposal that constitutes, or may reasonably be expected to constitute, an Acquisition Proposal, and, in connection therewith, Thompson shall discontinue access of such person to the Thompson Data Room (and not establish or allow access to any other data rooms, virtual or otherwise or otherwise furnish information). Thompson shall immediately request the return or destruction of all information provided to any third party which has entered into a confidentiality agreement with Thompson relating to a potential Acquisition Proposal to the extent that such information has not previously been returned or destroyed, and shall use all commercially reasonable efforts to ensure that such requests are honoured. Thompson agrees not to release any third party from, and shall enforce, any confidentiality agreement relating to a potential Acquisition Proposal to which such third party is a party. Thompson further agrees that neither it, nor any of its Subsidiaries, shall terminate, waive, amend or modify, and agrees to actively prosecute and enforce, its rights under any agreement containing a standstill provision and any provision of any existing confidentiality agreement or any standstill agreement to which it or any of its Subsidiaries is a party.

(3)

Thompson shall immediately (and in any event within 24 hours of receipt by Thompson) notify Parent of, at first orally and then in writing, of any Acquisition Proposal or inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal, in each case received after the date hereof of which any of its directors or officers become aware, or any amendments to the foregoing, or any request for non-public information relating to Thompson or any of its Subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of Thompson or any of its Subsidiaries by any person that informs Thompson or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal and any amendment thereto and a description of the material terms of any such Acquisition Proposal or inquiry, and shall provide the identity of the person making any such Acquisition Proposal or inquiry and such other details of the proposal or inquiry as Parent may reasonably request. Thompson shall keep Parent fully informed of the status, including any change to the material terms, of any such Acquisition Proposal or inquiry.

(4)

If, prior to receipt of the Shareholder Approval, Thompson receives a written request for material non-public information from a person who proposes an unsolicited bona fide Acquisition Proposal, and the Board determines in good faith, after consideration with its financial advisers and external counsel, that such proposal constitutes or could reasonably be expected to lead to (assuming completion of a due diligence review not exceeding 15 days from the date of Thompson first determining that it is permitted to disclose non-public information to such person making the Acquisition Proposal under this Section 7.01(4) (the “Restricted Period”)), if consummated in accordance with its terms, a Superior Proposal, then, and only in such case, following compliance with Section 7.01(3), the Board may, subject to the execution by such person of a confidentiality and standstill agreement that contains provisions that are no less favourable to Thompson than those contained in the Confidentiality Agreement and provided that such confidentiality and standstill agreement may not include any provisions calling for an exclusive right to negotiate with Thompson and may not restrict Thompson or its Subsidiaries from complying with this Section 7.01, provide such person with access in accordance with subsection (1) to information regarding Thompson for a period of review not to exceed the Restricted Period; provided, however that the person making the Acquisition Proposal shall not be precluded thereunder from making the Acquisition Proposal, and provided further that Thompson sends a correct and complete copy of any such confidentiality and standstill agreement to Parent immediately upon its execution and before any such non-public information is provided and Parent is immediately provided with a list and copies of all information provided to such person not previously provided to Parent and is immediately provided with access to information similar to that which was provided to such person.

(5)

Thompson shall ensure that its officers and directors and those of its Subsidiaries and any financial or other advisors or representatives retained by it are aware of the provisions of this Section, and it shall be responsible for any breach of this Section by any such person or its advisors or representatives.

(6)

Nothing contained in this Arrangement Agreement shall prohibit the Board from making any disclosure to Thompson Shareholders, responding through a directors’ circular or otherwise as required by applicable Securities Laws to any Acquisition Proposal or from calling and holding a meeting of Thompson Shareholders requisitioned by Thompson Shareholders in accordance with the CBCA or ordered to be held by a court pursuant to the CBCA, in each case prior to the Effective Date if required under applicable Laws.

7.02	Right to Match

(1)

Subject to Section 7.02(2), Thompson covenants that it will not accept, approve, recommend or enter into any agreement in respect of an Acquisition Proposal (other than a confidentiality and standstill agreement permitted by Section 7.01(4)) or effect a Change in Recommendation unless:

(a)	an Acquisition Proposal has been made that the Board determines in good faith, after consultation with its financial advisors and external legal counsel, constitutes a Superior Proposal;

(b)	Thompson has complied with its obligations under Section 7.01 and the other provisions of this Article 7;

(c)	Thompson has provided Parent with a notice in writing that there is a Superior Proposal together with all documentation comprising the Superior Proposal;

(d)

a period (the “Response Period”) of four Business Days shall have elapsed from the date on which Parent received the entirety of the documentation set forth in the prior paragraph, and, if Parent has proposed to amend the terms of the Arrangement in accordance with Section 7.02(2), the Board shall have determined, in good faith, after consultation with its financial advisors and external legal counsel, that the Acquisition Proposal is a Superior Proposal compared to the terms of the Arrangement after giving effect to any offer to amend the terms of the Arrangement made by Parent in accordance with Section 7.02(2);

(e)	Thompson terminates this Arrangement Agreement pursuant to Section 8.02(1)(e); and

(f)	Thompson has previously, or concurrently will have, paid to Parent the Termination Payment.

(2)

During the Response Period, Parent will have the right, but not the obligation, to offer to amend the terms of the Arrangement, and Thompson shall co-operate with Parent with respect thereto, including negotiating in good faith with Parent to enable Parent to make such adjustments to the terms and conditions of this Arrangement Agreement and the Arrangement as Parent deems appropriate and as would enable Parent to proceed with the Arrangement and any related transactions on such adjusted terms. The Board will review in good faith any such offer by Parent to amend the terms of the Arrangement, including an increase in, or modification of, the consideration to be received by the Thompson Shareholders, to determine whether the Acquisition Proposal to which Parent is responding would be a Superior Proposal when assessed against the Arrangement as Parent has offered to amend it. If the Board does not so determine, the Board will promptly reaffirm its recommendation to Thompson Shareholders to vote in favour of the Arrangement Resolution and enter into an amended Arrangement Agreement with Parent reflecting Parent’s offer to amend the terms of the Arrangement.

(3)

If Thompson provides Parent with notice under Section 7.02(1) on a date that is less than three Business Days before the date of the Special Meeting, subject to applicable Laws, Thompson shall postpone or adjourn the Special Meeting to a date that is at least three Business Days but not more than 10 Business Days after the scheduled date of the Special Meeting.

(4)

Each successive amendment to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the holders of Thompson Shares shall constitute a new Acquisition Proposal for the purposes of this Section 7.02 and Parent shall be afforded a new Response Period in respect of each such Acquisition Proposal.

7.03	Agreement as to Damages

(1)

Notwithstanding any other provision relating to the payment of fees, including the payment of brokerage fees, if after the execution of this Arrangement Agreement the Arrangement is not consummated because:

(a)	Parent shall have terminated this Arrangement Agreement pursuant to Section 8.02(1)(d);

(b)

(i) a bona fide Acquisition Proposal shall have been made public or proposed publicly to Thompson or to the Thompson Shareholders after the date hereof and prior to the Special Meeting; (ii) this Arrangement

Agreement is terminated pursuant to either Section 8.02(1)(a)(ii) or Section 8.02(1)(a)(iii); and (iii) an Acquisition Proposal is consummated within a period of six months from the exercise of such termination rights (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i) above); provided that for the purposes of this Section 7.03(1)(b), the definition of “Acquisition Proposal” shall have the meaning assigned to such term in Section 1.01, except that references to “20%” shall be deemed to be “50%”;

(c)

Parent shall have terminated this Arrangement Agreement pursuant to Section 8.02(1)(b) on the basis that Thompson intentionally and materially breached its obligations under any of Sections 2.02, 2.07, 2.08, 7.01 or 7.02 of this Arrangement Agreement; or

(d)	Thompson shall have terminated this Arrangement Agreement pursuant to Section 8.02(1)(e),

then Thompson shall pay to Parent, within two Business Days of the first to occur of (a), (b) and (c) above (or, in the case of (d) contemporaneously or prior to such termination), the amount of $156.5 million (the “Termination Payment”) as liquidated damages in immediately available funds to an account designated by Parent.

(2)

Each Party acknowledges that the payment amount set out in this Section 7.03 is a payment of liquidated damages which is a genuine pre-estimate of the damages which Parent will suffer or incur as a result of the event giving rise to such damages and the resultant termination of this Arrangement Agreement and is not a penalty. Thompson irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, the Parties agree that, subject to Article 8, payment of the amounts determined pursuant to this Section 7.03 in the manner provided in respect thereof is the sole monetary remedy of Parent, provided however that payment by Thompson of the amounts required to be paid pursuant to Section 7.03 shall not be in lieu of any damages or any other payment or remedy available in the event of any wilful or intentional breach by Thompson of any of its obligations under this Arrangement Agreement.

7.04	Fees and Expenses

Subject to Subsection 5.05(9), each Party shall pay all fees, costs and expenses incurred by such Party in connection with this Arrangement Agreement and the Arrangement.

7.05	Access to Information; Confidentiality

From the date hereof until the earlier of the Effective Time and the termination of this Arrangement Agreement, Thompson shall, and shall cause its Subsidiaries and their respective officers, directors, employees, independent auditors, accounting advisers and agents to, afford to

Parent and to the officers, employees, agents and representatives of Parent such access as Parent may reasonably require at all reasonable times, including for the purpose of facilitating integration business planning and Parent’s financing of this transaction, to their officers, employees, agents, properties, books, records and Contracts, and shall furnish Parent with all data and information Parent may reasonably request. The Parties acknowledge and agree that information furnished pursuant to this Section shall be subject to the terms and conditions of the Confidentiality Agreement.

7.06	Insurance and Indemnification

(1)

From and after the Effective Time, Parent will fulfill, and will cause Thompson and/or its successors to fulfill and honour in all respects its obligations pursuant to any indemnification agreements between Thompson and the present and former directors or officers of Thompson or any Subsidiary thereof (the “Indemnified Parties”) in effect immediately prior to the Effective Time and any indemnification provisions under the Charter Documents of Thompson or applicable Laws, in each case, as in effect on the date hereof and to the extent disclosed in Schedule 7.06 of the Disclosure Letter and permitted by applicable Laws. Parent shall cause Thompson and/or its successors to not amend, repeal or otherwise modify the provisions with respect to exculpation and indemnification contained in the Charter Documents of Thompson as in effect on the date hereof for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, prior to the Effective Time, were directors or officers of Thompson.

(2)

Prior to the Effective Time, Thompson shall (or if Thompson is unable to, Parent shall) obtain and pay for “tail” insurance policies with a claims period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as Thompson’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage not less favourable than those provided under Thompson’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Arrangement Agreement or the transactions or actions contemplated hereby), provided that the aggregate cost of the D&O Insurance shall not exceed $1 million. If Thompson or Parent for any reason fail to obtain such “tail” insurance policies as of the Effective Time, for a period of six years after the Effective Time, Parent will, or will cause Thompson and/or its successors to, maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by Thompson’s directors’ and officers’ liability insurance policy with respect to claims arising from facts or events that occurred on or before the Effective time on terms comparable to those applicable to the current directors and officers of Thompson.

(3)	This Section 7.06 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs and personal representatives.

7.07	Additional Agreements

If this Arrangement Agreement is terminated in accordance with Section 8.02(1), then Thompson shall have the right (the “Thompson Bond Option”) during the period from the time of termination of this Arrangement Agreement to 5:00 p.m. (Eastern time) on the 10th Business Day after the date of termination of this Arrangement Agreement (the “Thompson Bond Option Period”) to acquire from Parent or any affiliate of Parent all, but not less than all, of its and their respective right, title and interest in and to the Thompson Bonds beneficially owned or over which control or direction is exercised by Parent or any affiliate of Parent (the “Parent Thompson Bonds”) for a purchase price equal to the aggregate acquisition cost of the Parent Thompson Bonds (the “Thompson Bond Option Exercise Price”), and if the Thompson Bond Option is exercised in accordance with this Section 7.07, Parent shall sell and cause any affiliate of Parent to sell to Thompson all of its and their respective right, title and interest in and to the Parent Thompson Bonds. The Thompson Bond Option may be exercised by Thompson by providing to Parent within the Thompson Bond Option Period a notice indicating Thompson’s intent to exercise the Thompson Bond Option (the “Thompson Bond Option Exercise Notice”). Within 3 Business Days of receipt by Parent of the Thompson Bond Option Exercise Notice, Parent shall notify Thompson of the aggregate principal amount, if any, of the Parent Thompson Bonds; the Thompson Bond Option Exercise Price together with reasonable supporting documentation; and all necessary particulars in respect of Parent’s account to which Thompson is to wire the Thompson Bond Option Exercise Price (the “Thompson Bond Option Response Notice”). Within 3 Business Days of receipt by Thompson of the Thompson Bond Option Response Notice, Thompson shall make payment of the Thompson Bond Option Exercise Price by wire transfer of immediately available funds to the account designated in writing by Parent in the Thompson Bond Option Response Notice. Within 3 Business Days of receipt by Parent of the Thompson Bond Option Exercise Price, Parent shall, and shall cause its affiliates as necessary, to deliver to Thompson instruments of conveyance of all of its and their respective right, title and interest in and to the Parent Thompson Bonds and such transfers, Thompson Bond certificates, powers of attorney, evidence of ownership or rights and instruments, as applicable and as may reasonably be requested by Thompson in furtherance of the foregoing. During the Thompson Bond Option Period and, to the extent Thompson delivers to Parent a Thompson Bond Option Exercise Notice, the period thereafter to the extent that Thompson complies with its obligations under this Section 7.07, Parent shall not, and shall cause each of its affiliates not to, sell, transfer, gift, assign, pledge, hypothecate, encumber, convert or otherwise dispose of any of the Parent Thompson Bonds, or enter into any agreement in respect of any of the foregoing. The Thompson Bond Option and the benefit of Parent’s covenants under this Section 7.07 may be assigned by Thompson to any person upon not less than 3 Business Day’s prior written notice by Thompson to Parent.

ARTICLE 8

TERM, TERMINATION, AMENDMENT AND WAIVER

8.01	Term

This Arrangement Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Arrangement Agreement in accordance with its terms.

8.02	Termination

(1)	This Arrangement Agreement may:

(a)	be terminated either by Parent or by Thompson if

(i)	the condition in Section 6.01(4) is incapable of being satisfied on or before the Outside Date;

(ii)

the Arrangement shall not have been consummated by the Outside Date for any reason; provided, however, that the right to terminate this Arrangement Agreement under this Section 8.02(1)(a)(ii) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Arrangement to occur on or before such date and such action or failure to act constitutes a breach of this Arrangement Agreement; or

(iii)	the Special Meeting shall have been held and the Shareholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof;

(b)

subject to Section 6.04, be terminated by Parent if Parent is not in material breach of its obligations under this Arrangement Agreement and Thompson breaches any of its representations, warranties, covenants or agreements contained in this Arrangement Agreement, such that the conditions set forth in Section 6.02(1) or 6.02(2), as applicable, are incapable of being satisfied on or before the Outside Date;

(c)

subject to Section 6.04, be terminated by Thompson if Thompson is not in material breach of its obligations under this Arrangement Agreement and Parent breaches any of its representations, warranties, covenants or agreements contained in this Arrangement Agreement, such that the conditions set forth in Section 6.03(1) or 6.03(2), as applicable, are incapable of being satisfied on or before the Outside Date;

(d)

be terminated by Parent if, prior to the Effective Time, (i) the Board shall have effected a Change in Recommendation, (ii) Thompson shall be in material breach of Section 7.01 or 7.02; or (iii) Parent requests that the Board reaffirm its recommendation that Thompson Shareholders vote in favour of the Arrangement Resolution and the Board shall not have done so by the tenth day following receipt of such request (it being understood that publicly taking no position or a neutral position with respect to the Arrangement Resolution until the tenth day following receipt of an Acquisition Proposal shall not be deemed to be a failure to reaffirm such recommendation); or

(e)

be terminated by Thompson in order to enter into a binding written agreement with respect to a Superior Proposal (other than a confidentiality and standstill agreement permitted by Section 7.01(4)) prior to obtaining Shareholder Approval, subject to compliance with Sections 7.01 and 7.02 and provided that no termination under this Section 8.02(1)(e) shall be effective unless and until Thompson shall have paid to Parent the amount required to be paid pursuant to Section 7.03;

in each case, prior to the Effective Time unless stated otherwise.

(2)

If this Arrangement Agreement is terminated in accordance with the foregoing provisions of this Section, this Arrangement Agreement shall forthwith become void and of no further force or effect and no Party shall have any further obligations hereunder except as provided in Sections 7.03 (including for greater certainty payment of the Termination Payment under any of the circumstances specified in Section 7.03), 7.04, 7.05, 7.07, 9.01, 9.02, 9.03, 9.06 and 9.07 and the Confidentiality Agreement and as otherwise expressly contemplated hereby, and provided that, neither the termination of this Arrangement Agreement nor anything contained in this Section 8.02 shall relieve any Party from any liability for any breach by it of this Arrangement Agreement, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants made herein.

8.03	Waiver

Any Party may (i) extend the time for the performance of any of the obligations or acts of the other Party, (ii) waive compliance with any of the other Party’s agreements or the fulfilment of any conditions to its own obligations contained herein, or (iii) waive inaccuracies in any of the other Party’s representations or warranties contained herein or in any document delivered by the other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived.

ARTICLE 9

GENERAL PROVISIONS

9.01	Notices

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile or e-mail transmission, or as of the following Business Day if sent by prepaid overnight courier, to the Parties at the following addresses (or at such other addresses as shall be specified by either Party by notice to the other given in accordance with these provisions):

(1)	if to Parent:

Cliffs Natural Resources Inc.
200 Public Square, Suite 3300
Cleveland, Ohio 44114

Attention:	Kelly Tompkins, Executive Vice President - Legal, Government Affairs and Sustainability
Facsimile:	(216) 694-6509
E-Mail:	kelly.tompkins@cliffsnr.com

with a copy to:

Blake, Cassels & Graydon LLP
Box 25, Commerce Court West
199 Bay Street
Toronto, Ontario
Canada M5L 1A9

Attention:	Tom McKee
Chris Hewat

Facsimile:	416.863.2653
E-Mail:	tom.mckee@blakes.com
chris.hewat@blakes.com

- and -

Jones Day
222 E. 41st Street
New York, NY 10017
USA

Attention:	Robert Profusek
James Dougherty

Facsimile:	(212) 755-7306
E-Mail:	raprofusek@jonesday.com
jpdougherty@jonesday.com

(2)	if to Thompson:

Consolidated Thompson Iron Mines Ltd.

508-1155 University Ave.

Montreal, Québec H3B 3A7

Attention:	Brian V. Tobin, President, Chief Executive Officer and Executive Chairman
Valery Zamuner, General Counsel, Corporate Secretary, Vice-President Legal Affairs
Facsimile:	(514) 393-9041
E-Mail:	b.tobin@consolidatedthompson.com
v.zamuner@consolidatedthompson.com

with a copy to:

Fraser Milner Casgrain LLP
77 King Street West, Suite 400
Toronto, Ontario M5K 0A1

Attention:	Sander A.J.R. Grieve
Facsimile:	(416) 863-4592
E-Mail:	sander.grieve@fmc-law.com

9.02	Miscellaneous

This Arrangement Agreement (i) constitutes the entire agreement and supersedes all other prior agreements, both written and oral, between the Parties with respect to the subject-matter hereof save for the Confidentiality Agreement; (ii) to the extent that the Parties are party thereto, shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns; and (iii) is not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 7.06. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar electronic copy of this Arrangement Agreement, and such facsimile or similar electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

9.03	Governing Law

This Arrangement Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of Ontario and the laws of Canada applicable therein, and shall be construed and treated in all respects as an Ontario contract. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the Courts of the Province of Ontario in respect of all matters arising under and in relation to this Arrangement Agreement and the Arrangement.

9.04	Injunctive Relief

The Parties agree that irreparable harm would occur in the event that any of the provisions of this Arrangement Agreement or the Confidentiality Agreement were not performed in accordance with their specific terms or were otherwise breached for which money damages would not be an adequate remedy at law. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions and other equitable relief to prevent breaches or threatened breaches of the provisions of this Arrangement Agreement or the Confidentiality Agreement, and

otherwise to obtain specific performance of any such provisions, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived.

9.05	Time of Essence

Time shall be of the essence in this Arrangement Agreement.

9.06	Binding Effect and Assignment

Parent may assign all or any part of its rights under this Arrangement Agreement to, and its obligations under this Arrangement Agreement may be assumed by, a Subsidiary of Parent, provided that if such assignment and/or assumption takes place, Parent shall continue to be liable jointly and severally with such Subsidiary for all of its obligations hereunder. This Arrangement Agreement shall be binding on and shall enure to the benefit of the Parties and their respective successors and permitted assigns. Except as expressly permitted by the terms hereof, neither this Arrangement Agreement nor any of the rights, interests or obligations hereunder may be assigned by either of the Parties without the prior written consent of the other Party.

9.07	Severability

If any term or other provision of this Arrangement Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Arrangement Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Arrangement Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.08	Language

The Parties expressly acknowledge that they have requested that this Arrangement Agreement and all ancillary and related documents thereto be drafted in the English language only. Les parties aux présentes reconnaissent avoir exigé que la présente entente et tous les documents qui y sont accessoires soient rédigés en anglais seulement.

9.09	Counterparts

This Arrangement Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Arrangement Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

IN WITNESS WHEREOF Parent and Thompson have caused this Arrangement Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CLIFFS NATURAL RESOURCES INC.

By:	/s/ Joseph A. Carrabba
Name:	Joseph A. Carrabba
Title:	Chairman, President and Chief Executive Officer

CONSOLIDATED THOMPSON IRON MINES LIMITED

By:	/s/ Brian V. Tobin
Name:	Brian V. Tobin
Title:	Executive Chairman, President and Chief Executive Officer

EXHIBIT A

ARRANGEMENT RESOLUTION

SPECIAL RESOLUTION OF THE SHAREHOLDERS

OF CONSOLIDATED THOMPSON IRON MINES LIMITED

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.        The arrangement (the “Arrangement”) under section 192 of the Canada Business Corporations Act (the “CBCA”) involving Consolidated Thompson Iron Mines Limited (the “Company”), Cliffs Natural Resources Inc. (“Parent”) and 7744846 Canada Inc. (“Acquireco”), as more particularly described and set forth in the management information circular (the “Circular”) dated —, 2011 of the Company (as the Arrangement may be modified or amended in accordance with its terms) is hereby authorized, approved and adopted.

2.        The plan of arrangement (the “Plan of Arrangement”) involving the Company, the full text of which is set out as Exhibit B to the Arrangement Agreement dated as of January 11, 2011 between Parent and the Company (the “Arrangement Agreement”) (as the Plan of Arrangement may be modified or amended in accordance with its terms) is hereby authorized, approved and adopted.

3.        Notwithstanding that this resolution has been passed, and the Arrangement adopted, by the holders of common shares of the Company (“Common Shares”) or that the Arrangement has been approved by the Superior Court of Quebec, the directors of the Company are hereby authorized and empowered without further notice to or approval of the holders of Common Shares (i) to amend the Arrangement Agreement or the Plan of Arrangement, to the extent permitted by the Arrangement Agreement, and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.

4.        Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute, under the seal of the Company or otherwise, and to deliver articles of arrangement and such other documents as are necessary or desirable to the Director under the CBCA in accordance with the Arrangement Agreement for filing.

5.        Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed, under the seal of the Company or otherwise, and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such Person’s opinion may be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

EXHIBIT B

PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT

UNDER SECTION 192 OF THE

CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Acquireco” means 7744846 Canada Inc., a corporation incorporated under the CBCA as a wholly-owned subsidiary of Cliffs Netherlands B.V., an indirect wholly-owned subsidiary of Parent;

“Arrangement” means an arrangement under the provisions of section 192 of the CBCA on the terms and conditions set forth in this Plan of Arrangement, subject to any amendment or modification thereto made in accordance with the terms of the Arrangement Agreement and this Plan of Arrangement, or made at the direction of the Court in the Final Order (with the consent of Thompson and Parent, each acting reasonably);

“Arrangement Agreement” means the arrangement agreement dated as of the 11th day of January 2011 between Thompson and Parent, as the same may be further amended, supplemented or restated in accordance with its terms providing for, among other things, the Arrangement;

“Articles of Arrangement” means the articles of arrangement of Thompson in respect of the Arrangement, to be filed with the Director after the Final Order is made;

“Business Day” means any day, other than a Saturday, a Sunday and a statutory holiday in Toronto, Ontario, Canada, Montreal, Québec, Canada or Cleveland, Ohio, United States of America;

“Cash Consideration” means $17.25 in cash per Thompson Share;

“CBCA” means the Canada Business Corporations Act and the regulation made thereunder, as promulgated or amended from time to time;

“Certificate” means the certificate or other confirmation of filing giving effect to the Arrangement to be issued by the Director pursuant to section 192(7) of the CBCA after the Articles of Arrangement have been filed;

“Charter Documents” means the articles and by-laws of Thompson;

“Convertible Debenture Indenture” means the trust indenture dated as of the 29th day of November, 2010 between Thompson and Equity Financial Trust Company;

“Court” means the Superior Court of Québec;

“Depositary” means Computershare Trust Company of Canada at its principal office in Toronto, Ontario or such other person retained by the Parties to act as depositary in connection with the Arrangement;

“Director” means the Director appointed pursuant to section 260 of the CBCA;

“Dissent Rights” has the meaning ascribed thereto in Section 4.1(1);

“Dissenting Thompson Shareholder” means a Thompson Shareholder who has properly and validly dissented in respect of the Thompson Resolution in strict compliance with the Dissent Rights, who has not withdrawn or been deemed to have withdrawn such dissent and who is ultimately determined to be entitled to be paid the fair value of its Thompson Shares, but only in respect of the Thompson Shares in respect of which Dissent Rights are validly exercised by such Thompson Shareholder, such Thompson Shares referred to as “Thompson Dissent Shares”;

“Effective Date” means the date upon which the Arrangement becomes effective as established by the date of issue shown on the Certificate;

“Effective Time” means 12:01 a.m. (Eastern Time) on the Effective Date;

“Final Order” means the order of the Court approving the Arrangement as such order may be amended by the Court (with the consent of Thompson and Parent, each acting reasonably) at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or amended (provided that any such amendment shall be acceptable to Thompson and Parent, each acting reasonably) on appeal;

“Final Proscription Date” has the meaning ascribed thereto in Section 3.8;

“Former Quinto Rightsholders” means, at and following the Effective Time, the registered holders of Quinto Rights immediately prior to the Effective Time;

“Former Thompson Optionholders” means, at and following the Effective Time, the registered holders of Thompson Options immediately prior to the Effective Time;

“Former Thompson Shareholders” means, at and following the Effective Time, the registered holders of Thompson Shares immediately prior to the Effective Time;

“Former Thompson Warrantholders” means, at and following the Effective Time, the registered holders of Thompson Warrants immediately prior to the Effective Time;

“Governmental Entity” means any (a) multinational, federal, provincial, territorial, state, municipal, local or other governmental or public department, central bank, court, commission, commissioner (including the Commissioner of Competition appointed pursuant to the Competition Act (Canada)), tribunal (including the Competition Tribunal established under the Competition Tribunal Act (Canada)), board, bureau, agency or instrumentality, domestic or foreign, (b) any subdivision or authority of any of the foregoing, (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above, or (d) stock exchange, automated quotation system, self regulatory authority or securities regulatory authority;

“In-The-Money Thompson Option” means each vested or unvested Thompson Option, at the Effective Time, with an exercise price per Thompson Share less than the Cash Consideration;

“In-The-Money Thompson Warrant” means each vested or unvested Thompson Warrant, at the Effective Time, with an exercise price per Thompson Share less than the Cash Consideration;

“Interim Order” means the interim order of the Court, as the same may be amended by the Court (with the consent of Thompson and Parent, each acting reasonably), made in connection with the Arrangement following the application therefor contemplated by the Arrangement Agreement;

“Law” or “Laws” means all federal, state and provincial codes, conventions, laws, ordinances, policies, by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgements, injunctions, determinations, awards, decrees or other requirements and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity or self-regulatory authority (including the TSX), and the term “applicable” with respect to such Laws and in a context that refers to one or more Parties, means such Laws as are applicable to such Party or its business, undertaking, property or securities and emanate from a person having jurisdiction over the Party or Parties or its or their business, undertaking, property or securities;

“Liens” means any pledges, claims, liens, charges, options, hypothecs, mortgages, security interests, restrictions, adverse rights or any other encumbrances of any kind or nature whatsoever;

“Notice of Dissent” means a written notice provided by a Thompson Shareholder to Thompson setting forth such Thompson Shareholder’s objection to the Thompson Resolution and exercise of Dissent Rights;

“Option Consideration” has the meaning ascribed thereto in Section 2.2(3).

“Out-Of-The-Money Thompson Option” means a Thompson Option that is not an In-The-Money Thompson Option;

“Out-Of-The-Money Thompson Warrant” means a Thompson Warrant that is not an In-The-Money Thompson Warrant;

“Parent” means Cliffs Natural Resources Inc., a corporation incorporated under the laws of the State of Ohio;

“Parties” means Thompson and Parent, and “Party” means either of them;

“Person” includes an individual, limited or general partnership, limited liability company, limited liability partnership, joint venture, association, body corporate, unincorporated organization, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Plan of Arrangement” means this plan of arrangement, and references to “Article” or “Section” mean the specified Article or Section of this Plan of Arrangement;

“PSU Consideration” has the meaning ascribed thereto in Section 2.2(9);

“PSU Plan” means the Performance Share Unit Plan of Thompson dated June 6, 2010, as ratified on August 5, 2010;

“PSUs” means those performance share units issued and outstanding pursuant to Thompson’s Performance Share Unit Plan dated June 6, 2010, as ratified on August 5, 2010;

“Quinto Consideration” has the meaning ascribed thereto in Section 2.2(10);

“Quinto Rightsholders” means, at any time and unless the context otherwise requires, the registered holders of Quinto Rights;

“Quinto Right” has the meaning ascribed thereto in Section 2.2(10);

“Thompson” means Consolidated Thompson Iron Mines Limited, a corporation existing under the CBCA;

“Thompson Board” means the board of directors of Thompson;

“Thompson Convertible Debentures” means the aggregate US$230,000,000 5.0% convertible unsecured subordinated debentures of Thompson due November 30, 2017, convertible into Thompson Shares at an initial conversion price of US$15.2439 issued pursuant to the Convertible Debenture Indenture;

“Thompson Dissent Shares” has the meaning ascribed thereto in the definition of Dissenting Thompson Shareholder in Section 1.1;

“Thompson Fairness Opinion” means an opinion of GMP Securities L.P., the financial advisor to the Thompson Board, that, as of January 11, 2011, the Cash Consideration is fair, from a financial point of view, to Thompson Shareholders, and the Warrant Consideration is fair, from a financial point of view, to Thompson Warrantholders, in form and substance satisfactory to the Thompson Board;

“Thompson Meeting” means the special meeting of the Thompson Shareholders (including any adjournments or postponements thereof) to be called and held pursuant to the Interim Order to consider and, if thought fit, approve the Thompson Resolution;

“Thompson Optionholders” means, at any time and unless the context otherwise requires, the registered holders of Thompson Options;

“Thompson Option” means any existing right or option to purchase Thompson Shares outstanding under the Thompson Stock Option Plan;

“Thompson Resolution” means the special resolution of the Thompson Shareholders approving the Arrangement, such resolution to be in substantially the form of Exhibit A attached to the Arrangement Agreement;

“Thompson Shareholder Letter of Transmittal” means a letter of transmittal to be forwarded or made available by Thompson to Thompson Shareholders, in a form acceptable to Parent, acting reasonably, for use by such Thompson Shareholders in connection with the Arrangement as contemplated herein;

“Thompson Shareholders” means, at any time and unless the context otherwise requires, the registered holders of Thompson Shares;

“Thompson Shares” means the common shares in the capital of Thompson;

“Thompson Stock Option Plan” means the Employee Share Option Plan dated May 31, 2010;

“Thompson Warrant Certificates” means the warrant certificates evidencing the issuance of Thompson Warrants;

“Thompson Warrantholder Letter of Transmittal” means a letter of transmittal to be forwarded or made available by Thompson to Thompson Warrantholders, in a form acceptable to Parent, acting reasonably, for use by such Thompson Warrantholders in connection with the Arrangement as contemplated herein;

“Thompson Warrantholders” means, at any time and unless the context otherwise requires, the registered holders of Thompson Warrants;

“Thompson Warrants” means any existing warrant issued by Thompson to purchase Thompson Shares outstanding as at the date hereof;

“TSX” means the Toronto Stock Exchange; and

“Warrant Consideration” has the meaning ascribed thereto in Section 2.2(6).

1.2	Number and Gender

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa, and words importing any gender include all genders.

1.3	Interpretation Not Affected by Headings, etc.

The division of this Plan of Arrangement into Articles, Sections and other parts and the insertion of headings are for convenience only and shall not affect the construction or interpretation of this Plan of Arrangement.

1.4	Time

All times expressed herein or in any Thompson Shareholder Letter of Transmittal or Thompson Warrantholder Letter of Transmittal are Eastern Time unless otherwise stipulated herein or therein.

1.5	Currency

All references to currency in this Plan of Arrangement are to Canadian dollars, being lawful money of the Canada, unless otherwise specified.

1.6	Statutory References

Unless otherwise expressly provided herein, any reference in this Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations.

ARTICLE 2

THE ARRANGEMENT

2.1	Effectiveness

Subject to the terms of the Arrangement Agreement, this Plan of Arrangement will become effective at the Effective Time (except as otherwise provided herein) and will be binding from and after the Effective Time on Thompson, Acquireco, Parent, and all other Persons including (i) all holders and all beneficial owners of Thompson Shares; (ii) all holders and all beneficial owners of Thompson Options; (iii) all holders and beneficial owners of Thompson Warrants; (iv) all holders and all beneficial owners of Quinto Rights; (v) the registrar and transfer agent in respect of the Thompson Shares; and (vi) the Depositary.

2.2	The Arrangement

On the Effective Date and commencing at the Effective Time, the following shall occur and be deemed to occur in the following order without further act or formality:

(1)

Acquireco shall advance by way of a loan to Thompson an amount equal to the aggregate amount of cash required by Thompson to acquire for cancellation the In-The-Money Thompson Options under Section 2.2(3), the In-The-Money Thompson Warrants under Section 2.2(6), the PSUs under Section 2.2(9) and the Quinto Rights under Section 2.2(10) and Thompson shall deliver to Acquireco a duly issued and executed promissory note in the form attached as Appendix A hereto having a principal amount equal to such aggregate amount of cash.

(2)

Each Thompson Dissent Share shall be transferred by the holder thereof, free and clear of all Liens, to Acquireco in consideration for a debt claim against Acquireco in an amount determined and payable in accordance with Section 4.1(2), and the name of such holder will be removed from the register of holders of Thompson Shares (in respect of the Thompson Dissent Shares), and Acquireco shall be recorded as the registered holder of Thompson Dissent Shares so transferred and shall be the sole legal and beneficial owner of such Thompson Dissent Shares free and clear of any Liens.

(3)

Each In-The-Money Thompson Option that is outstanding and has not been duly exercised prior to the Effective Time shall, without any further action on behalf of any holder of such In-The-Money Thompson Option and without any payment except as provided in this Plan of Arrangement, be acquired for cancellation by Thompson in consideration for a cash payment from Thompson equal to the product obtained by multiplying the amount by which the Cash Consideration exceeds the exercise price per Thompson Share of such In-The-Money Thompson Option by the number of Thompson Shares underlying such In-The-Money Thompson Option (the “Option Consideration”), subject to (for greater certainty) applicable withholdings in accordance with Section 3.7. All In-The-Money Thompson Options issued and outstanding immediately prior to the Effective Time shall thereafter immediately be cancelled and the holder thereof shall thereafter have only the right to receive the Option Consideration to which such holder is entitled pursuant to this Section 2.2(3).

(4)

Each Out-Of-The-Money Thompson Option that is outstanding and that has not been duly exercised prior to the Effective Time, whether or not vested, without any further action on behalf of any holder of such Out-Of-The-Money Thompson Option, shall be cancelled without payment to any holder thereof and all option agreements related thereto shall be terminated and none of Thompson, Acquireco or Parent shall have any liabilities or obligations with respect to such option agreements.

(5)

Notwithstanding the terms of the Thompson Stock Option Plan and any stock option agreement pursuant to which Thompson Options were granted, the Thompson Stock Option Plan and any such stock option agreement shall be terminated, and none of Thompson, Acquireco or Parent shall have any liability or obligations with respect to such plans and agreements other than the payment of the Option Consideration in accordance with this Plan of Arrangement.

(6)

Each In-The-Money Thompson Warrant that is outstanding and has not been duly exercised prior to the Effective Time, other than any Thompson Warrants held by Acquireco or its affiliates, shall, without any further action on behalf of any Thompson Warrantholder and without any payment except as provided in this Plan of Arrangement, be acquired for cancellation by Thompson in consideration for a cash payment from Thompson equal to the product obtained by multiplying the amount by which the Cash Consideration exceeds the exercise price per Thompson Share of such In-The-Money Thompson Warrant by the number of Thompson Shares underlying such In-The-Money Thompson Warrant (the “Warrant Consideration”), subject to (for greater certainty) applicable withholdings in accordance with Section 3.7. All In-The-Money Thompson Warrants issued and outstanding immediately prior to the Effective Time shall thereafter immediately be cancelled and the holder thereof shall thereafter have only the right to receive the Warrant Consideration to which such holder is entitled pursuant to this Section 2.2(6).

(7)

Each Out-Of-The-Money Thompson Warrant that is outstanding and that has not been duly exercised prior to the Effective Time, whether or not vested, without any further action on behalf of any holder of such Out-Of-The-Money Thompson Warrant, shall be cancelled without payment to any holder thereof and all warrant agreements related thereto shall be terminated and none of Thompson, Acquireco or Parent shall have any liabilities or obligations with respect to such warrant agreements.

(8)

Notwithstanding the terms of the Thompson Warrants, the Thompson Warrants and any agreement pursuant to which Thompson Warrants were granted shall be terminated, and none of Thompson, Acquireco or Parent shall have any liability or obligations with respect to such warrants and agreements other than the payment of the Warrant Consideration in accordance with this Plan of Arrangement.

(9)

Each PSU outstanding prior to the Effective Time shall vest at the Effective Time at a Vesting Percentage (as defined in the PSU Plan) of 100% and shall, without any further action on behalf of any PSU holder, be immediately cancelled in consideration for a cash payment from Thompson of $17.25 (the “PSU Consideration”) pursuant to Section 3.5, subject to (for greater certainty) applicable deductions and withholdings in accordance with Section 3.7. Notwithstanding the terms of the PSU Plan, the PSUs and any agreement pursuant to which PSUs were granted shall be terminated, and none of Thompson, Acquireco or Parent shall have any liability or obligations with respect to such plan and agreements other than the payment of the PSU Consideration in accordance with this Plan of Arrangement.

(10)

Each right to acquire a Thompson share pursuant to the Plan of Arrangement consummated pursuant to the Arrangement Agreement dated May 16, 2008 between Thompson and Quinto Mining Corporation that is outstanding prior to the Effective Time (each, a “Quinto Right”) shall, without any further action on behalf of any holder of such rights and without any payment except as provided in this Plan of Arrangement, be acquired for cancellation by Thompson in consideration for a cash payment from Thompson equal to the product obtained by multiplying the Cash Consideration by the number of Thompson Shares (or fraction thereof) underlying such Quinto Right (the “Quinto Consideration”), subject to (for greater certainty) applicable withholdings in accordance with Section 3.7. All Quinto Rights issued and outstanding immediately prior to the Effective Time shall thereafter immediately be cancelled and the holder thereof shall thereafter have only the right to receive the Quinto Consideration to which such holder is entitled pursuant to this Section 2.2(10).

(11)

Each Thompson Share issued and outstanding immediately prior to the Effective Time (including any Thompson Share issued upon the due exercise of Thompson Options and Thompson Warrants or upon due conversion of Thompson Convertible Debentures prior to the Effective Time), other than any Thompson Shares held by Acquireco and its affiliates and any Thompson Dissent Shares, shall be transferred by the holder thereof, free and clear of any Liens, to Acquireco, and such holder shall be entitled to receive in exchange therefor from Acquireco the Cash Consideration, and the name of such holder will be removed from the register of holders of Thompson Shares and Acquireco shall be recorded as the registered holder of Thompson Shares so transferred and shall be deemed to be the legal and beneficial owner thereof, free and clear of any Liens, and such exchange shall be made upon the presentation and surrender by or on behalf of the holder to the Depositary (acting on behalf of Acquireco) of the certificate formerly representing Thompson Shares and a Thompson Shareholder Letter of Transmittal.

2.3	Post-Effective Time Procedures

(a)

Not more than one Business Day prior to the Effective Date, (i) Acquireco shall deposit an amount of cash equal to the aggregate Cash Consideration in accordance with Section 2.2(11) with the Depositary for the exclusive purpose of making the cash payments to Former Thompson Shareholders in accordance with the provisions of Article 3 hereof; (ii) Acquireco shall deposit at the direction of and on behalf of Thompson an amount of cash equal to the aggregate Option Consideration, Warrant Consideration and Quinto Consideration in accordance with Section 2.2(3), Section 2.2(6) and Section 2.2(10), respectively, with the Depositary, in each case to be held in a segregated account by the Depositary for the exclusive purpose of making the cash payments to Former Thompson Optionholders, Former Thompson Warrantholders and Former Quinto Rightsholders, as applicable, in respect of the acquisition for cancellation of the In-The-Money Thompson Options, the In-The-Money Thompson Warrants and the Quinto Rights in accordance with the provisions of Article 3 hereof; and (iii) Acquireco shall deposit at the direction of and on behalf of Thompson an amount of cash equal to the aggregate PSU Consideration in accordance with Section 2.2(9), to be held by Thompson for the exclusive purpose of making the cash payments to PSU holders in accordance with the provisions of Article 3 hereof.

(b)

In accordance with the provisions of Article 3 hereof (i) Former Thompson Shareholders shall be entitled to receive the Cash Consideration to which they are entitled pursuant to Section 2.2(11) hereof; (ii) Former Thompson Optionholders shall be entitled to receive the Option Consideration to which they are entitled pursuant to Section 2.2(3) hereof; (iii) Former Thompson Warrantholders shall be entitled to receive the Warrant Consideration to which they are entitled pursuant to Section 2.2(6) hereof and (iv) Former Quinto Rightsholders shall be entitled to receive the Quinto Consideration to which they are entitled pursuant to Section 2.2(10) hereof.

2.4	Adjustments of Consideration

(1)

If, after the date of the Arrangement Agreement, Thompson changes the number of Thompson Shares or securities convertible into or exchangeable for or exercisable to acquire Thompson Shares, in each case, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including reverse split), dividend or distribution, recapitalization, merger, subdivision, combination, issuer bid or exchange offer, or other similar transaction, the Cash Consideration, the Option Consideration, the Warrant Consideration and the Quinto Consideration will be adjusted appropriately to provide the Thompson Shareholders, the Thompson Optionholders, the Thompson Warrantholders and the Quinto Rightsholders the same economic effect as contemplated by this Plan of Arrangement prior to such reclassification, stock split (including reverse split), dividend or distribution, recapitalization, merger, subdivision, combination, issuer bid or exchange offer, or other similar transaction.

(2)

If, on or after the date hereof, Thompson declares, sets aside or pays any dividend or other distribution payable in cash, securities, property or otherwise with respect to the Thompson Shares, or sets a record date therefor that is prior to the Effective Date, then the Cash Consideration shall be reduced to reflect such dividend or other distribution by way of a reduction to the fair market value of the Cash Consideration by an amount equal to the value per Thompson Share of such dividend or other distribution.

ARTICLE 3

DELIVERY OF CASH CONSIDERATION, OPTION CONSIDERATION, WARRANT

CONSIDERATION AND QUINTO CONSIDERATION

3.1	Delivery of Cash Consideration

(1)

Upon surrender to the Depositary for cancellation of a certificate that immediately prior to the Effective Time represented one or more outstanding Thompson Shares that were transferred in consideration for the Cash Consideration in accordance with Section 2.2(11) hereof, together with a duly completed and executed Thompson Shareholder Letter of Transmittal and such other documents and instruments as would have been required to effect the transfer of the Thompson Shares formerly represented by such certificate under the CBCA and the by-laws of Thompson and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver on behalf of Acquireco to such holder following the Effective Time, the Cash Consideration which such holder is entitled to receive in accordance with Section 2.2(11) hereof.

(2)

After the Effective Time and until surrendered for cancellation as contemplated by Section 3.1(1) hereof, each certificate which immediately prior to the Effective Time represented one or more Thompson Shares shall be deemed at all times to represent only the right to receive in exchange therefor the cash which the holder of such certificate is entitled to receive in accordance with Section 3.1(1) hereof.

3.2	Delivery of Warrant Consideration

(1)

Upon surrender to the Depositary for cancellation of an instrument which immediately prior to the Effective Time represented outstanding Thompson Warrants, together with a duly completed and executed Thompson Warrantholder Letter of Transmittal and such other documents and instruments as the Depositary may reasonably require, the holder of the Thompson Warrants represented by such surrendered instrument shall be entitled to receive in exchange therefore, and the Depositary shall deliver to such holder following the Effective Time, the Warrant Consideration such holder is entitled to receive under the Arrangement in accordance with Section 2.2(6) less any amounts withheld pursuant to Section 3.7.

(2)

After the Effective Time and until surrendered for cancellation as contemplated by Section 3.2(1) hereof, each certificate which immediately prior to the Effective Time represented Thompson Warrants shall be deemed at all times to represent only the right to receive in exchange therefor the Warrant Consideration which the holder of such certificate is entitled to receive in accordance with Section 3.2(1) hereof.

3.3	Delivery of Quinto Consideration

(1)

Upon surrender to the Depositary for cancellation of an instrument which immediately prior to the Effective Time represented outstanding Quinto Rights, together with such other documents and instruments as the Depositary may reasonably require, the holder of the Quinto Rights represented by such surrendered instrument shall be entitled to receive in exchange therefore, and the Depositary shall deliver to such holder following the Effective Time, the Quinto Consideration such holder is entitled to receive under the Arrangement in accordance with Section 2.2(10) less any amounts withheld pursuant to Section 3.7.

(2)

After the Effective Time and until surrendered for cancellation as contemplated by Section 3.3(1) hereof, each certificate which immediately prior to the Effective Time represented Thompson Warrants shall be deemed at all times to represent only the right to receive in exchange therefor the Quinto Consideration which the holder of such certificate is entitled to receive in accordance with Section 3.3(1) hereof.

3.4	Delivery of Option Consideration

As soon as practicable after the Effective Time, the Depositary shall deliver on behalf of Thompson to each holder of In-The-Money Thompson Options, as reflected on the books and records of Thompson, a cheque (or other form of immediately available funds) for the Option Consideration such holder is entitled to receive under the Arrangement in accordance with Section 2.2(3) less any amounts withheld pursuant to Section 3.7.

3.5	Payment of Vested PSUs

As soon as practicable after the Effective Time, Thompson shall deliver to each holder of vested PSUs, as reflected on the books and records of Thompson, a cheque (or other form of immediately available funds) for the aggregate amount of PSU Consideration such holder is entitled to receive under the Arrangement in accordance with Section 2.2(9) less any deductions or withholdings in respect thereof pursuant to Section 3.7.

3.6	Lost Certificates

In the event that any certificate which immediately prior to the Effective Time represented one or more outstanding Thompson Shares, Thompson Warrants, or Quinto Rights, as the case may be, which were exchanged for the Cash Consideration, the Warrant Consideration, or the Quinto Consideration in accordance with Section 2.2(11), 2.2(6) or 2.2(10) hereof, respectively, shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, the Cash Consideration, the Warrant Consideration, or the Quinto Consideration, as the case may be, which such holder is entitled to receive in accordance with Section 2.2(11), 2.2(6) or 2.2(10) hereof, respectively. When authorizing such delivery of the Cash Consideration, Warrant Consideration, or Quinto Consideration, as applicable, which such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom the consideration is to be delivered shall, as a condition precedent to the delivery of such consideration, give a bond satisfactory to Parent and the Depositary in such amount as Parent and the Depositary may direct, or otherwise indemnify Parent, Acquireco, Thompson and the Depositary in a manner satisfactory to Parent and the Depositary, against any claim that may be made against Parent, Acquireco, Thompson or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the by-laws of Thompson.

3.7	Withholding Rights

Parent, Acquireco, Thompson and the Depositary shall be entitled to deduct and withhold from any amounts payable to any Person under this Plan of Arrangement (including without limitation, any amounts payable pursuant to Section 2.2, this Article 3 and all dividends or other distributions otherwise payable to any Former Thompson Shareholder), such amounts as Parent,

Acquireco, Thompson or the Depositary is required or permitted to deduct or withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986, or any provision of local, state, provincial or foreign Law, in each case, as amended, or under the administrative practice of the relevant Governmental Entity administering such Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes hereof as having been paid to such Person in respect of which such deduction or withholding was made, provided that such deducted or withheld amounts are actually remitted to the applicable Governmental Entity. In any case where property other than cash is subject to withholding, such property may be disposed of by the Person liable to make the withholding in order to fund such liability.

3.8	Limitation and Proscription

(1)

To the extent that a Former Thompson Shareholder, Former Thompson Warrantholder or Former Quinto Rightsholder shall not have complied with the provisions of Section 3.1, 3.2 or 3.3, as applicable, or Section 3.6 hereof, as applicable, on or before the date that is six years after the Effective Date (the “Final Proscription Date”), then any right or claim to payment hereunder that remains outstanding on the Final Proscription Date shall cease to represent a right or claim of any kind or nature and the right of a Former Thompson Shareholder, Former Thompson Warrantholder or Former Quinto Rightsholder, as the case may be, to receive Cash Consideration, Warrant Consideration or Quinto Consideration, respectively, pursuant to the Arrangement shall terminate and be deemed to be surrendered and forfeited to Acquireco or Thompson, as applicable, for no consideration.

(2)

Any payment made by way of cheque by Thompson, or by the Depositary on behalf of Thompson, Acquireco or Parent pursuant to the Arrangement that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the Final Proscription Date, and any right or claim to payment hereunder that remains outstanding on the Final Proscription Date shall cease to represent a right or claim of any kind or nature and the right of any holder of In-The-Money Thompson Options to receive Option Consideration and of any Former Thompson Shareholder, Former Thompson Warrantholder or Former Quinto Rightsholder to receive the Cash Consideration, the Warrant Consideration, or the Quinto Consideration, respectively, pursuant to the Arrangement shall terminate and be deemed to be surrendered and forfeited to Acquireco or Thompson, as applicable, for no consideration.

3.9	Transfer Free and Clear

Any transfer or exchange of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens.

ARTICLE 4

RIGHTS OF DISSENT

4.1	Dissent Rights

(1)

Each Thompson Shareholder may exercise rights of dissent with respect to its Thompson Shares pursuant to and in the manner set forth in section 190 of the CBCA as modified by the Interim Order and this Section 4.1 (the “Dissent Rights”), provided that a Notice of Dissent is received by Thompson by no later than 5:00 p.m. (Eastern Time) on the Business Day that is two Business Days prior to the date of the Thompson Meeting, or, if the Thompson Meeting is adjourned or postponed, 5:00 p.m. (Eastern Time) on the Business Day that is two Business Days preceding the date of such adjourned or postponed Thompson Meeting.

(2)

Thompson Shareholders who duly and validly exercise their Dissent Rights shall be deemed to have transferred their Thompson Shares, without any further act or formality on their part, free and clear of all Liens, to Acquireco as provided in Section 2.2(2) hereof, and such Thompson Shareholders who: (i) are ultimately determined to be entitled to be paid fair value for their Thompson Shares shall be entitled to a payment of cash equal to such fair value, and will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement in respect of such Thompson Shares had such Thompson Shareholders not exercised their Dissent Rights; or (ii) are ultimately determined not to be entitled, for any reason, to be paid fair value for their Thompson Shares shall have participated and shall be deemed to have participated in the Arrangement, as at the Effective Time, on the same basis as a Thompson Shareholder who is not a Dissenting Thompson Shareholder and shall receive the Cash Consideration in respect of their Thompson Shares on the basis set forth in Article 3.

(3)

In addition to any other restrictions under section 190 of the CBCA, none of the following shall be entitled to exercise Dissent Rights: (i) Thompson Optionholders, (ii) Thompson Warrantholders; (iii) Quinto Rightsholders and (iv) Thompson Shareholders who vote in favour of the Thompson Resolution.

(4)

In no case shall Thompson, Acquireco, Parent, the Depositary, the registrar and transfer agent in respect of the Thompson Shares or any other Person be required to recognize a Dissenting Thompson Shareholder as a holder of Thompson Shares after the Effective Time and the name of each Dissenting Thompson Shareholder shall be deleted from the registers of holders of Thompson Shares as at the Effective Time as provided in Article 3.

ARTICLE 5

GENERAL

5.1	Paramountcy

From and after the Effective Time (i) this Plan of Arrangement shall take precedence and priority over any and all Thompson Shares, Thompson Options and Thompson Warrants issued prior to the Effective Time, and (ii) the rights and obligations of the registered holders of Thompson Shares, Thompson Options and Thompson Warrants, and Thompson, Acquireco, Parent, the Depositary and any trustee or transfer agent therefor in relation thereto, and any other Person having any right, title or interest in or to Thompson Shares, Thompson Options or Thompson Warrants, shall be solely as provided for in this Plan of Arrangement.

5.2	Amendment

(1)

Subject to the Sections 5.2(2), (4), (5), and (6) hereof, Thompson and Parent reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that any such amendment, modification and/or supplement must be contained in a written document which is (i) agreed to in writing by Thompson and Parent, (ii) filed with the Court and, if made following the Thompson Meeting, approved by the Court subject to such conditions as the Court may impose, and (iii) if so required by the Court, communicated to Thompson Shareholders and/or Thompson Optionholders and/or Thompson Warrantholders in the manner required by the Court.

(2)

Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Thompson or Parent at any time prior to or at the Thompson Meeting (provided that Thompson and Parent shall have consented thereto in writing), with or without any prior notice or communication, and if so proposed and accepted by the Persons voting at the Thompson Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(3)

Any amendment, modification and/or supplement to this Plan of Arrangement that is approved by the Court following the Thompson Meeting shall be effective only if (i) it is agreed to by each of Thompson and Parent, (ii) it is filed with the Court (other than amendments contemplated in Section 5.2(2) or (5) hereof, which shall not require such filing), and (iii) if required by the Court, it is consented to by holders of the Thompson Shares voting in the manner directed by the Court.

(4)

Any amendment, modification and/or supplement to this Plan of Arrangement may be made by Parent unilaterally after the Effective Date without the approval of the Thompson Shareholders, Thompson Optionholders, Thompson Warrantholders, Quinto Rightsholders or Thompson provided that it concerns a matter which, in the reasonable opinion of Parent, is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or other interests of the Former Thompson Shareholders, Former Thompson Optionholders, Former Thompson Warrantholders or Former Quinto Rightsholders contemplated by this Plan of Arrangement prior to giving effect to such amendment, modification and/or supplement.

(5)

Notwithstanding anything in this Plan of Arrangement or the Arrangement Agreement, Parent shall be entitled, at any time prior to or following the Thompson Meeting, to modify this Plan of Arrangement to increase the consideration Parent is prepared to make available to Thompson Shareholders, Thompson Optionholders, Thompson Warrantholders or Quinto Rightsholders pursuant to the Arrangement, whether or not the Thompson Board has changed its recommendation, provided that Parent shall use its commercially reasonable efforts to provide not less than one Business Day’s prior written notice of such proposal to Thompson.

(6)

Notwithstanding anything in this Plan of Arrangement or the Arrangement Agreement, no amendment, revision, update or supplement shall be made to the Plan of Arrangement that (i) would require Thompson to obtain any regulatory approval or the approval of Thompson Shareholders, Thompson Optionholders, Thompson Warrantholders or Quinto Rightsholders in respect of such amendment, revision, update or supplement other than at the Thompson Meeting, (ii) would prejudice in any material respect Thompson’s Shareholders or would result in the withdrawal or material modification of the Thompson Fairness Opinion, (iii) would impede or materially delay the consummation of the transactions contemplated by the Plan of Arrangement, or (iv) would require Thompson to take any action in contravention of applicable Law, the Charter Documents of Thompson or any material provision of any material agreement to which it is a party.

5.3	Further Assurances

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and be deemed to have occurred in the order set out herein, without any further act or formality, each of Parent and Thompson shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to implement this Plan of Arrangement and to further document or evidence any of the transactions or events set out herein. For greater certainty, Parent shall cause Acquireco to perform all of Acquireco’s obligations pursuant to this Plan of Arrangement.

Appendix “A”

Form of Promissory Note

Date: —

FOR VALUE RECEIVED the undersigned unconditionally promises to pay on demand to 7744846 Canada Inc. (the “Lender”) or anyone else who the Lender may specify at —, or such other place as the Lender may direct in writing, the sum of $— with interest calculated daily from the date of this promissory note on the outstanding balance of such sum and payable monthly on the last day of each month at the same place, both before and after demand, default and judgment, at a nominal annual rate of interest equal to one percent and with interest on overdue interest payable at the same time, place and rate.

This promissory note shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable in that Province. The undersigned waives presentment for payment, notice of dishonour, protest and notice of protest in respect of this promissory note. This promissory note shall become effective when it has been executed and delivered. Time shall be of the essence of this promissory note in all respects. This promissory note constitutes the entire agreement of the parties pertaining to the indebtedness evidenced by this promissory note and supersedes all prior agreements, understandings, negotiations and

CONSOLIDATED THOMPSON IRON MINES LIMITED

By:
Name:
Title:

EXHIBIT C

REGULATORY APPROVALS

—	Competition Act Approval

—	Investment Canada Act Approval

—	Canada Transportation Act Approval

—

MOFCOM filing with the Anti-Monopoly Bureau of the Ministry of Commerce of the People’s Republic of China, and approval thereunder to the extent required, as mutually agreed by the Parties, each acting reasonably on the advice of their respective external legal counsel qualified to practice in the People’s Republic of China

-i-